ITEM 5 (A)

                    SUBSCRIPTION AGREEMENT

                             AMONG

                     EASTMAN KODAK COMPANY

                              AND

         CPI CORP. AND CONSUMER PROGRAMS HOLDING, INC.

                              AND

                       FOX PHOTO, INC.


                     DATED AUGUST 8, 1996

                       TABLE OF CONTENTS

                                                             Page
ARTICLE I
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .1

           1.1  Definitions . . . . . . . . . . . . . . . . . . .1
           1.2  Other Definitions . . . . . . . . . . . . . . . .5

ARTICLE II
INVESTMENT AND STOCK ISSUANCE . . . . . . . . . . . . . . . . . .7

           2.1  Investment and Stock Issuance . . . . . . . . . .7
           2.2  Payment of Consideration. . . . . . . . . . . . .7
           2.3  Adjustments to Consideration. . . . . . . . . . .7

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CPARENT AND HOLDING . . . . . .8

           3.1  Organization, Power, Standing and Qualification .8
           3.2  Power and Authority . . . . . . . . . . . . . . .8
           3.3  Validity of Contemplated Transactions . . . . . .8
           3.4  Consents. . . . . . . . . . . . . . . . . . . . .9
           3.5  Purchased Stock . . . . . . . . . . . . . . . .  9
           3.6  Capitalization of Fox . . . . . . . . . . . . . .9
           3.7  Subsidiaries. . . . . . . . . . . . . . . . . . .9
           3.8  Dividends and Extraordinary Distribution. . . . 10
           3.9  Financial Statements. . . . . . . . . . . . . . 10
           3.10  Undisclosed Liabilities. . . . . . . . . . . . 10
           3.11  Absence of Certain Changes . . . . . . . . . . 10
           3.12  Title and Related Matters. . . . . . . . . . . 11
           3.13  Condition of Assets. . . . . . . . . . . . . . 12
           3.14  Real Property. . . . . . . . . . . . . . . . . 12
           3.15  Litigation . . . . . . . . . . . . . . . . . . 13
           3.16  Taxes. . . . . . . . . . . . . . . . . . . . . 13
           3.17  Compliance with Laws and Business Permits. . . 14
           3.18  Insurance. . . . . . . . . . . . . . . . . . . 14
           3.19  Employees and Labor Relations Matters. . . . . 15
           3.20  Accounts Receivable; Warranties. . . . . . . . 16
           3.21  Agreements . . . . . . . . . . . . . . . . . . 16
           3.22  Patents, Trademarks, Trade Names, etc. . . . . 17
           3.23  Leases, Licenses . . . . . . . . . . . . . . . 17
           3.24  Employee Benefits. . . . . . . . . . . . . . . 18
           3.25  Environmental Compliance . . . . . . . . . . . 20
           3.26  Bank Accounts; Powers of Attorney. . . . . . . 22
           3.27  Inventories. . . . . . . . . . . . . . . . . . 23
           3.28  Suppliers and Customers. . . . . . . . . . . . 23
           3.29  Conflicts of Interest. . . . . . . . . . . . . 23
           3.30  Services Supplied by Affiliates. . . . . . . . 24
           3.31  Disclosure . . . . . . . . . . . . . . . . . . 24

(Page numbers conform to paper copy)

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KODAK . . . . . . . . . . . . 24

           4.1  Organization, Power . . . . . . . . . . . . . . 24
           4.2  Power and Authority . . . . . . . . . . . . . . 24
           4.3  Validity of Contemplated Transactions . . . . . 25
           4.4  Nature of Purchase. . . . . . . . . . . . . . . 25
           4.5  Accredited Investor . . . . . . . . . . . . . . 25
           4.6  Access to Information . . . . . . . . . . . . . 25
           4.7  Consents. . . . . . . . . . . . . . . . . . . . 25

ARTICLE V
PRECLOSING COVENANTS OF CPI AND FOX . . . . . . . . . . . . . . 26

           5.1  Access. . . . . . . . . . . . . . . . . . . . . 26
           5.2  Conduct of Business . . . . . . . . . . . . . . 26
           5.3  Amendments to Certificate of Incorporation and
           By-laws. . . . . . . . . . . . . . . . . . . . . . . 27
           5.4  Working Capital . . . . . . . . . . . . . . . . 28
           5.5  Indebtedness; Intercompany Accounts.. . . . . . 28
           5.6  Certain Asset Sales . . . . . . . . . . . . . . 28
           5.7  No Shopping . . . . . . . . . . . . . . . . . . 28
           5.8  Consents. . . . . . . . . . . . . . . . . . . . 29
           5.9  Pre-audit Inventory . . . . . . . . . . . . . . 29
           5.10  Transfer and Lease of the Glendale Facility. . 29
           5.11.  Permit Transfer Requirements. . . . . . . . . 29
           5.12  CPI Software License Agreement . . . . . . . . 29

ARTICLE VI
OTHER COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 30

           6.1  HSR Filing. . . . . . . . . . . . . . . . . . . 30
           6.2  Real Estate Transfer and Environmental Transfer
           Laws . . . . . . . . . . . . . . . . . . . . . . . . 30
           6.3  Public Announcements. . . . . . . . . . . . . . 30
           6.4  Taxes . . . . . . . . . . . . . . . . . . . . . 32
           6.5  Confidentiality . . . . . . . . . . . . . . . . 33
           6.6  Notification of Certain Matters . . . . . . . . 33
           6.7  Good Faith Cooperation. . . . . . . . . . . . . 33
           6.8  Insurance Proceeds. . . . . . . . . . . . . . . 34
           6.9  Transferred Employees . . . . . . . . . . . . . 34
           6.10  Replacement of Benefit Plans . . . . . . . . . 34
           6.11  Guarantee of Affiliate Obligations . . . . . . 34

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . 34

           7.1  Conditions to Obligation of Kodak to Close. . . 34
           7.2  Conditions to Obligations of Fox and CPI to
           Close. . . . . . . . . . . . . . . . . . . . . . . . 36

(Page numbers conform to paper copy)

ARTICLE VIII
THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . 38

           8.1  Time and Place. . . . . . . . . . . . . . . . . 38
           8.2  Conduct of Closing. . . . . . . . . . . . . . . 38

ARTICLE IX
SURVIVAL AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . 40

           9.1  Survival of Representations, Warranties and
           Covenants. . . . . . . . . . . . . . . . . . . . . . 40
           9.2  Indemnification by CParent. . . . . . . . . . . 40
           9.4  Procedure . . . . . . . . . . . . . . . . . . . 41
           9.5  No Subrogation. . . . . . . . . . . . . . . . . 42
           9.6  No Consequential Damages. . . . . . . . . . . . 42
           9.7  Limitations on Indemnification. . . . . . . . . 42

ARTICLE X
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 42

           10.1  Events of Termination. . . . . . . . . . . . . 42
           10.2  Consequences of Termination. . . . . . . . . . 43

ARTICLE XI
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 43

           11.1  Entire Agreement; Amendments . . . . . . . . . 43
           11.2  Headings and References. . . . . . . . . . . . 43
           11.3  Severability . . . . . . . . . . . . . . . . . 44
           11.4  Expenses . . . . . . . . . . . . . . . . . . . 44
           11.5  Notices. . . . . . . . . . . . . . . . . . . . 44
           11.6  Waiver; Consents . . . . . . . . . . . . . . . 46
           11.7  Assignment . . . . . . . . . . . . . . . . . . 46
           11.8  Governing Law; Jurisdiction. . . . . . . . . . 46
           11.9  Parties in Interest. . . . . . . . . . . . . . 47
           11.10  Counterparts. . . . . . . . . . . . . . . . . 48

(Page numbers conform to paper copy)

SCHEDULES

           6.9   Transferred Employees
           9.2   Indemnified Liabilities
           11.4  Expenses

EXHIBITS

           A.    Amended and Restated By-laws of Fox
           B.    Amended and Restated Certification of
                  Incorporation of Fox
           C.    Consulting Agreement between Programs and Fox
           D.    Employment Agreement between Fox and deBuhr
           E.    Services Agreement between Programs and Fox
           F.    Services Agreement between Kodak and Fox
           G.    Stockholders' Agreement among Fox, CPI and Kodak
           H.    Trademark License Agreement from Kodak to Fox
           I.    CPI Trademark License Agreement from CPI
                  Affiliates to Fox
           J.    Kodak Patent License Agreement
           K.    CPI Software License Agreement
           L.    Working Capital Note
           M.    Opinion of Counsel to CPI, Fox and the
                  Subsidiaries
           N.    Opinion of Counsel of Kodak

                     SUBSCRIPTION AGREEMENT


           This Subscription Agreement is made this 8th day of August, 1996 by and among Eastman Kodak Company ("Kodak"), a New Jersey corporation, and CPI Corp. ("CParent"), a Delaware corporation, and Consumer Programs Holding, Inc. ("Holding"), a Delaware corporation (CParent and Holding are sometimes collectively referred to herein as "CPI"), and Fox Photo, Inc. ("Fox"), a Delaware corporation.

            CPI desires to consolidate its consumer photofinishing business, directly and indirectly, in Fox and to cause Fox to sell newly issued shares of the common stock of Fox to Kodak and Kodak desires to acquire a majority interest in Fox, all on the terms and conditions set forth in this Agreement.

           The parties hereto agree as follows:

                           ARTICLE I

                          DEFINITIONS

           1.1  Definitions.   As used in this Agreement, terms
defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.

                 "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

                 "Agreement" means this Agreement, the Disclosure
Letter, and all schedules and Exhibits hereto, as the same may from time to time be amended as provided herein.

                 "Amended By-laws" means the amended and restated by-laws of Fox, substantially in the form of Exhibit A.

                 "Amended Certificate of Incorporation" means the amended and restated certificate of incorporation of Fox, substantially in the form of Exhibit B.

                 "Balance Sheet Date" means April 27, 1996.

                 "Business" means the following, all of which shall be conducted by Fox and the Subsidiaries: (a) retail photofinishing and related photoprocessing, photoimaging and image transmission operations; (b) retail sales of photographic and photoimaging products and services related to amateur photography; (c) development of systems, software and techniques to expand consumer participation in the photofinishing process as conducted by CPI principally through Fox and the Subsidiaries; and (d) sales of photographic and photoimaging products by professional portrait studios and other services related to professional photography as currently conducted by Proex Photo Systems, Inc.

                 "Business Plan" means the Business Plan of Fox agreed to by CParent, Holding, Fox and Kodak and dated the date of this Agreement.

                 "Change of Control" means (a) the failure of CParent, directly or indirectly, to own all of the issued and outstanding shares of capital stock of Holding, (b)(i) any consolidation or merger of CParent with any Person (other than a merger or consolidation in which at least a majority of the voting capital stock of CParent, or the surviving or resulting entity, if other than CParent (determined on a fully diluted basis), outstanding immediately after the effective date of such merger or consolidation is owned of record or beneficially by Persons who owned voting capital stock of CParent immediately prior to such merger or consolidation and in substantially the same proportions in which such stock was held immediately prior to such merger or consolidation), provided that the consolidation or merger is not with an entity which was a wholly-owned subsidiary of CParent immediately before the consolidation or merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of CParent; or (c) the approval of any plan or proposal for the liquidation or dissolution of CParent; or (d) any circumstance which results in any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, becoming the beneficial owner of 30% or more of CParent's then outstanding common stock (determined on a fully diluted basis), provided that such person is not a wholly-owned subsidiary of CParent immediately before it becomes such 30% beneficial owner; or (e) individuals who constitute CParent's board of directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by CParent's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by the specific vote or by approval of the proxy statement of CParent in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (e), considered as though such person were a member of the Incumbent Board.

                 "Closing" means the closing of the transactions contemplated by this Agreement on the Closing Date.

                 "Closing Date" means a date on or after the conditions specified in Article VII hereof have been satisfied or waived, but in no event later than December 31, 1996 or such other date as may be agreed to by the parties to this Agreement.

                 "Code" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended.

                 "Collateral Documents" means the Consulting
Agreement, the CPI Corp. Supply Agreement, the Employment Agreement, the Fox Supply Agreement, the Services Agreement-Kodak, the Services Agreement-Programs, the Stockholders' Agreement, the CPI Trademark License Agreement, the Kodak Trademark License Agreement, the Kodak Patent Agreement, the CPI Software License Agreement, and the Working Capital Note.

                 "Common Stock" means the common stock, par value
$.01 per share, of Fox.

                 "Consideration" has the meaning set forth in
Section 2.1.

                 "Consulting Agreement" means the consulting agreement between Fox and Programs, in the form of Exhibit C.

                 "CPI Corp. Supply Agreement" means the supply agreement between Kodak and CParent dated the date of this Agreement.

                 "CPI Software License Agreement " means the software license agreement from CPI Research and Development
Inc. to Fox in the form of Exhibit K, to be executed from time to time pursuant to Section 5.12.

                 "CPI Trademark License Agreement " means the trademark license agreement from CPI Research and Development Inc. and Programs to Fox granting to Fox a royalty free, non-exclusive license to certain trademarks in the form of
Exhibit I.

                 "CPI's Knowledge" means the knowledge of only those individuals listed on Schedule 1.1.

                 "DGCL" means the Delaware General Corporation
Law.

                 "Disclosure Letter" means the letter from CPI to Kodak dated the date of this Agreement and containing the Schedules receipt of which is acknowledged by Kodak.

                 "Employment Agreement" means the assignment by Programs to Fox of certain rights and obligations under the employment agreement between Programs and Theodore J. deBuhr
II, substantially in the form of Exhibit D.

                 "ERISA" means the Employee Retirement Income
Security Act of 1974 and all regulations promulgated thereunder, as the same have from time to time been amended.

                 "Extraordinary Distribution" means the
distribution from Fox payable to Holding in the amount of any Adjustment in favor of Fox.

                 "Fox Supply Agreement" means the supply
agreement between Kodak and Fox dated the date of this Agreement.

                 "GAAP" means generally accepted U.S. accounting principles, as in effect from time to time.

                 "Income Tax" or "Income Taxes" means any Taxes measured, in whole or in part, by net or gross income or profits together with any interest, penalties or additions to Tax.

                 "Indemnified Liability" means any liability or obligation incurred with respect to the items described on schedule 9.2.

                 "Kodak's Designated Representative" means David
Biehn and such other persons as Kodak may designate by notice to CPI to give certain notices and consents under this Agreement.

                 "Kodak Patent License Agreement" means the patent license agreement from Kodak to Proex Photo Systems, Inc. in the form of Exhibit J.

                 "Kodak Trademark License Agreement" means the trademark license agreement from Kodak to Fox granting to Fox a royalty free, non-exclusive license to certain Kodak trademarks in the form of Exhibit H.

                 "LIBOR" means the rate per annum (rounded to the nearest 1/100 of 1%) quoted at approximately 11:00 a.m. Greenwich mean time, or as soon thereafter as practicable on the date two business days prior to the Closing Date to leading banks in the London interbank market of dollar deposits having a term of two months.

                 "Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

                 "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured on an after-tax basis and after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

                 "Material Adverse Effect" means an effect which is materially adverse to the value, or the results of operations, financial condition or prospects, of the specified
Person or the Business, as applicable.

                 "Net Worth" means total assets minus current liabilities, as those terms are determined under GAAP, excluding any obligations of Fox or the Subsidiaries to CPI and its Affiliates; provided, however, that any calculation of Net Worth shall exclude the Consideration, the Working Capital Loan, any Extraordinary Distribution and the assets and liabilities attributable to (including, without limitation, any proceeds from and any liabilities retained pursuant to the sale thereof) any retail units sold pursuant to Section 5.6 between the date hereof and the Closing Date.

                 "PBGC" means the Pension Benefit Guaranty
Corporation.

                 "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof or any other entity.

                 "Premises" means the facilities owned, leased or licensed by Fox or the Subsidiaries, all of which are identified on Schedule 3.14.

                 "Programs" means Consumer Programs Incorporated.

                 "Schedule" or "Schedules" means the appropriate schedule of the Disclosure Letter delivered to Kodak by CPI simultaneously with the execution of this Agreement.

                 "Services Agreement - Programs" means the
Services Agreement between Fox and Programs and CParent pursuant to which CParent and its Affiliates will provide certain services to Fox, in substantially the form annexed as Exhibit E.

                 "Services Agreement - Kodak" means the Services
Agreement between Fox and Kodak pursuant to which Kodak will provide certain services to Fox, in substantially the form annexed as Exhibit F.

                 "Stockholders' Agreement" means the
Stockholders' Agreement among CParent, Holding, Kodak and Fox with respect to Fox, in the form of Exhibit G.

                 "Subsidiaries" means those Persons listed on
Schedule 3.7.

                 "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

                 "Transactions" means the transactions
contemplated by this Agreement, including the Exhibits hereto, including, without limitation, the purchase by Kodak of the Purchased Shares, the repayment of certain intercorporate indebtedness from Fox to Holding with the Consideration, and the Extraordinary Distribution.

                 "Working Capital Note" means the promissory note in the form attached hereto as Exhibit L representing the $4,000,000 working capital loan from Programs to Fox.

           1.2 Other Definitions. Each of the following terms is defined in the Section referred to below:

                 "Adjusted Consideration" as defined in Section
                    2.1.
                 "Adjustment" as defined in Section 2.3.
                 "Antitrust Division" as defined in Section 6.1. "Benefit Plans" as defined in Section 3.24. "Business Financial Statements" as defined in
                    Section 3.9.
                 "CERCLA" as defined in Section 3.25.
                 "Claim" as defined in Section 9.4.
                 "Closing Proforma Balance Sheet" as defined in
                    Section 2.3.
                 "Confidential Information" as defined in Section
                    6.5.
                 "Contracts" as defined in Section 3.21.
                 "Dividend Note" as defined in Section 3.8.
                 "Environment" as defined in Section 3.25.
                 "Environmental Laws" as defined in Section 3.25. "Environmental Permits" as defined in Section
                    3.25.
                 "Expiration Date" as defined in Section 9.1.
                 "FTC" as defined in Section 6.1
                 "Former Sites" as defined in Section 3.25.
                 "HSR Act" as defined in Section 6.1.
                 "Hazardous Materials" as defined in Section
                    3.25.
                 "Hazardous Substance" as defined in Section
                    3.25.
                 "Indemnitee" as defined in Section 9.4.
                 "Indemnitor" as defined in Section 9.4.
                 "Intellectual Property" as defined in
                    Section 3.22.
                 "Licenses" as defined in Section 3.23.
                 "OSHA" as defined in Section 3.19.
                 "Permits" as defined in Section 3.17.
                 "Permitted Encumbrances" as defined in
                    Section 3.12.
                 "Pro Forma Balance Sheet" as defined in
                    Section 3.9.
                 "Provider" as defined in Section 6.5.
                 "Purchased Shares as defined in Section 2.1.
                 "RCRA" as defined in Section 3.25.
                 "Real Estate Leases" as defined in Section 3.14. "Recipient" as defined in Section 6.5.
                 "Release" as defined in Section 3.25.
                 "Taxes" as defined in Section 3.16.

                          ARTICLE II

                 INVESTMENT AND STOCK ISSUANCE

           2.1 Investment and Stock Issuance. On the terms and subject to the conditions of this Agreement, Kodak hereby subscribes to purchase from Fox 1,041 shares (the "Purchased Shares") of the Common Stock, representing 51% of the issued and outstanding shares of the Common Stock on the Closing Date, for an aggregate purchase price of Fifty-Six Million One
Hundred Thousand Dollars ($56,100,000.00) (the
"Consideration"), adjusted as provided in Section 2.3 below
(the "Adjusted Consideration") and Fox hereby agrees to issue the Purchased Shares to Kodak.

           2.2 Payment of Consideration. The Consideration shall be delivered by wire transfer in immediately available funds on the Closing Date. Fox hereby directs Kodak to deliver such Consideration to such account as Fox shall notify Kodak not fewer than three business days prior to the Closing Date.

           2.3  Adjustments to Consideration.

           The Consideration shall be increased or decreased in the event that the Net Worth of Fox and the Subsidiaries on the Closing Date is more than or less than, as the case may be, the Net Worth of Fox and the Subsidiaries shown on the Pro Forma Balance Sheet. Within five business days after the parties reach agreement on or resolution of any objections with respect to audited consolidated balance sheet of Fox and the Subsidiaries as of the Closing Date prepared as described below (the "Closing Pro Forma Balance Sheet"), Kodak shall deliver to Holding, in satisfaction of Fox's obligation to Holding pursuant to the Extraordinary Dividend, an amount equal to 51% of any increase in the Net Worth plus interest thereon at LIBOR from the Closing Date through the date of payment to the order of Fox or CPI shall contribute to Fox and Fox shall deliver to Kodak an amount equal to 51% of any decrease in the Net Worth plus interest thereon at LIBOR from the Closing Date through the date of payment to the order of Kodak (the "Adjustment"). Within 45 days after the Closing Date, CPI shall deliver to Kodak the Closing Pro Forma Balance Sheet prepared in accordance with GAAP except as set forth in notes thereto which shall be consistent with the notes to the Pro Forma Balance Sheet, together with the report of KPMG Peat Marwick LLP thereon. Kodak shall have 30 business days after receipt of the Closing Pro Forma Balance Sheet to raise any objections to the Closing Pro Forma Balance Sheet by notice to CParent. CParent and Fox shall make available to Kodak all data and financial information reasonably requested by Kodak in connection with its review of the Closing Pro Forma Balance

Sheet and full access to the books and records including the work papers of the employees and accountants of CParent and Fox, if necessary in connection with such review. Any objections to the Closing Pro Forma Balance Sheet not resolved within 10 days after notice of such objections is given by Kodak may be referred by Kodak or CParent to Deloitte & Touche LLP for resolution. The determination of such accounting firm shall be given in writing within 10 days after such referral and shall be binding on the parties.


                          ARTICLE III

                REPRESENTATIONS AND WARRANTIES
                    OF CPARENT AND HOLDING


            CParent and Holding, jointly and severally, represent and warrant, for themselves and on behalf of Fox and the Subsidiaries, to Kodak as follows:

           3.1 Organization, Power, Standing and Qualification. Each of CParent, Holding and Fox is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now
owned and operated by it.   CParent has delivered to Kodak
complete and correct copies of the Certificate of Incorporation and any amendments thereto, and the By-laws as presently in effect, of each of CParent, Holding and Fox. The Subsidiaries have been duly organized and are validly existing and in good standing in the jurisdiction of their organization. Each of the Subsidiaries has all requisite corporate or partnership, as the case may be, power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. CPI has delivered to Kodak complete and correct copies of the organizational documents of each of the Subsidiaries. Fox and each of the Subsidiaries is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing can be cured without material expense and will not result in a Material Adverse Effect on Fox and the Subsidiaries taken as a whole.

           3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of each of CParent, Holding and Fox, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Each of CParent, Holding and Fox has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Board of Directors of Fox, Holding and CParent have each duly authorized the execution and delivery of this Agreement and the performance of the transactions contemplated hereby. No approval of the stockholders of CParent or Holding is required with respect to the consummation of the transactions contemplated by this Agreement, either singly or in light of other transactions undertaken or contemplated by CParent or Holding.

           3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by CParent, Holding and Fox, the execution, delivery and performance by CParent and Fox of the Collateral Documents to which CParent or Fox is a party, and the consummation of the transactions contemplated hereby and thereby, (a) do not and will not contravene any provision of the Certificate of Incorporation or By-laws of CParent, Holding or Fox or the organizational documents of the Subsidiaries; or (b) constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease, or mortgage to which CParent, Holding or Fox or the Subsidiaries is a party or by which CParent, Holding, Fox or the Subsidiaries or any of their assets is bound, or violate any provision of law, rule, regulation, order, permit, or license to which CParent, Holding, Fox or the Subsidiaries is subject, except for (i) requirements for consents of Persons referred to in Section 3.4 of this Agreement and (ii) breaches, defaults or accelerations of agreements, contracts, indentures, leases or mortgages which, individually or in the aggregate, would not have a Material Adverse Effect on the Business.

           3.4 Consents. No permit, consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other Person on the part of any of CParent, Holding, Fox or any of the Subsidiaries is required in connection with the execution or delivery by CParent, Holding and Fox of this Agreement or the consummation of the transactions contemplated hereby other than those which have previously been obtained and those specified in
Schedule 3.4 hereto and other than such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of CPI and Fox to consummate the transactions contemplated hereby or have a Material Adverse Effect on the Business as it will be conducted immediately following the Closing Date .

           3.5 Purchased Stock. The Purchased Stock is duly authorized and, when issued and paid for as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable. At the Closing, the Purchased Stock will be free and clear of all liens and encumbrances and will not be subject to any restrictions on transfer except as set forth in this Agreement or the Stockholders' Agreement and as may be imposed under applicable federal and state securities laws.

           3.6 Capitalization of Fox. Fox's total authorized capital stock consists of 1,000 shares of Common Stock, all of which are currently outstanding and validly issued and are owned beneficially and of record by Holding, free and clear of all liens and encumbrances. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or similar rights relating to the Common Stock. There are no other classes or series of capital stock or other equity interest of Fox authorized, issued or outstanding. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

           3.7 Subsidiaries. Other than the Subsidiaries, all of the equity interests of which are owned beneficially and of record, directly or indirectly, by Fox, Fox has no subsidiaries or equity ownership in any other Person other than equity interests which have been received in bankruptcy proceedings which are not subject to mandatory assessment or capital calls. Except as listed on Schedule 3.7, there are no classes or series of capital stock or other equity interest of any of the Subsidiaries authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of each of the Subsidiaries that is a corporation and all of the issued and outstanding partnership or other equity interests of each of the Subsidiaries that is not a corporation are validly issued, fully paid and non-assessable (to the extent such concepts are relevant). There are no outstanding rights of subscription, warrants, calls, options, contracts or other similar agreements, issued or granted by Fox or any of the Subsidiaries to any third party, to purchase or otherwise acquire securities of Fox or any of the Subsidiaries. Fox directly or indirectly holds all of the equity interests in each of the Subsidiaries free and clear of all liens and encumbrances.

           3.8  Dividends and Extraordinary Distribution.   The
Board of Directors of Fox has not declared or paid since February 4, 1996 any dividend or other distribution, directly or indirectly with respect to its capital stock other than (a) the $75 million dividend declared on January 31, 1996 and paid by distribution of a promissory note (the "Dividend Note") in the original principal amount of $75,000,000 of Fox payable to Holding, dated as of January 31, 1996 and due and payable in full on January 31, 2001 with interest at the prime rate of Mercantile Bank, N.A., and (b) the Extraordinary Distribution. Each of the dividends paid pursuant to the Dividend Note and the Extraordinary Dividend were duly declared by the Board of Directors of Fox in accordance with the provisions of the DGCL.

           3.9  Financial Statements.  Attached hereto as
Schedule 3.9 is an unaudited pro forma balance sheet as of the Balance Sheet Date (the "Pro Forma Balance Sheet") and a statement of earnings before interest, taxes, depreciation and amortization for the 52 week period then ended (collectively,
the "Business Financial Statements").   The Pro Forma Balance
Sheet (including the related notes thereto), present fairly, in all material respects, the respective financial position of the Business as of its date, and the other statement included in
Schedule 3.9 (including the related notes thereto) presents fairly, in all material respects, the earnings before interest, taxes, depreciation and amortization of the Business for such 52 week period prepared in a manner consistent with the presentation of segment information for the photofinishing segment of CParent in its periodic reports filed with the Securities and Exchange Commission.

           3.10  Undisclosed Liabilities.  Except (a)
as reflected or reserved against in the Business Financial Statements, including the notes thereto, (b) for liabilities incurred in the ordinary course of business of the Business since the Balance Sheet Date and which will be reflected on the Closing Pro Forma Balance Sheet, or (c) as disclosed in
Schedule 3.10, neither Fox nor any of the Subsidiaries has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, that are material to the Business.

           3.11  Absence of Certain Changes.  Except as
described in Schedule 3.11, since the Balance Sheet Date there has not been:

                 3.11.1  Any change or event in or relating to
           the Business which individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect on the Business;

                 3.11.2  Other than in the ordinary course of
           business of the Business consistent with past practice, any sale or transfer by CPI, Fox or any of the Subsidiaries of any tangible or intangible asset used in the Business, or any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property of the Business, including equipment, or any termination or surrender of any lease, right or franchise used in the Business or any action to windup or discontinue the Business or materially reduce the business at any location where the Business is conducted;

                 3.11.3  Any declaration, setting aside, or
           payment of a distribution in respect of or the redemption or other repurchase by Fox of any stock of Fox or the Subsidiaries;

                 3.11.4  Other than in the ordinary course of
           business of the Business consistent with past practice, the grant of any increase in the compensation of officers or employees of Fox or any of the Subsidiaries (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) earning in excess of $50,000 except as set forth on Schedule 3.19;

                 3.11.5  The discharge or satisfaction of any
           material lien or encumbrance or the payment of any material liability of Fox or the Subsidiaries other than (a) as required by the terms thereof or (b) in the ordinary course of business of the Business consistent with past practice and not involving payment of more than $100,000 in the aggregate;

                 3.11.6  The making of any loan, advance, or
           guaranty to or for the benefit of any Person by Fox or any of the Subsidiaries except the creation of accounts receivable and the endorsement of customer checks in the ordinary course of business;

                 3.11.7  Any capital expenditures in excess of
           $100,000 individually or $500,000 in the aggregate;

                 3.11.8  Any transaction or conduct of the
           Business not in the ordinary course of business of the Business consistent with past practice or which has caused or may reasonably be expected to cause a decrease in the Net Worth of the Business of $100,000 or more; or

                 3.11.9  Any commitment or agreement by CPI, Fox
           or any of the Subsidiaries to do any of the foregoing.

           3.12 Title and Related Matters. Except for certain Premises as to which consents under Real Property Leases may not have been obtained from the landlord thereof as described in Section 7.1.4, the assets, properties and rights which are, or as of the Closing Date will be, owned or leased by or licensed to Fox and the Subsidiaries constitute all of the tangible and intangible property used by or necessary to Fox and the Subsidiaries in the conduct of the Business and material to the Business as now conducted at any of the Premises. Except as set forth in Schedule 3.12, Fox or one of the Subsidiaries has good and marketable title to, or a valid and binding leasehold interest in, all of the property, real and personal, and other assets used in the Business, all of which (other than properties and assets acquired since the Balance Sheet Date) are included in the Pro Forma Balance Sheet (except properties and assets sold or otherwise disposed of subsequent to the Balance Sheet Date in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, except
(a) statutory liens for property taxes not yet delinquent or payable subsequent to the date on which this representation is given and statutory or common law liens securing the payment or performance of any obligation of Fox or one of the Subsidiaries, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by
Fox   or one of the Subsidiaries; (b) the rights of customers
of Fox or one of the Subsidiaries, with respect to inventory under orders or contracts entered into by Fox and Subsidiaries in the ordinary course of business; (c) claims, easements, liens, and other encumbrances of record pursuant to filings under real property recording statutes; (d) as reflected in the Pro Forma Balance Sheet or the notes thereto; and (e) claims, liens, easements and other encumbrances that individually or in the aggregate do not exceed $10,000 and do not materially detract from the value of the property or assets subject thereof (such encumbrances being "Permitted Encumbrances").

           3.13 Condition of Assets. All Premises occupied by and equipment used by each of Fox and the Subsidiaries are in good operating condition and repair, normal wear and tear excepted, and to CPI's Knowledge, the aggregate repair and refurbishment costs which would be incurred by Fox and the Subsidiaries during the 12 months following the Closing Date to maintain such facilities in their current condition will not materially exceed historical repair costs.

           3.14 Real Property. Schedules 3.14 and 3.27 contain a list of all real property currently owned or leased or licensed by CParent or its Affiliates and used in the conduct of the Business. CPI has delivered to Kodak true and complete copies of all deeds to any real property owned by Fox or the Subsidiaries and all title reports, title insurance policies, surveys, drawings, declarations, restrictions and any leasing or brokerage contracts relating to any real property owned or leased in connection with the Business. CPI has delivered to Kodak true and complete copies of all leases and licenses to which Fox or the Subsidiaries are a party or which are for locations used in the Business, each of which is listed in
Schedule 3.14 (including any and all amendments and other modifications of such leases and licenses) (the "Real Estate Leases"). Each Real Estate Lease is valid and binding and enforceable except as enforceability may be limited by bankruptcy, insolvency or other similar laws, has not been modified or amended since the date of the last modification or amendment disclosed in Schedule 3.14 and constitutes the complete agreement with the landlord for the premises covered thereby. The rent paid under each Real Estate Lease is set forth in Schedule 3.14 and the amounts so stated are accurate to CPI's Knowledge and will not change as a result of the Transactions, except where such change will not have a Material Adverse Effect on the Business and except for transaction fees or charges of the landlords of the Premises imposed in connection with any consent contemplated under this Agreement. CPI, Fox and the Subsidiaries are not in default under any such leases except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on the Business. Except as reflected in the Pro Forma Balance Sheet or as will be reflected in the Closing Pro Forma Balance Sheet, neither Fox nor the Subsidiaries has any liability to the landlords or other parties thereto pursuant to the Real Estate Leases for any period prior to the Closing Date. All property listed in Schedule 3.14 (including improvements thereon) is in satisfactory condition and repair consistent with its present use and is available for immediate use in the conduct of the Business. To CPI's Knowledge, each landlord under the Real Estate Leases has performed all construction, repairs, alterations, decorating or other work due to be performed thereunder. None of the Premises violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction except for such violations that would not individually or in the aggregate have a Material Adverse Effect on the Business. The retail locations where the Business is conducted consists exclusively of the Premises.
Each such location is fully operational and business is conducted at each such location in the ordinary course. Except as set forth on Schedule 3.11, no action has been commenced by CPI, Fox or the Subsidiaries to wind-up, discontinue or materially reduce the business at any such location or to surrender all or any substantial part of, or to notify the landlord under any Real Estate Lease of nonrenewal, or failure to exercise any option to renew, the Real Estate Lease in respect of such location.

           3.15 Litigation. Except as set forth in Schedule 3.15, there are no actions, suits, proceedings, orders, grievance procedures, investigations or claims pending by or against or, to CPI's Knowledge, threatened against Fox or the Subsidiaries or the Business, or affecting any of their or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality where the amount claimed or in dispute is greater than $5,000 individually or $50,000 in the aggregate; and none of Fox, the Subsidiaries nor the Business are subject to, or in default of, any outstanding order, writ, injunction, judgment or decree of any court or governmental or regulatory authority.

           3.16  Taxes.  Except as set forth in Schedule 3.16,
(a) CPI, Fox and the Subsidiaries have paid or adequately reserved on the Pro Forma Balance Sheet for all material Taxes (as defined below) required to be paid by Fox or the Subsidiaries through the Balance Sheet Date including those resulting from any completed audits, and have paid or shall timely pay any material Taxes required to be paid by Fox or the Subsidiaries after the Balance Sheet Date and on or before the Closing Date (unless the payment of such Taxes is being contested by CPI, Fox or the Subsidiaries in good faith),
(b) CPI, Fox and the Subsidiaries have filed all material Tax Returns relating to Fox or the Subsidiaries that they are required to file through the date hereof and shall, on or before the Closing Date, prepare and file, consistent with prior years in all material respects, all material Tax Returns relating to Fox or the Subsidiaries that they are required to file after the date hereof and on or before the Closing Date,
(c) no penalties or other charges are, or to CPI's Knowledge will become, due with respect to the late filing of any Tax Return relating to Fox or the Subsidiaries, (d) neither CPI, Fox nor the Subsidiaries are currently being audited by any taxing authority with respect to tax liabilities of Fox or the Subsidiaries and, to CPI's Knowledge, no audit with respect to tax liabilities of Fox or the Subsidiaries has been threatened,
(e) no extension of time with respect to any date on which any Tax Return relating to Fox or the Subsidiaries was or is to be filed by CPI, Fox or the Subsidiaries is in force as of the date hereof, (f) no waiver or agreement by CPI, Fox or the Subsidiaries is in force as of the date hereof for the extension of time for the assessment or payment of any Tax relating to Fox or the Subsidiaries, (g) CPI, Fox and the

Subsidiaries have not agreed and are not required to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise, (h) Fox is not a party to any agreement that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of section 280G of the Code, and (i) Fox is not a party to nor bound by, nor has any obligation under, any tax sharing or similar agreement. "Taxes" shall mean any taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof, any interest, penalties or additions attributable thereto, and any obligation to pay a pro rata portion of any real estate taxes or assessments under Real Property Leases.

           3.17 Compliance with Laws and Business Permits. Each of CPI, Fox and the Subsidiaries is in substantial compliance with all material laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, in the conduct of the Business or otherwise, the enforcement of which, if such entity were not in compliance therewith, would have a Material Adverse Effect on the Business. None of CPI, Fox or the Subsidiaries has received any notice of any asserted failure by such to comply with such laws, statutes, ordinances, regulations, orders, judgments or decrees. Fox and the Subsidiaries hold all business permits, certificates and other licenses or authorizations ("Permits") necessary for the ownership and conduct of the Business in each jurisdiction where the Business is currently conducted and all such Permits are in full force and effect except where the failure to hold such Permits in full force and effect will not, individually or collectively, have a Material Adverse Effect on the Business. Except as set forth on Schedule 3.17, the consummation of the Transactions will not result in the cancellation, termination or revocation of any such Permits or require the issuance of any new Permits.

           3.18 Insurance. CPI, Fox or the Subsidiaries maintains general liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers' compensation, disability and other forms of insurance with reputable and financially responsible insurers covering the Business and its assets and employees with such coverages and in such amounts as are (a) prudent and comparable to others in similar businesses, (b) equal to or in excess of such coverages or amounts required by law, and (c) in compliance with applicable Real Estate Leases and other applicable agreements.
Schedule 3.18 contains a true and complete list of each insurance policy currently involving the Business or its assets, each of which will be maintained by CPI, Fox and the Subsidiaries to the Closing Date. Schedule 3.18 also contains an accurate description of the status, as of the date indicated, of pending claims thereunder involving the Business or its assets. Neither CPI, Fox nor the Subsidiaries nor any of their Affiliates has received any notice with respect to the cancellation, revocation or limitation of any such policy.

           3.19  Employees and Labor Relations Matters.

                 3.19.1 Schedule 3.19 contains: (a) a list of all employees of the Business whose 1995 or expected 1996 annual compensation, together with any incentive compensation, equals or exceeds or will equal or exceed, as the case may be, $50,000; (b); the names, title, and current salaries of all officers of Fox and the Subsidiaries; (c) the names of all directors of Fox and the Subsidiaries; (d) the wage rates (or ranges, if applicable) for each class of exempt and nonexempt, salaried and hourly employees of Fox and the Subsidiaries, all of whom have worked for the Business for at least 80% of their time during the past six months; (e) all scheduled increases in compensation or bonuses for all persons at a level above the district manager level; (f) all scheduled employee promotions for all persons at a level above the district manager level;

                 3.19.2  Each of Fox and the Subsidiaries has
           complied in all material respects with all labor and employment laws, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, Americans With Disabilities Act, the Family and Medical Leave Act and the payment of social security and other taxes and at the Closing Date none of the employees of Fox will be receiving short-term disability, long-term disability or retirement benefits from Fox;

                 3.19.3  There is no unfair labor practice
           charge, grievance, complaint or other action against Fox or the Subsidiaries pending or, to CPI's Knowledge, threatened before the National Labor Relations Board or otherwise, and neither Fox nor the Subsidiaries is subject to any order to bargain by the National Labor Relations Board and there is no labor strike, slow down, work stoppage or lockout with respect to any employee of the Business;

                 3.19.4  To CPI's Knowledge, except as set forth
           on Schedule 3.19, no employee of Fox or the Subsidiaries is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with persons other than CPI or Fox or the Subsidiaries relating to the Business.

                 3.19.5 None of Fox nor any of the Subsidiaries is a party to any collective bargaining agreements with any labor union or other representative of employees, including local agreements, amendments, supplements, letters and memoranda of understanding of all kinds.

                 3.19.6 Except as set forth on Schedule 3.19, no employee of the Business, Fox or the Subsidiaries has filed any claim or notice of claim under the Equal Employment Opportunity Act of 1972, as amended, or comparable state laws which has not been finally resolved.

                 3.19.7  Except as set forth on Schedule 3.19,
           there are no pending claims by an employee of the Business with respect to workers' compensation matters.

                 3.19.8 There is no charge, complaint or other action pending against Fox or the Subsidiaries, or to CPI's Knowledge, any investigation commenced or threatened against Fox or the Subsidiaries with respect to the Occupational Safety and Health Act or comparable state laws ("OSHA").

     3.20 Accounts Receivable; Warranties. The Accounts Receivable reflected on the Pro Forma Balance Sheet, and those arising in the course of the Business since the Balance Sheet Date, have arisen in the ordinary course of business and represent sales actually made to non-Affiliates and are not subject to returns, credits, allowances or adjustments, and Fox and the Subsidiaries believe that such accounts receivable are fully collectible net of reserves set forth on the Pro Forma Balance Sheet in accordance with GAAP. Except as set forth in
Schedule 3.20, to CPI's knowledge no account receivable with a value in excess of $5,000 that is being contested or disputed by the obligor thereon. Except as set forth on Schedule 3.20, the Business does not provide any written or implied warranties on its goods or services and any such warranty obligation is reflected on the Pro Forma Balance Sheet in accordance with GAAP.

     3.21 Agreements. Set forth in Schedule 3.21 are complete and accurate lists of the following documents (the
"Contracts"), true and complete copies of which CPI has delivered to Kodak, in all cases other than contracts, agreements or understandings to which Kodak is a party:

               (a)  all indentures, mortgages, agreements,
           contracts, arrangements, commitments, instruments, understandings or obligations, oral or written, of each of Fox and the Subsidiaries, which are to be performed by any party in whole or in part on or after the Closing Date, which involve payments to or
           from Fox   and the Subsidiaries in amounts greater
           than $50,000 annually or extending more than twelve months after the date of this Agreement and in each case which is not terminable without penalty within 30 days;

              (b)        all employee bonus, incentive,
           compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations or agreements of each of Fox and the Subsidiaries in effect or under which any amounts remain unpaid on the Closing Date or are to become effective after the Closing Date;

               (c) all employment and consulting contracts not terminable at will without penalty to which any of Fox and the Subsidiaries is a party;

               (d) any agreement limiting the freedom of any of Fox or the Subsidiaries to compete in any line of business or with any Person, or limiting the freedom of any other Person to compete with Fox or the Subsidiaries;

             (e)  the amounts and terms of all loans or
           advances, other than allowances for travel advanced in the ordinary course of business, by any of Fox and the Subsidiaries to any of Fox and the Subsidiaries or their Affiliates or to any of the employees of any of Fox and the Subsidiaries; and

           (f)  a summary of the anticipated terms and
           conditions of any item currently being negotiated by or on behalf of any of Fox and the Subsidiaries which would upon completion be included within the scope of paragraphs (a) through (e) of this Section 3.21.

           Except as set forth in Schedule 3.21, there is no actual default or claimed or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of Fox or any Subsidiary in the performance of any obligation to be performed or paid by it under any Contract listed in Schedule 3.21, except as would not result in a Material Adverse Effect on the Business.

     3.22  Patents, Trademarks, Trade Names, etc.   Set forth
on Schedule 3.22 is a list of all patents and patent applications and all registered trademarks, tradenames, service marks and copyrights and all material unregistered trademarks, tradenames, service marks and copyrights used by Fox or the Subsidiaries in the Business and a description of all trade secrets, software and other proprietary rights material to the Business, whether owned or licensed (collectively, "Intellectual Property"), indicating, with respect to each item of Intellectual Property, the owner thereof as reflected in CPI's records and, if applicable, the name of the licensor and licensee thereof. Except as set forth on Schedule 3.22, the Intellectual Property shown on Schedule 3.22 as owned by Fox or the Subsidiaries is owned free and clear of any and all security interests, liens, pledges, charges, claims or encumbrances of any kind or character except for Permitted Encumbrances. Except as set forth in Schedule 3.22, none of Fox or the Subsidiaries has or uses any, and has not applied for and is not licensed to use any, material intellectual property right. The use of the Intellectual Property by the Business does not infringe on any patents, registered trademarks or registered copyrights or, to CPI's Knowledge, any other rights of any Person, and no Person has notified CPI, Fox or the Subsidiaries that it has any claim with respect thereto. To CPI's Knowledge, no activity in which the Business is engaged or product which the Business sells, or advertising that it employs, or use of any of the Intellectual Property by Fox or the Subsidiaries, breaches, violates, infringes or interferes with any rights of any third party or, except for the payment of computer software licensing fees, requires payment for the use of any patent, tradename, trade secret, trademark, copyright or other intellectual property right or technology of another Person. The officers of CPI or Fox or the Subsidiaries listed on Schedule 3.22 have entered into valid and binding agreements assigning to CParent, Fox or one of the Subsidiaries solely and exclusively all right, title and interest in and to the Intellectual Property. Except as set forth in Schedule 3.22, neither CPI nor any of its Affiliates has granted rights to manufacture, produce, assemble, market, license or sell any products invented, developed or designed by CPI or its Affiliates which are used in the Business.

     3.23 Leases, Licenses. Schedule 3.23 contains a list and brief description of all franchises, licensing agreements and leases of (or other arrangements for the use of) any item of personal or intangible property (including, without limitation,
the Intellectual Property) to which any of Fox   and the
Subsidiaries is a party which involve payments to or from Fox or the Subsidiaries (a) in amounts greater than $50,000 annually or (b) extending more than twelve months after the date of this Agreement except for prepaid software license agreements where Fox or the Subsidiaries is the licensee and where the software is mass-marketed personal computer software (collectively, the "Licenses"). Each of Fox and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases under which it is now operating. All of the Licenses are valid and subsisting, and there are no existing defaults or events of default by Fox or its Subsidiaries or events which with notice or lapse of time or both would constitute defaults by Fox or its Subsidiaries, the consequences of which would permit the acceleration of payments due under or the termination of any of the Licenses, except for such defaults or events of default that would not have a Material Adverse Effect on the Business. None of Fox and the Subsidiaries have given or received any notice of any claimed default with respect to any of the Licenses.

     3.24 Employee Benefits. Schedule 3.24 lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by CPI, Fox or the Subsidiaries (including health, life insurance and other benefit plans maintained for retirees). Said plans, including but not limited to all plans or arrangements that constitute "employee benefit plans" as defined in Section 3(3) of the ERISA, are sometimes collectively referred to in this section as "Benefit Plans." Access to true and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect, has been provided to Kodak. Kodak has also been provided with access to a true and complete copy of the summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan.

           3.24.1 Except as set forth on Schedule 3.24, CPI, Fox and the Subsidiaries (i) have no Affiliates that are members of the same control group of companies or trade and business or affiliated service groups or other affiliated groups defined in Code Section 414 of which CPI, Fox and the Subsidiaries are members and (ii) have not at any time been a party to any pension plan or welfare benefit plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA;

           3.24.2 Each Benefit Plan that provides medical benefits has been operated in material compliance with all requirements of Sections 601 through 609 of ERISA and
     Section 4980B of the Code, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease;

           3.24.3 Schedule 3.24 discloses, and separately indicates, each Benefit Plan maintained by CPI, Fox and the Subsidiaries that provides post-retirement medical benefits, post retirement death benefits or other post-retirement welfare benefits; access to a copy of any written description of post-retirement welfare benefits that has been provided to employees has been provided to Kodak; and access to a copy of each plan document, insurance contract or other written instrument providing for post retirement welfare benefits has been provided to Kodak, together with a description of any advance funding arrangement that has been established to fund post retirement welfare benefits;

           3.24.4 All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable,
     Section 302 of ERISA or Section 412 of the Code, have been timely made; all such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to form a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made with respect to the employees of the Business will be properly accrued and reflected on the Pro Forma Closing Balance Sheet or are disclosed on Schedule 3.24; and, except as disclosed on
     Schedule 3.24, CPI, Fox   and the Subsidiaries have funded
     or will fund each Benefit Plan in accordance with its terms through the Closing, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through the Closing;

           3.24.5 Each Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, including but not limited to the satisfaction of applicable reporting and disclosure requirements under ERISA and the Code; CPI, Fox and the Subsidiaries have filed or caused to be filed with the Internal Revenue Service annual reports on the Form 5500 series of reports for each Benefit Plan for all years and periods for which such reports were required; and each of the Benefit Plans has been administered, in all material respects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or the Code, but is not yet required to be amended to reflect such provision, it has been administered in substantial compliance with such provision;

           3.24.6  No "prohibited transaction," as defined in
     Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any Benefit Plan which could give rise to any material liability or tax under ERISA or the Code on the part of CPI, Fox and the Subsidiaries, and no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or, to CPI's Knowledge, is threatened in writing or orally against any fiduciary of any such plan;

           3.24.7 All of the Benefit Plans which are pension benefit plans have received favorable determination letters from the IRS to the effect that such plans are qualified under Sections 401(a) of the Code; and no determination letter with respect to any Benefit Plan has been revoked nor, to CPI's Knowledge, has (a) revocation been threatened, or (b) any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with
     Section 401(a)(29) of the Code;

           3.24.8 To CPI's Knowledge, there have been no statements or communications made or materials provided to any employee or former employee of CPI, Fox and the Subsidiaries by any person which provide for or could be construed as a contract or promise by CPI, Fox and the Subsidiaries to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Benefit Plans;

           3.24.9 With respect to any Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to CPI's Knowledge, threatened, and, to CPI's Knowledge, no facts or circumstances exist which could give rise to any such actions, suits or claims;

           3.24.10 (a) No Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived); (b) no event or condition exists which would be deemed a reportable event within the meaning of ERISA section 4043(c) which could result in a material liability to CPI, Fox or the Subsidiaries and no condition exists which could subject CPI, Fox or the Subsidiaries to a material fine under ERISA section 4071; (c) all premium payments required to be made prior to the Closing Date to the PBGC have been or will be made prior to the Closing Date; and (d) neither CPI, Fox nor the Subsidiaries is subject to any liability to the PBGC for any Benefit Plan termination occurring on or prior to the Closing Date; and

           3.24.11 The acquisition by Kodak of the Purchased Shares will not constitute a termination of employment, severance or similar action which triggers benefit entitlement under any severance or Benefit Plan of CPI, Fox or the Subsidiaries.

     3.25 Environmental Compliance. The following terms shall have the meanings set forth below:

           "Environment" means any water, including groundwater and surface water, any land, including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

           "Environmental Laws" means all federal, state and local environmental and health and safety laws, statutes, ordinances, rules, regulations and codes relating to the protection of the Environment, including, but not limited to those laws governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, and those laws with regard to recordkeeping, notification and reporting respecting Hazardous Substances.

           "Environmental Permits" means all permits, certificates, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Premises or the conduct of the Business.

           "Hazardous Substance" means any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, without limitation, waste petroleum and waste petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants, and hazardous or toxic substances or related materials, or chemicals posing an unreasonable risk of harm to health or the environment, as regulated or defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
(42 U.S.C. Section 9601, et seq.)("CERCLA"), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.)("RCRA"), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), OSHA or any other applicable Environmental Law.

           "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

Except as set forth in Schedule 3.25 and as would not have a Material Adverse Effect on the Business:

           3.25.1(a)  None of the Premises owned or any site
     formerly owned by Fox   or any present or former
     subsidiary of Fox ("Former Sites") are being or have been used by Fox or any Affiliate of Fox in violation of any Environmental Law for the treatment, storage, generation, transportation, processing, handling or production of any Hazardous Substance, and none of such Premises or the Former Sites are being or have been used by Fox or any Affiliate of Fox for the disposal of any Hazardous Substance, or as a landfill or other waste disposal site or for military, manufacturing or industrial purposes.

           (b) None of the Premises subject to any Real Property Lease or any site formerly leased or licensed by Fox or by any present or former subsidiary of Fox are being used in violation of any Environmental Law for the treatment, storage, generation, transportation, processing, handling or production of any Hazardous Substance by Fox or the Subsidiaries or have been so used by Fox or any present Affiliate of Fox; and none of such Premises or sites are being or have been used by Fox or any present Affiliate of Fox for the disposal of any Hazardous Substance, or as a landfill or other waste disposal site or for military, manufacturing or industrial purposes.

           3.25.2  None of Fox or the Subsidiaries own or
     operate, or have owned or operated, underground storage tanks located at the Premises subject to the Real Estate

     Leases, and no underground storage tanks are located or to CPI's knowledge have been located at the owned Premises or the Former Sites.

           3.25.3 CPI has not received any written notice from any federal, state or local governmental agency or authority, or any operator, licensee or occupant of Premises alleging a Release or the threat of a Release of any Hazardous Substance on, at or from any Premises.

           3.25.4 All Environmental Permits have been obtained and are in full force and effect.

           3.25.5 To CPI's knowledge, there are no present facts or circumstances that could reasonably be expected to form the basis for the assertion of any claim against any of Fox or the Subsidiaries under any Environmental Law.

           3.25.6 There are no actions, suits, claims or proceedings pending, or to CPI's Knowledge, threatened against CPI, Fox or the Subsidiaries, which could reasonably be expected to cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (a) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged noncompliance with any Environmental Permit by Fox or the Subsidiaries, (b) the presence of any Hazardous Substance or a Release or the threat of a Release on, at or from the Premises or (c) human exposure to any Hazardous Substance, noises or related nuisances to the extent the same arise from the condition of the Premises or the ownership, use or operation thereof by Fox and the Subsidiaries.

           3.25.7  Each of Fox and the Subsidiaries is in
     compliance with all applicable Environmental Laws.

           3.25.8  None of Fox or the Subsidiaries have
     (a) received any notice of, or (b) been subject to, any administrative or judicial proceeding relating to Fox or the Subsidiaries pursuant to any applicable Environmental Law, either now or at any time during the past three years.

           3.25.9 No notices or other filings are required under any provisions of the Environmental Laws for the consummation of the Transactions.

     3.26 Bank Accounts; Powers of Attorney. Schedule 3.26 lists the names and addresses of every bank and other financial institution in which Fox or the Subsidiaries or CPI with respect to the Business maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto. Except as set forth in Schedule 3.26, none of Fox or the Subsidiaries has granted a power of attorney or similar power to act on its behalf to any other Person.

     3.27 Inventories. Schedule 3.27 contains a list of the locations other than the Premises at which the inventories of any of Fox, the Subsidiaries or the Business are located and all of the inventory is located at such locations and the Premises. The inventories of the Business (including that reflected on the Pro Forma Balance Sheet): (a) consist solely of tangible personal property of the kind regularly sold in the Business, work-in-progress, chemicals, paper and other raw materials and unused packaging and shipping supplies, is in good condition and suitable and usable or saleable in the ordinary course of business during the succeeding twelve months at the aggregate amounts reflected on the Pro Forma Balance Sheet; (b) are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement in accordance with normal practice and reasonably anticipated requirements in light of seasonal adjustments, market fluctuations in the industry and the requirements of customers of the Business; and
(c) are owned by Fox or the Subsidiaries free and clear of any liens or encumbrances or obligations to return. Such inventory is in sufficient supply, consistent with past practice and projected operations, to furnish the inventory requirements of the Business in the ordinary course of business of the Business and is not in excess of the normal purchasing patterns of the Business.

     3.28 Suppliers and Customers. Schedule 3.28 lists all suppliers other than Kodak which account for 5% or more of the purchases and all customers accounting for 5% or more of the sales of the Business. No such supplier or customer accounting for 5% or more of the purchases or sales of the Business, respectively, has cancelled or otherwise terminated, or made any written threat to any of CPI, Fox or the Subsidiaries to cancel or otherwise terminate, for any reason, including the contemplated consummation of the Transactions, its relationship with the Business, or has at any time on or after February 4, 1996, decreased materially its services or supplies to the Business (in the case of any such supplier), or its purchases of the products of the Business, or made any written claim that any product sold by the Business failed to meet any specification with respect thereto or was otherwise defective

(in the case of any such customer). None of CPI, Fox or the Subsidiaries receives any rebate or other consideration from any supplier to the Business other than Kodak which must be repaid if certain conditions are not met, except as set forth on Schedule 3.28. None of CPI, Fox or the Subsidiaries has received notice that any such supplier or customer intends to cancel or otherwise terminate its relationship with the Business or to decrease materially its services or supplies to the Business, or its purchases of the products of the Business, as the case may be. Except as set forth in Schedule 3.28, none of CPI, Fox or the Subsidiaries has established any customer club or other arrangements with respect to the Business whereby, the Business agreed to provide any goods or services for free, at a discount, with a rebate or credit or at a cost other than usual commercial terms.

     3.29  Conflicts of Interest.  Except as set forth in
Schedule 3.29, neither CPI nor any Affiliate of CPI, Fox or the Subsidiaries (a) is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, material customer or material supplier of any of Fox and the Subsidiaries; (b) owns or leases, directly or indirectly, in whole or in part, any tangible or intangible property which any of Fox and the Subsidiaries is using in a material way; or
(c) has any cause of action or other claim whatsoever against, or owes any amount to any of Fox and the Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements existing on the date hereof.

     3.30 Services Supplied by Affiliates. Except for the services listed on Schedule 3.30, the Business does not rely on CPI or its Affiliates other than Fox and the Subsidiaries for any services which (a) are material to the Business or (b) the absence of which on the Closing Date could have a Material Adverse Effect on the Business.

     3.31 Disclosure. This Agreement and the certificates and other instruments attached hereto or delivered pursuant to this Agreement and, to the extent listed or described on the Schedules, the documents and statements in writing which have been supplied by or on behalf of CPI, Fox or any of the Subsidiaries in connection with the transactions contemplated by this Agreement, when considered in their entirety, do not contain any untrue statement of a material fact, or omit a material fact necessary to make the statements contained herein or therein not misleading.

                          ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF KODAK

     Kodak represents and warrants to CPI and Fox as follows:

     4.1 Organization, Power. Kodak is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own and operate the properties and assets now owned and operated by it.

     4.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Kodak, enforceable against it in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Kodak has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Board of Directors of Kodak have duly authorized the execution and delivery of this Agreement and the performance of the transactions contemplated hereby. No approval of the stockholders of Kodak is required with respect to the consummation of the transactions contemplated by this Agreement, either singly or in light of other transactions undertaken or contemplated by Kodak.

     4.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement, the execution, delivery and performance of the Collateral Agreements to which Kodak is a party, and the consummation of the transactions contemplated hereby and thereby, (a) do not and will not contravene any provision of the Certificate of Incorporation or Bylaws of Kodak; or (b) constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease, or mortgage to which Kodak is a party, or by which Kodak or its assets is bound, or violate any provision of law, rule, regulation, order, permit, or license to Kodak is subject, where any such breaches, defaults and violations would in the aggregate have a Material Adverse Effect on Kodak.

     4.4 Nature of Purchase. Kodak is purchasing the Purchased Shares for its own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of the Purchased Shares or any part thereof, and Kodak has no present intention of selling, granting any participation in, or otherwise distributing the same. There is no contract, undertaking, agreement or arrangement with any Person for resale in connection with a distribution to any Person with respect to any of the Purchased Shares. Kodak acknowledges that the offering of the Purchased Shares pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky law, on the grounds that the offering and sale of Purchased Shares contemplated by this Agreement are exempt from registration pursuant to exceptions available under such laws, and that Fox's reliance upon such exemptions is predicated upon Kodak's representations set forth in this Agreement. Kodak acknowledges and understands that the Purchased Shares must be held for an indefinite period of time unless the Purchased Shares are subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or an exemption from such registration is available or are transferred as otherwise provided in this Agreement or the Stockholders' Agreement.

     4.5 Accredited Investor. Kodak is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

     4.6 Access to Information. Kodak acknowledges that CPI and Fox have made available to Kodak the opportunity to ask questions of, and receive answers from, and conduct due diligence meetings with management of CPI and Fox, and Kodak has had the opportunity to obtain any additional information necessary to verify the accuracy of the information provided by CPI, Fox and the Subsidiaries.

     4.7 Consents. No permit, consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other Person on the part of Kodak is required in connection with the execution or delivery by Kodak of this Agreement or the consummation of the transactions contemplated hereby other than those which have previously been obtained and the filing and consent under the HSR Act described in Section 6.1 and other than such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of Kodak to consummate the transactions contemplated hereby or have a Material Adverse Effect on the Business.

                           ARTICLE V

              PRECLOSING COVENANTS OF CPI AND FOX


     5.1 Access. Prior to the Closing or earlier termination of this Agreement, CPI, Fox and the Subsidiaries shall permit Kodak and its representatives full access during normal business hours, on reasonable prior notice, to the Premises and all of the books, records, tax returns, contracts, Intellectual Property and records of the Business, whether held or maintained by CPI, Fox or the Subsidiaries and shall furnish Kodak with copies or the opportunity to make copies of such documents or with respect to the Business as Kodak may reasonably request.

     5.2 Conduct of Business. From the date of this Agreement through the Closing Date, except as otherwise specifically set forth in this Agreement or as Kodak may otherwise approve in writing in advance, CPI, Fox and the Subsidiaries shall conduct the Business in the ordinary and usual course, consistent with past practice, and use its reasonable business efforts to preserve intact the Business and its relationships with customers, suppliers and other third parties and to assure that the representations and warranties of CPI and Fox in this Agreement are true, correct and complete at and as of the Closing Date. Except as otherwise specifically set forth in this Agreement, or with the prior written consent of a Designated Representative of Kodak, CPI and Fox covenant that they shall not nor shall they agree to:

           5.2.1 Sell, lease or transfer any asset of the Business without replacement thereof with an asset of equivalent or better kind, condition or value other than inventory sold in the ordinary course of business of the Business and as set forth on Schedule 5.2;

           5.2.2 Enter into or amend any contract of employment with any employee of the Business or change the benefits or the compensation of any employee of the Business whose annual compensation, together with any incentive compensation, equals or exceeds, $50,000 except as described on Schedule 3.19;

           5.2.3 Diminish insurance coverages for the Business from existing levels;

           5.2.4 Incur any indebtedness other than trade debt in the ordinary course of business of the Business or encumbrance on any asset of the Business other than Permitted Encumbrances;

           5.2.5 Enter into, amend, renew or amend any material provision of any Real Estate Lease, including without limitation, any provision related to rent or term, or other contract or agreement set forth on Schedules 3.21 or 3.23 or which would be required to be set forth on Schedules 3.21 or 3.23, except in the ordinary course of business of the Business and which has a term of not more than three years and an annual rent of not more than $60,000, or give any notice of cancellation or nonrenewal or fail to exercise any renewal right or option with respect thereto except as disclosed on Schedule 5.2;

           5.2.6 Maintain its books and accounts other than in material compliance with all applicable laws and in a manner consistent with the Business Financial
           Statements or make any change in its accounting principles except as required by GAAP.

           5.2.7 Amend the certificate of incorporation or by-laws by Fox, other than the Amended Certificate of Incorporation and the Amended By-laws as provided in
           Section 5.3 hereof, or the organizational documents of the Subsidiaries;

           5.2.8 Make any capital expenditures with respect to the Business in excess of $10,000 individually or $100,000 in the aggregate except as disclosed on
           Schedule 3.11;

           5.2.9 Take any actions which, individually or in the aggregate, could reasonably be expected to cause a decrease in the net worth (as such cash term is defined in accordance with GAAP) of the Business of $100,000 or more;

           5.2.10  Enter into any agreement or commitment
           for the purchase of photographic chemicals, paper or film with any person other than Kodak; or

           5.2.11  Take any action which could be
           reasonably expected to prevent or materially delay the transactions contemplated by this Agreement.

     5.3 Amendments to Certificate of Incorporation and By-laws. On or before the Closing Date, CPI and Fox will cause the Amended Certificate of Incorporation, substantially in the form of Exhibit B attached hereto, to be filed with the Secretary of State of the State of Delaware, and the Board of Directors of Fox, and Holding as the sole stockholder of Fox, will cause the amendments to the by-laws of Fox set forth in the Amended By-laws, substantially in the form of Exhibit A attached hereto to be authorized and adopted. Each of CPI and Fox covenant and agree that, on or before the Closing Date, it shall not cause any amendment to be made to the certificate of incorporation of Fox other than the amendments set forth in the Amended Certificate of Incorporation and the Board of Directors and stockholder of Fox shall not cause any amendments to be
made to the by-laws of Fox   other than the Amended By-laws.

     5.4 Working Capital. Programs shall make a one-year working capital loan to Fox on the Closing Date in the amount of $4,000,000 which shall be due and payable in full with interest at 7% per annum on the first anniversary of the Closing Date and shall be represented by the Working Capital Note.

     5.5 Indebtedness; Intercompany Accounts. The Closing Date Pro Forma Balance Sheet shall not show any indebtedness of Fox and the Subsidiaries except trade debt incurred in the ordinary course of business of the Business, $56,100,000 in indebtedness to Holding and the Extraordinary Distribution.
All amounts due from Fox or the Subsidiaries to CPI or their Affiliates, as of the Closing shall be settled at fair value (irrespective of the terms of payment) in the manner provided in this Section. At least seven days prior to the Closing Date, CPI shall prepare and deliver to Kodak a statement setting out in reasonable detail the calculation of all such amounts due based upon the latest available financial information as of such date and, to the extent reasonably requested by Kodak, provide Kodak with supporting documentation to verify the underlying charges and transactions.

     5.6 Certain Asset Sales. Kodak acknowledges that certain assets of the Business listed on Schedule 5.2 are intended to be sold by CPI and Fox prior to the Closing Date. CPI shall deliver to Kodak copies of the proposed agreements of sale on such terms and conditions as are acceptable to CPI for consent by Kodak, which consent shall not be unreasonably withheld in the event the consideration for such sale equals or exceeds the liabilities retained with respect thereto. All net proceeds of such sales shall become assets of Fox.

     5.7 No Shopping. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, neither CPI nor Fox shall, and CPI and Fox shall direct and use their best efforts to cause their Affiliates, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by CPI or
Fox) not to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries in respect of or the making of, any Acquisition Offer (as defined below) or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Offer, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Offer. CParent will notify Kodak promptly, but in no event more than forty eight hours thereafter, if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, CParent, Fox and the Subsidiaries. The term "Acquisition Offer" means any offer or proposal for the sale or exchange of any stock of Fox or any Subsidiary with or to any third party, the merger or amalgamation of any of Fox and the Subsidiaries with, or the direct or indirect disposition of a significant amount of the assets comprising the Business to any Person other than Kodak; provided, that the parties acknowledge and agree that an Acquisition Offer shall not be deemed to include any of the actions described in this sentence to the extent that they relate to CParent itself or Affiliates of CParent, in each case other than Fox and the Subsidiaries.

     5.8 Consents. CPI shall use its commercially reasonable efforts to obtain, where required by the terms of the relevant Real Estate Lease, Contract or License, consents of all requisite parties to the consummation of the Transactions so as to vest all of the benefits of the Real Estates Leases, Contracts and Licenses in Fox or the Subsidiaries as of the Closing Date. Kodak shall have the right to participate, directly or through its representatives, in the process of obtaining such consents; provided, that, except as otherwise specifically required by this Agreement, no party hereto shall be required to make any cash payment or relinquish any property or contractual rights to obtain any such consent, approval or authorization except for filing fees and fees and expenses of attorneys, accountants and other professional advisors and payments in accordance with the terms of contracts in existence as of the date hereof. The forms of consent to be obtained from landlords shall be subject to the prior approval of Kodak.


     5.9 Pre-audit Inventory. On the Sunday immediately preceding the Closing Date, CPI and Fox shall cause a physical inventory to be conducted of the inventory of the Business in connection with the preparation of the Closing Pro Forma Balance Sheet. Such inventory shall be planned and conducted in accordance with generally accepted auditing standards and shall be valued as provided in Section 3.27, provided that no value shall be attributed to any inventory with an expiration date less than six months after the Closing Date.

     5.10  Transfer and Lease of the Glendale Facility.   Prior
to the Closing Date, Fox shall transfer and assign to an Affiliate other than the Subsidiaries all of its right, title and interest in and to the real property and facility owned by Fox and located at 9900 Manchester Road, Glendale, Missouri.
At Closing, CParent shall cause such Affiliate to enter into a lease with Fox pursuant to which Fox shall lease the facility at a nominal rent and on other terms and conditions acceptable to CPI, Fox and Kodak.

     5.11.  Permit Transfer Requirements.  Within thirty
(30) days after the date of this Agreement, CPI shall deliver to Kodak a list of all notifications and filings required to prevent the cancellation, termination or revocation of any of the Permits and Environmental Permits as a result of the consummation of the Transactions.

     5.12 CPI Software License Agreement. At such time as each of the products or systems currently under development by CParent and its Affiliates and referred to as CPI Store Automation System (SAS), Photo Preview (Smart Color Choice) and Photo Proof, and CPI Photo ATM are utilized by CParent or any of its Affiliates in a commercial or production environment (i.e., other than solely for testing or evaluation purposes),
(a) CParent shall grant or shall cause CPI Research and Development, Inc. to grant to Fox and the Subsidiaries a license to use such product or system pursuant to the terms of the CPI Software License Agreement, (b) CParent shall grant or shall cause CPI Research and Development, Inc. to grant to Kodak a license to use such product or system on commercially reasonable terms and conditions, and (c) the parties shall negotiate in good faith to agree upon and add to the CPI Software License Agreement a royalty rate to be paid by Fox to CPI (i) if CParent or any of its Affiliates no longer own shares of Common Stock and (ii) if Fox sublicenses the software, provided, however, if the parties cannot agree upon either royalty rate, CParent shall remain obligated to grant or cause to be granted a license to Fox and the Subsidiaries pursuant to subsection (a) of this Section 5.12 for so long as CParent or any of its Affiliates own any shares of Common Stock.


                              ARTICLE VI

                            OTHER COVENANTS

     6.1 HSR Filing. Kodak and CParent will promptly file, or cause to be filed, with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") pursuant to the Hart-Scott-Rodino Act ("HSR Act") the Notification and Report required by the HSR Act, including all requisite documents, materials and information therefor, required by the HSR Act. Kodak, Fox and CParent shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission as is necessary under the HSR Act, and shall keep each other apprised of the status of any inquiries or requests for additional information made by any governmental authority, and shall promptly respond to any such inquiry or request. If the FTC or the Antitrust Division raises any objections to the Transactions under the antitrust laws or institutes any action or proceeding seeking to prohibit the Transactions, (a) Kodak shall cooperate and use reasonable business efforts to satisfy the objections but Kodak shall not be required to take any action which would materially diminish the ongoing benefits to Kodak of the Transactions and as contemplated in the Business Plan, in Kodak's sole judgment, or would require Kodak to effect any divestiture of assets and may terminate this Agreement as provided in Section 10.1 and (b) CParent shall cooperate and use reasonable business efforts to satisfy the objections but CParent shall not be required to take any action which would materially diminish the ongoing benefits to CPI of the Transactions and as contemplated in the Business Plan, in CParent's sole judgment, or would require CPI to effect any divestiture of assets and may terminate this Agreement as provided in Section 10.1.

     6.2 Real Estate Transfer and Environmental Transfer Laws. CPI and Fox and, if required, Kodak shall make any necessary filings with the appropriate governmental agencies required under the real estate transfer and environmental transfer laws or regulations of the jurisdictions where the Business is conducted.

     6.3  Public Announcements.

           6.3.1 Prior to the Closing, Kodak and CParent shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with, review of and consent to any public announcement by the other parties to this Agreement, issue any press release or make any public announcement with respect to the transactions contemplated in this Agreement or publicly file all or any part of this Agreement or any Collateral Document or any description thereof except as may be required by any applicable law or governmental rule or regulation (including, for this purpose, any rules of any securities exchange on which any securities of Kodak or CPI are traded), in which case such party shall (or shall cause the party required to make such disclosure to), to the extent possible, allow such other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to accept the reasonable and good faith comments of such other party. The parties intend that the initial announcement of the transactions contemplated by this Agreement shall be made by joint press release of Kodak and CParent.

           6.3.2 At or following the Closing, none of Kodak, Fox or CParent shall (and none of them shall permit any of their Affiliates to):

              (a) issue any public release or announcement concerning the operations of Fox without first allowing Kodak, Fox and CParent reasonable time to review and comment on such release or announcement and using reasonable efforts in good faith to accept the reasonable and good faith comments of such other person except as may be required by any applicable law or governmental rule or regulation (including, for this purpose, any rules of any securities exchange on which any securities of Kodak or CParent are traded), in which case such party shall (or shall cause the party required to make such disclosure to) allow such other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to accept the reasonable and good faith comments of such other party;

              (b) issue any public release or announcement or issue or distribute any document to be used in connection with the private or public sale of debt or equity securities without the prior consent of the other party if such release, announcement or document refers to such other party (or any of its Affiliates) in connection with Fox, except as may be required by any applicable law or governmental rule or regulation (including, for this purpose, any rules of any securities exchange on which any securities of Kodak or CParent are traded), in which case such party shall (or shall cause the party required to make such disclosure to), to the extent possible, allow such other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to accept the reasonable and good faith comments of such other party; or

              (c)  publicly file all or any part of this
                   Agreement or any Collateral Document or any description thereof, except as may be required by any applicable law or governmental rule or regulation (including, for this purpose, any rules of any securities exchange on which any securities of Kodak or CParent are traded), in which case such party shall (or shall cause the party required to make such disclosure to), cooperate with the other party to the extent reasonable and practicable in obtaining confidential treatment for such filing.

     6.4  Taxes.

           6.4.1  CPI shall cause each of Fox and the
Subsidiaries to be included in the consolidated federal Income Tax Returns that include CPI for all periods for which they are required to be so included, including but not limited to the period from and including February 4, 1996 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Income Tax Returns that include CParent or any Affiliate of CParent, for all periods prior to the Closing Date for which any member of Fox and the Subsidiaries is required to be so included. CPI shall prepare information (including schedules, worksheets and other data) necessary, in CPI's judgment, to include Fox or the Subsidiaries in the Income Tax Returns for such period. CParent shall timely prepare and file, or cause to be prepared and filed, all Income Tax Returns of or including Fox and its Subsidiaries for all taxable periods of Fox and the Subsidiaries ending on or before the Closing Date and pay, or cause to be paid, when due all Income Taxes relating to such Tax Returns to the extent that such Taxes have not been provided for on the Pro Forma Balance Sheet or Closing Pro Forma Balance Sheet. CPI shall be entitled to all refunds (including but not limited to interest with respect thereto) of Income Taxes received by or on behalf of Fox and the Subsidiaries relating to any period prior to the Closing Date, and Kodak shall cause Fox or the Subsidiaries to pay, to CPI any such refund (net of any Taxes attributable to the receipt of such refund) promptly after receipt thereof.

           6.4.2 CPI shall have the right and obligation to represent the interests of Fox or the Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof prior to the Closing Date. CPI shall not agree to a settlement or compromise of any such audit or proceeding without the prior written consent of Kodak (which consent shall not be unreasonably withheld).

           6.4.3 Kodak shall promptly notify CPI in writing upon receipt by Kodak or any Affiliate of Kodak of notice of any pending or threatened Tax audits or assessments of Fox or the Subsidiaries so long as any period or portion thereof prior to the Closing Date remains open to the knowledge of Kodak.
CPI shall promptly notify Kodak in writing upon receipt by CPI or any Affiliate of CPI of notice of any pending or threatened Tax audits or assessments relating, in whole or in part, to the
income, properties or operations of Fox   or the Subsidiaries.

           6.4.4 After the Closing Date, Kodak and CPI shall provide each other, and Fox shall provide CPI, with such cooperation and information relating to Fox or the Subsidiaries as either party reasonably may request in filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, all Tax Returns, schedules, work papers and other material documents relating thereto, until the seventh anniversary of the Closing Date or, if later, the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Tax Returns and other documents are offered and delivered to CPI or Kodak, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 6.4 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the
terms of this Agreement.   Notwithstanding the foregoing,
neither CPI nor Kodak, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 6.4.4; provided, however, no request shall be deemed unreasonable if made in response to the request of a taxing authority for information on documents not in the possession of the party receiving the request nor otherwise reasonably available to it.

     6.5 Confidentiality. The letter agreement with respect to confidentiality between CParent and Kodak, dated January 10, 1996, as amended, shall continue in effect pursuant to the terms thereof; provided, however, that (a) the obligations under paragraph 7 thereof shall not apply to individuals solicited by Fox for employment after the Closing Date, (b) from and after the Closing Date, "Material" (as defined therein) relating solely to Fox and the Subsidiaries or the Business shall not be subject thereto, and (c) the first sentence of paragraph 1 thereof shall be superseded in its entirety by the provisions of Section 6.3 of this Agreement.

     6.6 Notification of Certain Matters. CPI shall give prompt notice to Kodak, and Kodak shall give prompt notice to CParent, of any event, occurrence or circumstance which causes or is reasonably likely to cause: (i) any representation of CPI or Kodak, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect (provided, however, if such representation or warranty is qualified by a materiality standard such notice will be given if the representation or warranty would be violated as written) at or prior to the Closing, or (ii) CPI or Kodak, as the case may be, to fail to comply with or satisfy any covenant, condition or agreement to be satisfied or complied with by it; provided, however, the delivery of any notice under this Section 6.6 shall not constitute a waiver by the giver or recipient of any obligation or right or otherwise limit its remedies.

     6.7 Good Faith Cooperation. Kodak, Fox and CPI will cooperate and use reasonable business efforts to fulfill the conditions precedent to the Closing over which they, respectively, have control, including but not limited to securing as promptly as possible all consents, approvals, waivers and authorizations contemplated by this Agreement.

     6.8 Insurance Proceeds. CPI will promptly pay to Fox or the Subsidiaries any insurance proceeds received by CParent or its Affiliates with respect to any claims made with respect to the Business and arising after the Balance Sheet Date and prior to the Closing Date.

     6.9 Transferred Employees. Prior to the Closing, CParent and its Affiliates shall take such steps as are necessary to transfer, effective on the Closing Date, the employment of those individuals listed in schedule 6.9.

     6.10 Replacement of Benefit Plans. Prior to the Closing Date, CPI and Kodak shall use reasonable business efforts to assist Fox to establish employee benefit plans to take effect on the Closing Date covering all employees of Fox and the Subsidiaries (other than those employees of Proex Photo

Systems, Inc. covered by existing Proex Benefit Plans)
(the "Fox Benefit Plans"), to enroll all such employees and to have systems in place to administer such plans. The Fox Benefit Plans shall be developed in consultation with a consultant mutually agreed upon by Kodak and CParent and shall be consistent with the Business Plan. On the Closing Date all such employees shall cease to be covered by CParent Benefit Plans and shall be covered by the Fox Benefit Plans. Fox shall also review the Proex Benefit Plans in consultation with a consultant mutually agreed upon by Kodak and CParent and shall make any changes thereto deemed necessary or desireable to be consistent with the Fox Benefits Plans and the Business Plan.

     6.11 Guarantee of Affiliate Obligations. CParent guarantees to Fox and to Kodak the performance of the obligations of each of CParent's Affiliates under the Collateral Documents.

                          ARTICLE VII

                CONDITIONS PRECEDENT TO CLOSING


     7.1 Conditions to Obligation of Kodak to Close. The obligation of Kodak to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction or the waiver by Kodak of the following conditions on or prior to the Closing Date:

           7.1.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of CPI set forth in this Agreement shall be true and correct in all material respects (except to the extent that such representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement, as of the Closing Date as though made on and as of the Closing Date, CPI and Fox shall have performed all covenants and agreements to be performed by them under this Agreement in all material respects (except to the extent that such covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date, and CPI shall have delivered to Kodak a certificate of CParent's chief executive officer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Kodak and its counsel;

           7.1.2 HSR Waiting Period. All applicable waiting periods with respect to the HSR Act shall have expired or been terminated;

           7.1.3 Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

           7.1.4 Required Consents. Any party (other than CPI, Fox and the Subsidiaries) to any Contract, Real Estate Lease or License whose consent is required to the sale of the Purchased Shares to Kodak or to the operation of the Business after Closing as contemplated by this Agreement and the Stockholders' Agreement, shall have granted such consent; provided, that, notwithstanding the foregoing, this condition shall be deemed to have been satisfied despite CPI's inability to obtain up to 10% of the required consents with respect to the Real Estate Leases;

           7.1.5 No Material Damage to Business. The Business shall not have suffered a Material Adverse Effect and CPI shall have delivered to Kodak a certificate of its chief executive officer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Kodak and its counsel;

           7.1.6  Employment Agreement.  Consumer Programs
     Incorporated, Fox and Theodore J. deBuhr II shall have executed and delivered the Employment Agreement;

           7.1.7 Consulting Agreement. Fox and Programs shall have executed and delivered the Consulting Agreement;

           7.1.8  CPI Trademark and Software License Agreements.
     Fox, CPI Research and Development, Inc. and Programs, as applicable, shall have executed and delivered the CPI
     Trademark License Agreement and CPI Software License
     Agreement;

           7.1.9  Fox Supply Agreement.  The Fox Supply
     Agreement shall not have been terminated;

           7.1.10   CPI Corp. Supply Agreement.  The CPI Corp.
     Supply Agreement shall not have been terminated;

           7.1.11 Stockholders' Agreement. CPI and Fox shall have executed and delivered the Stockholders' Agreement;

           7.1.12 Services Agreements. Programs and Fox shall have executed and delivered the Services Agreement -
     Programs and Fox shall have executed and delivered the Services Agreement - Kodak.

           7.1.13  Amended Certificate of Incorporation and
     Amended By-laws. Fox shall have duly authorized, filed and adopted the Amended Certificate of Incorporation and Amended By-laws;

           7.1.14  Termination of Guarantees of CParent
     Indebtedness. All obligations of Fox and the Subsidiaries as guarantors or otherwise with respect to indebtedness of CParent or any of its Affiliates shall be terminated to the satisfaction of Kodak;

           7.1.15 Resignation of Officers and Directors. All officers and directors of Fox and the Subsidiaries shall have tendered their resignations;

           7.1.16  Opinion of Counsel for CPI, Fox and the
     Subsidiaries. Counsel for CPI, Fox and the Subsidiaries shall have delivered to Kodak their opinion, dated the Closing Date, in the form set forth in Exhibit M;

           7.1.17 Replacement of Benefit Plans. Fox shall have adopted Benefit Plans and any amendments to the Proex
     Benefit Plans as provided in Section 6.10, each to be effective as of the Closing Date;

           7.1.18 Working Capital Loan. Programs shall have made the loan to Fox represented by the Working Capital Note;

           7.1.19 Pre-audit Inventory. The pre-audit inventory described in Section 5.9 shall have been completed and Kodak shall have received the results thereof;

           7.1.20 Transfer and Lease of Glendale Facility. The transfer of title of the Glendale, Missouri facility described in Section 5.10 shall have been made and Fox shall have entered into a lease acceptable to it, Kodak and CPI for use of such facility; and

           7.1.21 Other Documents. CPI or Fox shall have delivered to Kodak such other documents and instruments as Kodak or its counsel may reasonable request in connection with the consummation of the transactions contemplated by this Agreement.

     7.2 Conditions to Obligations of Fox and CPI to Close. The obligation of Fox and CPI to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction or the waiver by CPI of the following conditions on or prior to the Closing Date:

           7.2.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Kodak set forth in this Agreement shall be true and correct (except to the extent that such representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement, as of the Closing Date as though made on and as of the Closing Date, Kodak shall have performed all covenants and agreements to be performed by it under this Agreement in all material respects (except to the extent that such covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date, and Kodak shall have delivered to CPI and Fox a certificate of a Vice President of Kodak to such effect, dated the Closing Date, which certificate shall be in form and substance reasonably satisfactory to CPI and Fox and their counsel;

           7.2.2 HSR Waiting Period. All applicable waiting periods with respect to the HSR Act shall have expired or been terminated;

           7.2.3 Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

           7.2.4  Kodak Trademark and Patent License Agreements.
     Kodak shall have executed and delivered the Kodak
     Trademark License Agreement and the Kodak Patent License
     Agreement;

           7.2.5  Fox Supply Agreement .  The Fox Supply
     Agreement shall not have been terminated;

           7.2.6  CPI Corp. Supply Agreement.  The CPI Corp.
     Supply Agreement shall not have been terminated;

           7.2.7 Stockholders' Agreement. Kodak shall have executed and delivered the Stockholders' Agreement;

           7.2.8 Services Agreements. Fox and Kodak shall have executed and delivered the Services Agreement - Kodak;

           7.2.9  Opinion of Counsel for Kodak.  Counsel for
     Kodak shall have delivered to CPI his opinion, dated the Closing Date, substantially in the form set forth in Exhibit N; and

           7.2.10 Other Documents. Kodak shall have delivered to CPI or Fox such other documents and instruments as CPI or Fox or their counsel may reasonable request in connection with the consummation of the transactions contemplated by this Agreement.


                         ARTICLE VIII

                          THE CLOSING


     8.1 Time and Place. The closing (the "Closing") of the transactions contemplated hereby shall be held at 10:00 a.m., at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, within five (5) days after all conditions specified in Article VII have been satisfied, or at such other time and at such other place, as shall be mutually agreed to by Kodak and CPI (the "Closing Date").

     8.2  Conduct of Closing.

           8.2.1 As to Kodak. At the Closing, Kodak shall, in exchange for the certificates for the Purchased Shares, deliver to CPI and its Affiliates or Fox as appropriate:

           (a)   The Consideration in the amount set forth in
                   Section 2.1 hereof;

           (b)   The certificate required by Section 7.2.1;

           (c) A certificate dated the Closing Date and signed on behalf of Kodak by its Secretary attaching (i) a copy of the resolutions of the Board of Directors of Kodak authorizing and approving this Agreement, the Supply Agreements and the Collateral Documents and the consummation of the Transactions and authorizing the officers of Kodak to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, (ii) certificates of good standing for Kodak, certified by the Secretary of State of New Jersey in which it was incorporated as of a date within 15 business days of the Closing Date, and (iii) specimen signatures of the incumbent officers of Kodak executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement;

           (d)   The Kodak Trademark License Agreement;

           (e)   The Kodak Patent License Agreement;

           (f)   The CPI Corp. Supply Agreement;

           (g)   The Services Agreement - Kodak;

           (h)   The Stockholders' Agreement;

           (i)   The opinion of counsel specified in
           Section 7.2.9; and

           (j) Such other documents and instruments as CPI or Fox or their counsel may reasonable request pursuant to Section 7.2.10.

           8.2.2  As to Fox and CPI.  Fox and CPI or its
     Affiliates, as appropriate shall deliver to Kodak or Fox, as appropriate:

           (a)   The stock certificates for the Purchased Shares;

           (b)   The certificate required by Section 7.1.1;

           (c)   The certificate required by Section 7.1.5;

           (d) Certificates dated the Closing Date and signed on behalf of each of CPI, Fox and the Subsidiaries by its Secretary or Assistant Secretary, attaching, as appropriate, (i) a true and correct copy of Fox's Amended Certificate of Incorporation and the organizational documents of the Subsidiaries, (ii) a true and correct copy of the Amended By-laws of Fox,
           (iii) a certificate of good standing for CParent, Holding, Fox and the Subsidiaries certified by the Secretary of State of the jurisdictions of their formation as of a date within 15 business days of the Closing Date, (iv) a copy of the resolutions of the Board of Directors of CParent, Holding and Fox authorizing and approving this Agreement, the Supply Agreements and the Collateral Documents and the consummation of the Transactions and authorizing the officers of CParent, Holding and Fox to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, and
           (v) specimen signatures of the incumbent officers of CPI or its Affiliates executing any documents executed and delivered pursuant to or in connection with this Agreement;

           (e)   The CPI Trademark License Agreement and the CPI
                 Software License Agreement;

           (f)   The Fox Supply Agreement;

           (g)   The CPI Corp. Supply Agreement;

           (h)   The Services Agreement - CPI Corp.;

           (i)   The Employment Agreement;

           (j)   The Consulting Agreement;

           (k)   The Stockholders' Agreement; and

           (l)   The opinion of counsel specified in
                  Section 7.1.16.

           (m) Such other documents and instruments as Kodak or its counsel may reasonable request pursuant to
                  Section 7.1.21.

                          ARTICLE IX

                 SURVIVAL AND INDEMNIFICATION


     9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing for the period set forth in this Section 9.1. The representations and warranties of CPI set forth in Sections 3.1, 3.2, 3.3(a), 3.5, and 3.6, shall have no expiration date; the representations and warranties in
Section 3.25 shall survive until the end of the 90th month following the Closing Date, the representations and warranties in Section 3.16 shall survive until 60 days after the statute of limitations has run for any Taxes due for periods prior to the Closing Date; the representations and warranties in Section
3.12 shall survive until the end of the 36th month following the Closing Date; the representations and warranties in
Section 3.24 shall survive, with respect to any transaction that could subject Fox or Kodak to any tax or penalty under

ERISA, until 60 days after the applicable statute of limitations has run for such transaction; and the remaining representations and warranties of CPI in this Agreement shall survive for a period of eighteen months after the Closing Date. The representations and warranties of Kodak set forth in Sections 4.1, 4.2 and 4.3(a) shall have no expiration date; and the remaining representations and warranties of Kodak shall survive for a period of eighteen months after the Closing Date. In the event notice of any claim for indemnification under
Section 9.4 shall have been given prior to midnight on the last day of the applicable survival period (the "Expiration Date"), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

     9.2 Indemnification by CParent. To the extent and in the manner herein provided, CParent shall indemnify and hold harmless Kodak, its Affiliates (including Fox), and their respective employees, directors, agents and representatives (collectively, the "Kodak Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty), (b) the failure of CPI or its Affiliates to obtain all required consents with respect to the Real Estate Leases, (c) the failure of CPI or its Affiliates to pay any transfer taxes or costs or expenses which, pursuant to Section 11.4, are the responsibility of CPI or Fox arising in connection with the transactions contemplated by this Agreement, or (d) any Indemnified Liability.

     9.3 Indemnification by Kodak. From and after the Closing Date, Kodak shall indemnify and hold harmless CPI, its Affiliates (including Fox) and their respective employees, directors, agents and representatives (collectively, the "CPI Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of any misrepresentation or breach of warranty of Kodak in this Agreement or the failure of Kodak to pay any transfer taxes, costs or expenses which pursuant to Section 11.4, are the responsibility of Kodak arising in connection with the transactions contemplated by this Agreement.

     9.4 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim ("Claim") which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article IX (the "Indemnitee") shall give written notice thereof to the party from whom indemnity is sought (the "Indemnitor"). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee's attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor. No settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed, unless Indemnitee waives any right to indemnification therefor. The Indemnitor may, with the consent of the Indemnitee, which shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment
(i) which includes, without limitation the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses. CPI and Kodak shall treat any payment under this Article IX for all Tax purposes as an adjustment of the Consideration, except to the extent such treatment is not permitted under applicable law.

     9.5 No Subrogation. If any payment is made by or Claim asserted against CParent or Kodak under the terms of this
Article IX, neither CParent nor Kodak shall have any rights against Fox or any officer or employee of Fox thereof, whether by reason of contribution, indemnification or otherwise and neither shall take any action against Fox or any officer or employee of Fox with respect thereto. Any rights which CParent may have, by operation of law or otherwise against Fox are, effective on the Closing Date, hereby expressly and knowingly waived.

     9.6  No Consequential Damages.  NEITHER ANY PARTY TO THIS
AGREEMENT NOR THEIR AFFILIATES SHALL BE LIABLE FOR INCIDENTAL
OR CONSEQUENTIAL DAMAGES SUFFERED BY A PARTY OR ITS AFFILIATES
WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS
AGREEMENT.

     9.7 Limitations on Indemnification. Notwithstanding anything herein to the contrary, each of the CPI Indemnified Parties', on the one hand, and the Kodak Indemnified Parties' on the other hand, right to indemnification shall be subject to a limit equal to $40,000,000 (the "Cap") and shall only be applicable with respect to Loss and Litigation Expense in excess of $500,000 in the aggregate (the "Threshold"); provided, however, that neither the Threshold nor the Cap shall be applicable to reduce, restrict or limit any obligation of CParent to indemnify the Kodak Indemnified Parties from and against any Loss or Litigation Expense which in any manner arises out or relates to Sections 3.16 or 6.4 or any Indemnified Liability.

                           ARTICLE X

                          TERMINATION


     10.1 Events of Termination. This Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

           10.1.1 Mutual Consent. By mutual consent of CParent and Kodak;

           10.1.2 Breach. By CPI or Kodak if the other shall have (a) materially misstated any representation or is in material breach of any warranty contained herein, or (b) materially breached any covenant, undertaking or restriction contained herein, and such misstatement or breach is not capable of being cured or has not been cured by the earlier of (y) thirty (30) days after the giving of notice to such party of such misstatement or breach or (z) the Closing Date, and the terminating party is not in breach of its material obligations hereunder;

           10.1.3  HSR Act.  By Kodak if the FTC or the
     Antitrust Division require Kodak to take any actions described in Section 6.1 (a) or by CPI if the FTC or the Antitrust Division require CParent to take any actions described in Section 6.1(b);

           10.1.4  By Either Party.  Provided that the
     terminating party is not in material default of any of its agreements hereunder, by either party if the Closing does not occur on or before December 31, 1996;or

           10.1.5 Change of Control. By Kodak, if CParent has executed an agreement with respect to or its Board of Directors has taken action to authorize, approve or recommend a Change of Control or a Change of Control has been publicly announced or has occurred;

     10.2 Consequences of Termination. In the event of termination of this Agreement pursuant to the provisions of
Section 10.1, this Agreement shall have no further effect, except for the provisions of this Section 10.2 and Sections 6.5, 11.4, 11.8, and such termination shall be without any liability on the part of any of the parties, their Affiliates and their respective directors, officers or stockholders in respect of this Agreement, except for any breach of the Agreement by such party, and termination by the other party shall be without prejudice to its rights to recover damages for any such breach by the breaching party; provided, however, in the event of termination of this Agreement pursuant to the provisions of Section 10.1.5, CPI shall, within ten days after such termination, pay all reasonable fees and expenses incurred by Kodak in connection with the Transactions.


                          ARTICLE XI

                         MISCELLANEOUS

     11.1 Entire Agreement; Amendments. This Agreement and the agreement described in Section 6.5 constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by CPI, Fox and Kodak. Each of Kodak, Fox and CPI recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

     11.2 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section, Schedule, schedule or Exhibit, unless it clearly refers to another instrument, means the specified Article, Section, Schedule, schedule or Exhibit of this Agreement.

     11.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

     11.4 Expenses. Except for CParent's obligation to CS First Boston Corporation and Kodak's obligation to Lehman Brothers Inc., neither CPI, Fox and the Subsidiaries nor Kodak has employed any broker, finder or agent in connection with the transactions contemplated hereby. The fees of CS First Boston Corporations shall be paid by CPI and the fees of Lehman Brothers Inc. shall be paid by Kodak. Certain expenses of the parties incurred in connection with the Transactions are listed on schedule 11.4, together with a designation of the share of such expenses to be borne by CParent and Kodak. CParent and Kodak will promptly provide each other with statements of amounts paid for items listed on schedule 11.4 and any reimbursements for shared costs as provided in schedule 11.4 shall be made within 10 days thereafter. Except as otherwise expressly provided herein, each of CPI and Kodak shall be responsible for its own expenses whether or not the Transactions are consummated and Fox will not be liable for any of CPI's or Kodak's expenses.

     11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telecopier):

     If to Kodak, to:

           Eastman Kodak Company
           343 State Street
           Rochester, New York 14650-0508
           Attention: David Monderer
           Director, Strategic Business Investments
           Telecopier: (716) 724-9023

     With a copy to:

           General Counsel
           Eastman Kodak Company
           343 State Street
           Rochester, New York 14650-0208
           Telecopier: (716) 724-9448

     and to:

           Nixon, Hargrave, Devans & Doyle llp    courier:
           Clinton Square                    1300 Clinton Square
           P.O. Box 1051                     Rochester, NY 14604
           Rochester, New York  14603
           Attention:  Deborah McLean Quinn, Esq.
           Telecopier:  (716) 263-1600


     If to CPI, or to Fox prior to the Closing Date, to:

           CPI Corp.
           1706 Washington Avenue
           St. Louis, Missouri  63103
           Attention: Chief Executive Officer
           Telecopier: (314) 231-8150

           With a copy to:

           White & Case
           1155 Avenue of the Americas
           New York, New York  10036
           Attention:  William F. Wynne, Jr., Esq.
           Telephone:  (212) 819-8200
           Telecopier:  (212) 354-8113


     If to Fox after the Closing Date, to:

           Fox Photo, Inc.
           1706 Washington Avenue
           St. Louis, Missouri  63103
           Attention: President
           Telecopier: (314) 231-6546

     With a copy to:

           CPI Corp.
           1706 Washington Avenue
           St. Louis, Missouri  63103
           Attention: Chief Executive Officer
           Telecopier: (314) 231-8150
     and to:

           General Counsel
           Eastman Kodak Company
           343 State Street
           Rochester, New York 14650-0208
           Telecopier: (716) 724-9448


or to such other person, address or telecopy number as any of the foregoing may have designated for that purpose by notice to the others.

     11.6 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

     11.7 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

     11.8  Governing Law; Jurisdiction.

           11.8.1 This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws, except to
     the extent the DGCL applies to Fox   and CPI  as
     corporations formed under the laws of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the U.S. District Court for the Southern District of New York in connection with any action or proceeding arising out of or related to this Agreement, unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such federal court.

           11.8.3  Each party hereby irrevocably and
     unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection which it may nor or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any federal court sitting in the Southern District of New York, (b) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding any such court and (c) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

           11.8.4 Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.5. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.

     11.9 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated by this Agreement except as expressly provided in Article IX.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.


     IN WITNESS WHEREOF, CParent, Holding, Fox and Kodak have caused this Agreement to be executed by their duly authorized officers on the date first above written.

                                 CPI Corp.

                                 By: /s/ Alyn V. Essman
                                     ---------------------------
                                 Name:   Alyn V. Essman
                                 Title:  Chairman of the Board

                                 Consumer Programs Holding, Inc.

                                 By: /s/ Jane E. Nelson
                                     ---------------------------
                                 Name:   Jane E. Nelson
                                 Title:  Secretary


                                 Fox Photo, Inc.

                                 By: /s/ Ted de Buhr
                                     ---------------------------
                                 Name:   Ted de Buhr
                                 Title:  President


                                 Eastman Kodak Company

                                 By: /s/ David Biehn
                                     ---------------------------
                                         David Biehn
                                         Senior Vice President

                         SCHEDULE 6.9

                    TRANSFERRED EMPLOYEES


1.  Theodore deBuhr II

2. Such other employees of CParent and its Affiliates as may be mutually agreed upon prior to Closing.

                         SCHEDULE 9.2

                    INDEMNIFIED LIABILITIES

1. The business conducted by CPI and its Affiliates other than the Business, including all activities relating to the headquarters operation or corporate staff of CPI and its Affiliates as they relate to business other than the Business.

2. The Benefit Plans for periods prior to the Closing Date, to the extent such obligations have not been accrued for or reserved on the Closing Pro Forma Balance Sheet.

3.   The Unassumed Sections as defined in the Employment
Agreement.

4.   The Asset Purchase Agreement between Fox and Wolf Camera,
Inc., dated April 15, 1996, as amended (other than the noncompetition covenants contained therein) and the documents and agreements executed in connection therewith.

5. Any liabilities, including for remediation, relating to any Release or violation of Environmental Laws or Environmental Permits related to the real property and facility in Glendale, Missouri described in Section 5.11, other than those which arise from contractual obligations of Kodak to Persons (other than the parties hereto) resulting from Kodak's sale of Fox in 1987.

6    Any liabilities related to the dividend declared and paid
by Fox as of January 31, 1996 and represented by the Dividend
Note and any payments, cancellations or other transactions with respect thereto.

7. Any liabilities related to the "Main Streets Portraits" experimental portrait studios which were owned by Proex Photo
Systems, Inc. prior to the date of this Agreement.

8. Any liabilities, including for remediation, relating to any Release or violation of Environmental Laws or Environmental Permits arising out of the matters referred to on Schedule 3.25 to the extent not reserved on the Closing Pro Forma Balance Sheet.

9. Any liabilities with respect to Proex's termination of or failure to comply with rights of first refusal under the agreement between Proex and PRS, Inc./Trebla for periods after June 30, 1997.

                       SCHEDULE 11.4

                         EXPENSES

                             Estimated
Description                  Amount       Kodak Share   CPI Share
1. Environmental Audit       $50,000      Balance       $25,000

2. Coopers Lybrand review    $25,000      50%           50%
    of Store Automation
    System

3. Payments to Landlord                   50%           50%
    to obtain consents

4. Payments to governmental               50%           50%
    agencies to transfer
    Business Licenses and
    Permits (including
    environmental)

5.  Fees for preparation of               0             100%
     Closing Pro Forma
     Balance Sheet

6.  Fees for review of                    100%          0
     Closing Pro Forma
     Balance Sheet

7.  Fees to Deloitte &                    50%           50%
     Touche to resolve
     objection to Closing
     Pro Forma Sheet

8.  UCC Searches             $20,000      50%           50%

9.  HSR                      $45,000      50%           50%

10. Payments to licensors                 0             100%
     to obtain consents to
     assignment of Software
     Licenses on Schedule
     3.22 or for new
     licenses or permission
     to run software for
     the Business


                                                      EXHIBIT A
                     AMENDED AND RESTATED
                            BY-LAWS
                              OF
                        FOX PHOTO, INC.


                           ARTICLE I
                         SHAREHOLDERS


          Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and the transaction of other business as may come before the meeting shall be held each year on such day and at such hour in the month of March, as shall be fixed by the Board of Directors.

          Section 2. Special Meetings. A special meeting of the stockholders may be called at any time by any stockholder or by the Board of Directors or President and shall be held on such day and at such hour as is fixed in the call of the meeting.

          Section 3.  Place of Meetings.  Meetings of
stockholders shall be held at the principal office of the Corporation or at such other place, within or without the State of Delaware, as may be fixed by the Board of Directors.

          Section 4.  Notice of Meetings.  Whenever
stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called and shall indicate who called the meeting. A copy of the notice of any meeting shall be given, personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at the meeting. Any meeting may be held without notice if all stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing by all such stockholders either before or after the meeting.

          Section 5. Quorum. At each meeting of stockholders, the holders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business, provided, however, at any time during the effectiveness of the Stockholders' Agreement ("Stockholders' Agreement") among Eastman Kodak Company ("Kodak"), CPI Corp.("CPI"), Consumer Programs Holding, Inc. ("Holding") and the Corporation, dated the Closing Date (as such term is defined in the Subscription Agreement among the same parties, dated August __, 1996) when a special meeting is held at which action specified in Section 5.2 of the Stockholders' Agreement will be considered, quorum shall mean 2/3 of the shares entitled to vote thereat.

          Section 6. Voting. At each meeting of stockholders, every stockholder of record shall be entitled to cast one vote for every share of stock standing in her or his name on the books of the Corporation on the record date. All matters shall be determined by a majority of the votes cast, except as otherwise provided by law, these By-Laws or the Certificate of Incorporation, provided, however, at any time during the effectiveness of the Stockholders' Agreement when an action specified in Section 5.2 thereof will be considered, such matter shall be decided by the vote of all of the shares entitled to vote thereat.

          Section 7. Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and except as otherwise provided by the By-laws or the Certificate of Incorporation; provided, however, at any time during the effectiveness of the Stockholders' Agreement when an action specified in Section 5.2 thereof is being acted upon the consent shall be signed by the holders of outstanding stock holding all of the shares entitled to vote thereat and provided further, however, that nothing in this Section 7 shall authorize the nomination, election or removal of directors other than in accordance with the provisions of Section 4 of the Stockholders' Agreement. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          Section 8. Organization of Meetings. Meetings of the stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in the Secretary's absence, an Assistant Secretary, if present, shall act as Secretary of the meeting.

          Section 9.  Certain Approvals.  At any time during
the effectiveness of the Stockholders' Agreement, the approval of the matters set forth in Section 5.2 thereof shall be subject to the approval requirements set forth in such
Section 5.2.

                          ARTICLE II
                      BOARD OF DIRECTORS


          Section 1. General Power. The property, business and affairs of the Corporation shall be managed under the direction of its Board of Directors; provided, that at all times during the effectiveness of the Stockholders' Agreement, the authority of the Board of Directors shall be subject to
Section 4.9 and 5.2 of the Stockholders' Agreement.

          Section 2. Number. The Board of Directors shall consist of one or more members, the exact number to be fixed from time to time by the Board of Directors, provided, however, that at all times during the effectiveness of the Stockholders' Agreement the full Board of Directors shall consist of seven persons.

          Section 3.  Election and Term of Directors.
Directors shall be elected at the annual meeting of stockholders and shall hold office until the next annual meeting and until their respective successors have been elected and qualified. At all times during the effectiveness of the Stockholders' Agreement, Kodak shall nominate four persons to serve as members of the Board and Holding shall nominate three persons to serve as members of the Board. The Board of Directors may elect a Chairman from among its number.

          Section 4. Chairman of the Board. The Chairman of the Board of Directors, if one is to be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman shall have and perform such other duties as from time to time may be assigned to the Chairman by the Board of Directors.

          Section 5. Regular Meetings. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purposes of organization, the election of officers, and the transaction of other business. Other regular meetings of the Board shall be held at such places, dates, and hours as may be fixed from time to time by the Board of Directors. Notice of regular meetings need not be given. At all times during the effectiveness of the Stockholders' Agreement, (a) there will be at least four regularly scheduled meetings of the Board annually, at dates and places to be agreed upon by CPI and Kodak, one of which shall be in conjunction with the annual meeting of the Company, (b) the annual meeting shall be held within 120 days following the end of the Company's fiscal year, or as otherwise agreed by CPI and Kodak, and (c) management of the Corporation shall submit, no later than ten Business Days prior to each meeting, a proposed agenda to the Board for such meeting. Any director shall be permitted to add items to the agenda upon notice to the President of the Corporation and the other directors, provided that such notice is given at least three Business Days prior to the relevant meeting.

          Section 6. Special Meetings. A special meeting of the Board of Directors may be called by the President or by any two directors, and shall be held at such time and place as are fixed in the call of the meeting. Notice of each special meeting shall be mailed to each director, addressed to the address last given by each director to the Secretary or, if none has been given, at the director's residence or usual place of business, at least three days before the day on which the meeting is to be held, or shall be sent to the director by telegraph, cable, wireless, or similar means so addressed or shall be delivered personally or by telephone, at least twenty-four (24) hours before the time the meeting is to be held. Each notice shall state the time and place of the meeting but need not state the purposes thereof. Notices of any such meeting need not be given to any director if waived by him in writing or by telegraph, cable, wireless, or other form of recorded communication or if otherwise waived as provided by law.

          Section 7. Quorum and Manner of Acting. At each meeting of the Board of Directors the presence of a majority of the total Board of Directors shall be required to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at the time of the vote, if a quorum is present at the time, shall be the act of the Board, provided, however, that at all times during the effectiveness of the Stockholders' Agreement, a quorum for the transaction of business shall require the presence of at least 3 directors nominated to the Board by Kodak and at least one director nominated by Holding, except as otherwise provided in Section
4.5 of the Stockholders' Agreement. Members of the Board of Directors or any committee designated by the Board may participate in meetings by means of conference telephone or similar communications equipment.

          Section 8. Written Consent. Any action required or permitted to be taken by the Board of Directors or any committee of the Board may be taken without a meeting if all members of the Board or committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board.

          Section 9. Executive and Other Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an Executive Committee and one or more other committees, each consisting of three or more directors of the Corporation and each having such power and authority as the Board of Directors may by resolution provide (except as limited by the laws of the State of Delaware) provided, however, at any time during the effectiveness of the Stockholders' Agreement, each committee shall consist of either three members, two of which are directors nominated by Kodak and one of which is a director nominated by Holding, or five members, three of which are directors nominated by Kodak and two of which is a director nominated by Holding, except as otherwise provided in Section
4.8 of the Stockholders' Agreement. The Board of Directors may authorize any such committee to exercise all or some of the powers and authority of the Board of Directors in the management of the property, business and affairs of the Corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to:

          (a)  Amending the Certificate of Incorporation,

          (b)  Adopting an agreement of merger or
               consolidation,

          (c) Recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets,

          (d) Recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution,

          (e)  Amending the By-laws of the Corporation,

          (f)  Declaring dividends, or

          (g)  Authorizing the issuance of stock.

Subject to any requirements of law, each committee shall take action in accordance with such rules as are provided by resolution of the Board of Directors or as the committee members shall unanimously agree upon, provided, however, the quorum and other provisions of the Stockholders' Agreement shall govern at all times during the effectiveness of the Stockholders Agreement.

          Section 10. Removal. Any director may be removed, at any time, with or without cause, by the affirmative vote of the holders of record of a majority of outstanding shares of stock entitled to vote at a meeting of stockholders, and any vacancy in the Board of Directors caused by any such removal may be filled by the stockholders at said meeting in which the vacancy is created or, if not so filled, by the Board of Directors, provided, however, that at all times during the effectiveness of the Stockholders' Agreement, any action to remove a director shall be governed by Section 4.3 of the Stockholders' Agreement.

          Section 11. Vacancies. Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation or otherwise, other than removal of a director with or without cause by a vote of the stockholders, it shall be filled by a majority of the remaining directors, though less than a quorum (except as otherwise provided by law), or by the stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified; provided, however, that at all times during the effectiveness of the Stockholders' Agreement, any action to fill a vacancy in the Board of Directors shall be governed by
Section 4.4 thereof.


                          ARTICLE III
                           OFFICERS


          Section 1. Officers Enumerated. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, and a Treasurer, and such other officers as the Board of Directors may in its discretion elect. Any two or more offices may be held by the same person.

          Section 2.  Election, Removal and Term of Office.
All officers shall be elected by the Board of Directors at its first meeting held after the annual meeting of stockholders. Unless elected for a lesser term, each officer shall hold office until the first meeting of the Board of Directors held after the next annual meeting of the stockholders and until his successor has been elected and qualified. Any officer may be removed, at any time, with or without cause, by action of the Board of Directors or by the affirmative vote of the holders of record of a majority of outstanding stock entitled to vote at a meeting of stockholders, and any vacancy so created shall be filled by action of the Board of Directors or by the stockholders at said meeting in which the vacancy is created, provided, however, that at all times during the effectiveness of the Stockholders' Agreement, any action to remove the President of the Corporation without "Cause" (as defined therein) shall be governed by Section 5.2 of the Stockholders' Agreement.

          Section 3. The President. The President may be the chief executive officer of the Corporation and shall have general supervision of the property, business and affairs of the Corporation, subject only to the supervision of the Board of Directors. He shall, in the absence of the Chairman of the Board of Directors preside at all meetings of stockholders and of the Board of Directors. In the absence or disability of any other officer of the Corporation, he may perform the duties of that officer. He shall perform other such duties as the Board of Directors may prescribe.

          Section 4.  The Vice Presidents.  Each Vice
President, if any, shall, in the absence or incapacity of the President and in order of seniority as fixed by the Board, possess the powers and perform the duties of the President, and each shall possess such other powers and perform such other duties as the Board of Directors may prescribe.

          Section 5. The Secretary. The Secretary shall issue notice of all meetings of stockholders and of the directors whenever notice is required. He shall keep the minutes of all meetings of stockholders and of the Board of Directors in a book to be kept for that purpose. He shall sign such instruments as require his signature and shall possess such other powers and perform such other duties as usually pertain to his office or as the Board of Directors may prescribe.

          Section 6. The Treasurer. The Treasurer shall have the care and custody of all the moneys and securities of the Corporation. He shall keep or cause to be kept complete and accurate books of account of all moneys received and paid on account of the Corporation. He shall sign such instruments as require his signature and shall possess such other powers and perform such other duties as usually pertain to his office or as the Board of Directors may prescribe.

          Section 7. Assistant Officers. If the Board of Directors shall elect any Assistant Vice President, Assistant Secretary, or Assistant Treasurer, such assistant office shall assist the officer to whom he is assistant, shall possess that officer's powers and perform that officer's duties in his absence or incapacity, and shall possess such other powers and perform such other duties as the Board of Directors may prescribe.

                          ARTICLE IV
                            GENERAL


          Section 1. Seal. The seal of the Corporation shall be in the form of a circle and shall bear the name of the Corporation, the year of incorporation and any other matters deemed appropriate by the Board of Directors.

          Section 2.  Indemnification.

          (a)(1) To the full extent authorized or permitted by law, the Corporation shall indemnify any person ("Indemnified Person") made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise, other than an action by or in the right of the Corporation, by reason of the fact that he, his testator or intestate ("Responsible Person"), (A) is or was a director, officer, employee or agent of the Corporation, or (B) is serving or served, in any capacity, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise, against all judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened, pending or completed action or proceeding, and any appeal therein, provided only that such Indemnified Person shall have acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

          (2) To the full extent authorized or permitted by law, the Corporation shall indemnify any person ("Indemnified Person") made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise, by or in the right of the Corporation, by reason of the fact that he, his testator or intestate ("Responsible Person"), (A) is or was a director, officer, employee or agent of the Corporation, or (B) is serving or served, in any capacity, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise, against all amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened, pending or completed action or proceeding, and any appeal therein, provided only that such Indemnified Person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

          (b)  All expenses reasonably incurred by an
Indemnified Person in connection with a threatened, pending or completed action or proceeding with respect to which such person is or may be entitled to indemnification under this Section shall be advanced or promptly reimbursed by the Corporation to him in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled. Such person shall, however, cooperate in good faith with any request by the Corporation that common counsel be used by parties to such action or proceeding who are similarly situated unless it would be inappropriate to do so because of actual or potential conflicts between the interests of such parties.

          (c)(1) Not later than thirty (30) days following final disposition of an action or proceeding with respect to which the Corporation has received written request by an Indemnified Person for indemnification pursuant to this Section, if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Responsible Person met the standard of conduct set forth in
Section 1 of this Section, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

          (2) Such standard shall be found to have been met unless (A) a judgment or other final adjudication adverse to the Indemnified person establishes that (i) acts of the Responsible Person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the Responsible Person personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (B) if the action or proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnified Person and would have established (i) or (ii) above.

          (3) If indemnification is denied, in whole or part, because of such a finding by the Board in the absence of a judgment or other final adjudication, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action by the Board shall in no way affect the right of the Indemnified Person to make application therefor in any court having jurisdiction thereof, and in such action or proceeding the issue shall be whether the Responsible Person met the standard of conduct set forth in Section 2(a), or whether the expenses were reasonable, as the case may be; not whether the finding of the Board with respect thereto was correct; and the determination of such issue shall not be affected by the Board's finding. If the judgment or other final adjudication in such action or proceeding establishes that the Responsible Person met the standard of conduct set forth in Section 2(a), or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met if it has not done so, and shall grant such indemnification, and shall also grant to the Indemnified Person indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.

          (4) A finding by the Board that the standard of conduct set forth in Section 2(a) has been met shall mean a finding (A) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or, (B) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (C) by the stockholders.

          (d) This Section shall be deemed to constitute a contract between the Corporation and each person who serves as a Responsible Person at any time while this Section is in effect. No repeal or amendment of this Section, insofar as it reduces the extent of the indemnification of any person who could be a Responsible person, shall without his written consent be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (1) the date of such repeal or amendment if on that date he is not serving in any capacity for which he could be a Responsible Person, or (2) the later of the thirtieth (30th) day following delivery to him of such notice or the end of the term (for whatever reason) he is serving as director, officer, employee or agent of the Corporation or, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise on the date of such repeal or amendment, with respect to being a Responsible Person in that capacity. This Section shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation's assets.

          (e) The Corporation may, but need not, maintain insurance insuring the Corporation or Responsible Persons for liabilities against which they are entitled to indemnification under this Section or insuring Responsible Persons for liabilities against which they are not entitled to indemnification under this Section.

          (f) The indemnification provided by this Section shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Section. The Corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Section to the full extent permitted by law.

          Section 3.  Fiscal Year.  The fiscal year of the
Corporation shall end at the close of business on December 31 of each calendar year.


                           ARTICLE V
                          AMENDMENTS


          Section 1. By-Law Amendments. The By-laws of the Corporation may be made, altered, or repealed by vote of the stockholders at any annual meeting or at any special meeting called for the purpose or, except as otherwise provided in these By-laws or by law, by vote of a majority of the authorized number of directors at any regular or special meeting, provided, however, at any time during the effectiveness of the Stockholders' Agreement, the amendment of these By-laws shall be subject to Section 5.2 of the Stockholders' Agreement.

                                                 EXHIBIT B

                      AMENDED AND RESTATED
                  CERTIFICATE OF INCORPORATION
                              OF
                        FOX PHOTO, INC.


          FOX PHOTO, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), was incorporated under the name "D.Q. Holding, Inc." Its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 20, 1984.
          This Amended and Restated Certificate of
Incorporation was duly adopted by action of the Board of Directors and the sole shareholder of the Corporation.
          FIRST:  The name of the Corporation is Fox Photo,
Inc.
          SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.
          THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Thousand Forty-One (2,041), which shares shall be of one class, shall be designated Common Stock and shall have a par value of $.01 per share.
          FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:
          1. The election of the directors of the Corporation need not be by written ballot unless the By-laws so require; and
          2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation unless the By-laws otherwise require.
          SIXTH: No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in his capacity as a director, provided that liability shall not be eliminated or limited (1) for a breach of the director's duty of loyalty to the Corporation or its stockholders, or (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or (3) for any transaction from which the director derived an improper personal benefit, or (4) for acts in violation of Section 174 of the General Corporation Law. Any repeal or amendment of this Article, insofar as it would in any way enlarge the liability of any director of the Corporation, shall be ineffective with respect to any acts or omissions occurring prior to the date of such repeal or amendment.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on __________, 1996.



                              _________________________________
                                                   , President
Attest:
_____________________
         , Secretary

                                                   EXHIBIT C

                     CONSULTING AGREEMENT


          This Consulting Agreement ("Agreement") is made as of the ___th day of _____________, 1996 between FOX PHOTO, INC. (the "Company") and CONSUMER PROGRAMS INCORPORATED (the "Consultant") in connection with the Subscription Agreement
(the "Subscription Agreement"), dated August 8, 1996 among Eastman Kodak Company, CPI Corp., the Company and Consumer Programs Holding, Inc. and the Stockholders Agreement (the "Stockholders' Agreement), dated ____, 1996, among those parties. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Stockholders' Agreement.
          WHEREAS, the Company desires to continue to have available the experience and abilities of the Consultant in connection with the operations of its business; and
          WHEREAS, the Consultant desires to provide such services on the terms and conditions set forth herein;
          NOW, THEREFORE, the Company and the Consultant agree as follows:
          1.   Services.
          1.1 The Company hereby engages the Consultant to provide executive management and operations consulting, business development planning and review and new marketing program research and development by key executives of the Consultant and to take all other steps reasonably requested to promote the Business and the Company. Such services shall be consistent with the Business Plan of the Company (the initial version of which is dated August 8, 1996) (the
"Business Plan") and performed under the supervision of the President or Chief Executive Officer of the Company and subject to the policies set by the Board of Directors of the Company.
In connection with these services, the Consultant will provide the services of the following executives of the Consultant for the stated portion of their full working time:
          1.1.1  Alyn V. Essman, Chairman and
                 Chief Executive Officer -
                 2/3 time;
          1.1.2  Russell Isaak, President -
                 1/3 time;
          1.1.3  Patrick J. Morris, Senior
                 Executive Vice President -
                 1/3 time;
          1.1.4  Edward Chase, Executive Vice
                 President Strategic Development - 1/3 time;
          1.1.5  Barry Arthur, Executive Vice
                 President, Finance and Chief Financial Officer -
                 1/5 time;

          1.1.6  Fran Scheper, Executive Vice
                 President, Human Resources - 1/5 time; and
          1.1.7  Bill Cronin, Executive Vice
                 President, Marketing - 1/5 time.
          1.2 During the term of this Agreement, the Consultant agrees to perform and discharge in good faith the duties and responsibilities assigned to it and not to take any actions contrary to the best interests of the Business and the Company in connection with such duties and responsibilities. The Consultant represents and warrants to the Company that neither the Consultant nor its executives listed in Section 1.1 of this Agreement is subject to or bound by any contractual obligation or other commitment which prohibits or limits the ability of the Consultant or any such officer to perform the duties under this Agreement or which is inconsistent with the Consultant's obligations set forth in this Agreement.
          2.     Term.   This Agreement commences on the date
hereof and ends on the date, not earlier than December 31, 1998, which is 90 days after written notice of termination given by either party ("Expiration Date"), unless earlier terminated as provided herein (the "Term").
          3.   Compensation.
          3.1 The Company shall pay the Consultant $1,000,000 for each full calendar year, and a pro rata portion of that amount for any partial calendar year (calculated by multiplying $1,000,000 by a fraction, the numerator of which is the number of full months in the calendar year prior to the Termination Date as defined in Section 4.1 and the denominator of which is
12), during the Term in the event the Board of Directors of the Company determines that the Company has substantially achieved the strategic business steps set forth in the Business Plan for the year in question (the "Strategic Steps Consideration").
          3.2 In the event the performance goals set forth below are achieved, the Company shall pay the Consultant incentive compensation ("Incentive Compensation") as follows:
          3.2.1  For 1996 actual performance
          as compared with the Business Plan
          Incentive Compensation payable in 1997 shall be:
          the lesser of $2,000,000 x (Months in 1996 / 12) or
          $2,000,000 x (Months in 1996 / 12) x ((33% x (1996
          AR/ 1996 BPR)) +  (67% x (1996 ANI / 1996 BPNI)))

No Incentive Compensation shall be payable for 1996 in the event actual Net Income is less than 30% of the BPNI.
          3.2.2   For 1997 actual performance
          as compared with the Business Plan
          Incentive Compensation payable in 1998 shall be:
          the lesser of $2,000,000 or
          $2,000,000 x ((33% x (1997 AR /1997 BPR )) + (67% x
          (1997 ANI / 1997 BPNI))).

No Incentive Compensation shall be payable for 1997 in the event Actual Net Income is less than 30% of the BPNI.


          3.2.3  For 1998 actual performance
          as compared with the Business Plan Incentive
          Compensation for 1998 payable in 1999 shall be:
          the lesser of $2,000,000 or
          $2,000,000 x ((33% x (1998 AR / 1998 BPR )) + (67% x
          (1998 ANI / 1998 BPNI))).

No Incentive Compensation shall be payable for 1998 in the event actual Net Income is less than 65% of the BPNI.

          3.2.4  For any years subsequent to
1998, Incentive Compensation payable shall be determined by applying the formula set forth in Section 3.2.3 and substituting for the 1998 information the AR and ANI from the applicable year and the BPR and BPNI from the Business Plan for the applicable year.
          3.3 For purposes of this Section 3, "Net Income" for any period means net income after all expenses (including interest, depreciation and taxes) except the fees based on this Agreement, "ANI" means actual Net Income, "BPNI" means Net Income set forth in the Business Plan (which for 1996 is $2,682,000, for 1997 is $10,954,000, for 1998 is $15,356,000),
"Revenue" means sales or revenues net of any sales or similar taxes payable to governmental authorities and all returns and credits for the period, "AR" means actual Revenues and "BPR" means Revenues set forth in the Business Plan as "net sales" (which for 1996 are $45,019,000, for 1997 are $177,819,000, for
1998 are $196,565,000) and the symbol "/" means divided by. Months in 1996 means the number of full calendar months in 1996 after the Closing Date.
          3.4  The Strategic Steps Compensation
earned shall be paid to the Consultant in quarterly installments of $250,000 within 5 days after the first meeting of the Board of Directors after delivery of quarterly or, for the fourth quarter, annual financial statements to the Board as provided in the Stockholders' Agreement. The Incentive Compensation earned as a result of the performance of the Company in the preceding calendar year, as set forth in this Section 3, shall be paid to the Consultant within 5 days after the first meeting of the Board of Directors after each delivery of audited financial statements to the Board as provided in the Stockholders' Agreement which shall be no later than 30 days after such delivery.
          4.   Termination.
          4.1 This Agreement shall terminate at the earlier of the Expiration Date or, (a) upon written notice by the Company, in the event of an occurrence described in 4.1.1,

4.1.2 (provided such termination follows a Call upon a Change of Control), 4.1.3, 4.1.4 or 4.1.5; (b) the earlier of (i) 90 days after written notice or (ii) the closing of a Put or Call transaction in the event of an occurrence set described in
Section 4.1.2 (other than following a Change of Control); or
(c) upon written notice by the Consultant in the event of an occurrence described in Section 4.1.6:
          4.1.1  Alyn Essman, the Chief
          Executive Officer of Consultant, ceases to be the Chief Executive Officer of CPI Corp. or dies, suffers complete disability or, because of physical or mental illness or incapacity or otherwise, is unable for three consecutive months to perform such duties for an indefinite period of time;
          4.1.2  a "Put Notice" or "Call
          Notice" is given under the Stockholders' Agreement;
          4.1.3  the Consultant commits a
          material breach of this Agreement, as determined by the Board of Directors of the Company;
          4.1.4  in connection with its
          duties under this Agreement, the Consultant commits (i) any violation of law (other than a minor infraction), (ii) a material breach of fiduciary duty to the Company, or (iii) an act of dishonesty, fraud or misrepresentation;
          4.1.5  A "Bankruptcy Event" or
          "Change of Control", as such terms are defined in the Stockholders' Agreement, occurs with respect to the Consultant; or
          4.1.6  the Company commits a
          material breach of this Agreement, as determined by the Board of Directors of CPI Corp.
          4.2 The consultancy provided for in this Agreement shall terminate immediately upon the date set forth in Section 2 or 4.1 (the "Termination Date") without any further action by the parties except to the extent specifically provided herein.
          4.3  Upon termination:
          4.3.1  the Consultant shall return
          all property of the Company as provided in Section 5 of this Agreement;
          4.3.2  any unpaid compensation
          which would be earned under Section 3 (without giving effect to the limitation on the ability to earn Incentive Compensation if Actual Net Income does not achieve certain percentages of BPNI) shall be calculated based on the AR and ANI for the full months of the calendar year prior to the Termination Date in which such termination has occurred compared to the BPR and BPNI for the year in which termination occurred.

           5.  Return of Company's Property.
           Immediately upon termination of this Agreement, the Consultant shall deliver to the Company all copies of data, information and knowledge, documents, correspondence, notebooks, reports, computer programs owned by the Company, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Company obtained by the Consultant from the Company solely in connection with this Agreement (and not as a stockholder or pursuant to the Services Agreement of even date herewith between the Company and the Consultant).
          6.   Miscellaneous.
          6.1  Notices.   All notices and other communications
hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telecopier):
          If to the Consultant:
          CPI Corp.
          1706 Washington Avenue
          St. Louis, MO 63103
          Attn. Chairman and Chief Executive Officer
          Telecopier: (314) 231-8150




          With a copy to:
          CPI Corp.
          1706 Washington Avenue
          St. Louis, MO 63103
          Attn. General Counsel
          Telecopier (314) 231-4233

          If to the Company:

          Fox Photo, Inc.
          1706 Washington Avenue
          St. Louis, MO 63103
          Attn. Chief Executive Officer
          Telecopier:

          With a copy to:

          Eastman Kodak Company
          343 State Street
          Rochester, New York  14650-0208
          Attn. General Counsel
          Telecopier:  (716) 724-9448
or to such other person, address or telecopy number as any of the parties may designate for that purpose by notice to the other parties.

          9.2  Governing Law; Jurisdiction.
          9.2.1 This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the U.S. District Court for the Southern District of New York in connection with any action or proceeding arising out of or related to this Agreement, unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such federal court and further agrees to be bound by and subject to the provisions of the Stockholders' Agreement with respect to jurisdiction,venue, service and related matters as fully as if such provisions were set forth herein.
          9.3 Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein. No modification or amendment of any of the provisions of this Agreement shall be effective unless in writing and signed by the Consultant and the Company. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof.
No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Consultant or the Company , whichever party against whom such waiver or estoppel is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.
          9.4  Survival.   The Consultant's obligations under
Sections 4.3 and 5, and the Company's obligations under Section
4.3 will survive the termination or expiration of this Agreement until performed or paid in full.
          9.5 Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.
          9.6 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

          9.7 Relationship of Parties. This Agreement or the relationship between the parties hereunder shall not be considered that of a joint venture or partnership under any applicable laws, rules or regulations. Neither party shall hold itself out as a representative or agent of the other party nor shall either party have any right or authority to bind the other party to any contract, or to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the other party.
          9.8  Indemnification.
          9.8.1 Except for Consultant's gross negligence, willful misconduct, or violation of law, rule or regulation, the Company hereby agrees to indemnify, defend and hold Consultant harmless from and against any and all losses, damages, suits, claims, demands, actions, fees and expenses (including reasonable attorneys fees in any investigation, defense or action to enforce this Agreement) that arise out of third party claims against Consultant which relate to the services performed by Consultant under this Agreement (collectively, "Losses"); provided, however, the Company's liability hereunder shall be limited to actual damages and shall not include consequential or special damages.
          9.8.2 Consultant hereby agrees to indemnify, defend and hold the Company harmless from and against any and all Losses that arise out of Consultant's gross negligence, willful misconduct, or violation of law, rule or regulation.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                           FOX PHOTO, INC.

                           By:


                           Title: _________________________


                           CONSUMER PROGRAMS INCORPORATED

                           By:____________________________


                           Title:___________________________

                                                 EXHIBIT D

                    ASSIGNMENT AND AMENDMENT
                              OF
                     EMPLOYMENT AGREEMENT


          This Assignment and Amendment of Employment Agreement ("Amendment") is made this __ day of ______, 1996 by and among Consumer Programs Incorporated ("Consumer Programs"), Theodore
J. deBuhr II ("Executive") and Fox Photo, Inc. ("Fox"). This Amendment assigns certain rights and obligations from Consumer Programs to Fox under the Employment Agreement ("Employment Agreement"), dated May 22, 1995, between Consumer Programs and Executive.

          WHEREAS, CPI Corp. ("CParent"), Consumer Programs Holding, Inc. (Holding"), Fox and Eastman Kodak Company ("Kodak") have entered into a Subscription Agreement ("Subscription Agreement"), dated August 7, 1996, pursuant to which Kodak has purchased 51% of the shares of Fox; and

          WHEREAS, CParent, Holding, Fox and Kodak have entered into a Stockholders' Agreement dated today which provides certain agreements with respect to the ownership and governance of Fox; and

          WHEREAS, it is the contemplation of the parties that upon consummation of the Subscription Agreement, Executive will become an employee of Fox; and

          WHEREAS, Executive is no longer a key executive of CParent and is no longer the President of Photo Finish/Copy
Services Division;

          NOW, THEREFORE, in consideration of the mutual covenants and agreement set forth herein, the parties agree as follows:

          1. As amended by this Amendment, the Employment Agreement is hereby assigned by Consumer Programs to Fox and assumed by Fox except as otherwise expressly provided in this
Amendment.   Executive consents to such assignment and agrees
that this assignment does not constitute a "Change of Control" as defined in the Employment Agreement. From and after the date hereof, all references in the Employment Agreement to "Consumer Programs Incorporated" or "the Corporation" shall mean Fox and all references to "CPI Corp" or "CPI" shall mean Fox.

          2. Subparagraph 1(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

          (c) A"Change of Control" shall mean (a) the failure of Kodak to own, directly or indirectly, 50% or more of the issued and outstanding shares of capital stock of the Corporation; or (b) the consummation of
          (i) any consolidation or merger of the Corporation with any Person (other than a merger or consolidation in which at least a majority of the voting capital stock of the Corporation, or the surviving or resulting entity, if other than the Corporation (determined on a fully diluted basis), outstanding immediately after the effective date of such merger or consolidation is owned of record or beneficially, directly or indirectly by Persons other than Kodak, provided that the consolidation or merger is not with an entity which was a wholly-owned subsidiary of Kodak immediately before the consolidation or merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation; or (c) the approval of any plan or proposal for the liquidation or dissolution of the Corporation; or (d) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, becoming the beneficial owner of 30% or more of the Corporation's then outstanding common stock (determined on a fully diluted basis), provided that such person is not a wholly-owned subsidiary of Kodak immediately before it becomes such 30% beneficial owner.

          3.   Subparagraphs 5(c) and 5(d) of the Employment
Agreement are hereby amended to delete the clause "and its Affiliated Companies" in each case where it appears.

          4. Consumer Programs and Fox agree that Fox is not assuming any obligation to pay the benefits which may accrue to Executive under the terms of Sections 5(g), 5(h), 5(i), 6(d), 7 and 12 of the Employment Agreement (the "Unassumed Sections") and Executive agrees to look solely to Consumer Programs for payment of any amounts which may come due to him pursuant to the Unassumed Sections. Consumer Programs agrees to indemnify Fox against and hold harmless Fox from any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge arising out of the failure by Consumer Programs to pay any amounts under the Unassumed Sections or as a result of a breach thereof, measured after accounting for any insurance proceeds or other indemnification payments actually received with respect thereto and any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding in connection therewith, including, without limitation, court filing fees, court costs, witness fees, and reasonable fees and disbursements of legal counsel (including those incurred in any action or proceeding between the parties to this Amendment), investigators, expert witnesses, accountants and other professionals and any taxes payable with respect to such indemnification payments.

          5. Subparagraph 13(a)(1) is hereby amended to add the clause "and its Affiliated Companies" after the term "the
Corporation" in each place where it appears.

          6. Subparagraph 13(b)(1) is hereby amended to add the clause "and its Affiliated Companies" after the term "the
Corporation" in the eighth line thereof.

          7. The address for the notices to the Corporation in subparagraph 18(c) shall be amended to add the following:

          with copies to:

          Eastman Kodak Company
          343 State Street
          Rochester, New York  14650-0208
          Attn. General Counsel
          Telecopier:  (716) 724-9448

          8. In each instance that Executive is described as President, Photo Finish/Fox Division and Copy Services
Division, he shall instead be described as President, Photo
Finish/Fox Division.

          9.   Except as expressly amended hereby, the
Employment Agreement remains in full force and effect and Consumer Programs and Executive each certify to Fox that they are not aware of any default thereunder.

                              CONSUMER PROGRAMS INCORPORATED

                              By: _____________________
                              Title:____________________


                              EXECUTIVE

                              ____________________________
                              Theodore J. deBuhr II


                              FOX PHOTO, INC.

                              By: _____________________
                              Title: ____________________

                                                EXHIBIT E

                      SERVICES AGREEMENT

This Services Agreement is made this ______day of _______,
1996, by and between Fox Photo, Inc., a Delaware corporation, ("Fox") and Consumer Programs Incorporated, a Delaware corporation, ("Programs").

Programs currently provides certain support and administrative services to Fox and the Subsidiaries, and Fox desires to continue to obtain certain of such services.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0  Definitions

     1.1  "Party" means Programs or Fox.  "Parties" means
Programs and Fox.

     1.2  "Subscription Agreement" means the Subscription
Agreement dated August 7, 1996 by and among CParent, Fox,
Holding and Kodak.

     1.3 "Support and Administrative Services" means the aggregate of all services set forth and described in the Appendix hereto.

     1.4 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Subscription Agreement.

2.0  Provision of Services and Term of Agreement

     2.1 Subject to Article 8.0 hereof, Programs will provide to Fox and the Subsidiaries each of the Support and Administrative Services from the Closing Date until
December 31, 1998.

     2.2 Programs will prepare quarterly and monthly financial statements so as to enable Fox to meet all of the requirements of Sections 7.6(b) and (c) of the Stockholders' Agreement.

3.0  Pricing, Billing and Payment

     3.1 Charges for Support and Administrative Services shall be billed monthly by Programs at the rates set forth in the Appendix, on the fifteenth day of the month following the month in which such services are rendered.

4.0  Warranty

     4.1 Programs warrants that (i) the provision of the Support and Administrative Services will not violate any contractual obligation to or infringe any proprietary right of any third party, including, without limitation, pursuant to any software licenses, and (ii) the Support and Administrative Services will be delivered in a manner which is consistent with the manner they have heretofore been delivered, except as otherwise set forth in the Appendix. Programs makes no other warranties, express or implied, with respect to the Support and Administrative Services, except as set forth in the Appendix.

     4.2 In no event will either Party or its Affiliates be liable to the other Party or its Affiliates for any indirect, consequential, incidental or special damages suffered by the other Party or its Affiliates arising out of this Agreement, except in the event of gross negligence or willful misconduct.

5.0  Force Majeure

     5.1 Programs shall not be responsible for failure or delay in delivery of any Support and Administrative Service if caused by an act of God or public enemy, war, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor stoppages beyond its reasonable control, accident, unusually severe weather or other cause similar or dissimilar to the foregoing beyond its reasonable control; provided, however, that Programs shall restore such services to Fox with the same priority as it restores comparable services for its own operations or those of its Affiliates.

6.0  Proprietary Information and Rights

     6.1 Programs and Fox each acknowledges that the other possesses and will continue to possess information that has been created, discovered or developed by it and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns. Each Party will use the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties the proprietary information of the other. Neither Party will make any use of the proprietary information of the other except as contemplated or required by the terms of this Agreement or the Stockholders' Agreement. Notwithstanding the foregoing, this Article will not apply to any information which a Party can demonstrate was, at the time of disclosure to it, in the public domain through no fault of such Party; was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or was independently developed by the receiving Party.

7.0  Audit

     7.1 Fox shall have the right, at Fox's expense, to have an auditor, designated by Fox or Kodak, examine Programs' books and records relating to the performance of and the charges for the services provided hereunder, and to enable the preparation of the Audited Financial Statements.

8.0  Termination

     8.1 This is a master agreement and shall be construed as a separate and independent agreement for each and every service provided under this Agreement. Any termination of this Agreement with respect to any service shall not terminate this Agreement with respect to any other service then being provided under this Agreement.

     8.2 Any one or more of the Support and Administrative Services may be terminated (i) upon mutual agreement of Programs and Fox, or (ii) except as expressly provided otherwise in any Appendix, upon ninety (90) days' advance notice from one Party to the other Party. Notwithstanding each party's right to terminate any one or more of the Support and Administrative Services pursuant to Section 8.2(ii) hereof, the parties acknowledge the importance of continuity and an orderly transition in the delivery of such services and agree to attempt, during the period after the giving of notice, to renegotiate the terms of any service to satisfy the needs of the party desiring to terminate.

     8.3 Following any termination of this Agreement pursuant to Section 8.2, Programs will cooperate in good faith with Fox to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to provide Fox with sufficient information in the form requested by Fox to make alternative service arrangements substantially consistent with those contemplated by this Agreement; provided that any reasonable out-of-pocket expense incurred by Programs in connection with the Support and Administrative Services shall be promptly billed by Programs to Fox and reimbursed by Fox to Programs.

9.0  Precedence and Updating of Agreement

     9.1 To the extent that Articles 1-19 of this Agreement are in conflict with the Appendix, this Agreement will take precedence.

     9.2 Notwithstanding the due diligence exercised by the Parties in preparing this Agreement and the Appendices, the complexity of the transactions related to this Agreement may result in omissions from or inaccuracies in Appendices. Each Party will promptly notify the other if it becomes aware of items that were inadvertently omitted, or additional information which, if known at the time the Appendix was originally prepared, would have caused the Parties to have prepared the Appendix in a different manner. The Parties will cooperate in good faith promptly to update the Appendix as necessary and appropriate to reflect any additional items or information which is discovered after the execution of this Agreement.

10.0  Relationship of Parties

     10.1 The Parties are independent contractors under this Agreement. Except as expressly set forth herein, neither Party has the authority to, and each Party shall not, directly or indirectly, contract any obligations of any kind in the name of or chargeable against the other Party without such Party's express written consent.

11.0  Assignment and Delegation

     11.1 Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.

12.0  Indemnification

     12.1 Except for Programs' gross negligence, willful misconduct, or violation of law, rule or regulation, Fox hereby agrees to indemnify, defend and hold Programs harmless from and against any and all losses, damages, suits, claims, demands, actions, fees and expenses (including reasonable attorneys fees in any investigation, defense or action to enforce this Agreement) that arise out of third party claims against Programs which are related to the services performed by Program (collectively, "Losses") under this Agreement; provided, however, Program's liability hereunder shall be limited to actual damages and shall not include consequential or special damages.

     12.2   Program hereby agrees to indemnify, defend and hold
Fox harmless from and against any and all Losses that arise out of Program's gross negligence, willful misconduct, or violation of law, rule or regulation.

13.0  Notices

     13.1 All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and
(i) if served by personal delivery upon the Party for whom it is intended, on the day so delivered, (ii) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing, (iii) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier, or (iv) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the succeeding business day, to the attention of the person at the address set forth below, or such other address or person as may be designated in writing hereafter, in the same manner, by such
Party:

     To Programs:   Consumer Programs Incorporated
               1706 Washington Avenue
               St. Louis, MO 63103
               Facsimile:___________________________
               Attention:___________________________

     To Fox:   Fox Photo, Inc.
               1706 Washington Avenue
               St. Louis, MO 63103
               Facsimile:___________________________
               Attention:___________________________

14.0  Entire Agreement

     14.1 This Agreement, including the Appendices, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

15.0  Parties in Interest

     15.1 Subject to Article 11.0 hereof, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person not a Party or a party to the Stockholders' Agreement any rights or remedies under or by reason of this Agreement.

16.0  Governing Law

     16.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

17.0  Headings

     17.1 The heading references herein and the Schedule of Appendices are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

18.0  Severability

     18.1 The provisions of this Agreement shall be deemed severable and the validity or enforceability of any provision shall not affect the validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and
(b) the remainder of this Agreement and the application of such provision to the other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

19.0  Amendment; Waiver

     19.1 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Programs and Fox, or in the case of a waiver, by the Party against whom the waiver is to be effective, in each case, with respect to Fox, subject to such approvals as are required under the Stockholders' Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and, unless explicitly limited herein, not exclusive of any rights or remedies provided by law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be exercised and delivered by their duly authorized officers as of the date first above written.

CONSUMER PROGRAMS INCORPORATED     FOX PHOTO, INC.



By:_____________________           By:_____________________

Title:                             Title:

                               Appendix to Services Agreement


   SERVICES PROVIDED BY CPI CORP. FOR THE JOINT VENTURE


To be completed prior to Closing

                                                  EXHIBIT F

                   KODAK SERVICES AGREEMENT

This Services Agreement is made this ______day of _______,
1996, by and between Fox Photo, Inc., a Delaware corporation, ("Fox") and Eastman Kodak Company, a Delaware corporation,
("Kodak").

Kodak desires to provide certain support and administrative services to Fox and the Subsidiaries, and Fox desires to obtain such services.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0  Definitions

     1.1 "Party" means Kodak or Fox. "Parties" means Kodak and Fox.

     1.2  "Subscription Agreement" means the Subscription
Agreement dated August 7, 1996 by and among CParent, Fox,
Holding and Kodak.

     1.3 "Support and Administrative Services" means the aggregate of all services set forth and described in the Appendix hereto.

     1.4 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Subscription Agreement.

2.0  Provision of Services

     2.1 Subject to Article 7.0 hereof, Kodak will provide to Fox and the Subsidiaries each of the Support and Administrative
Services from and after the Closing Date.

3.0  Pricing, Billing and Payment

     3.1 Charges for Support and Administrative Services shall be billed monthly by Kodak at the rates set forth in the Appendix, on the fifteenth day of the month following the month in which such services are rendered.

4.0  Warranty

     4.1 Kodak warrants that (i) the provision of the Support and Administrative Services will not violate any contractual obligation to or infringe any proprietary right of any third party, and (ii) the Support and Administrative Services will be delivered in a workmanlike manner which is consistent with the manner they have heretofore been delivered. Kodak makes no other warranties, express or implied, with respect to the Support and Administrative Services, except as set forth in the Appendix.

     4.2 In no event will either Party or its Affiliates be liable to the other Party or its Affiliates for any indirect, consequential, incidental or special damages suffered by the other Party or its Affiliates arising out of this Agreement, except in the event of gross negligence or willful misconduct.

5.0  Force Majeure

     5.1 Kodak shall not be responsible for failure or delay in delivery of any Support and Administrative Service if caused by an act of God or public enemy, war, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor stoppages beyond its reasonable control, accident, unusually severe weather or other cause similar or dissimilar to the foregoing beyond its reasonable control; provided, however, that Kodak shall restore such services to Fox with the same priority as it restores comparable services for its own operations or those of its Affiliates other than Fox.

6.0  Proprietary Information and Rights

     6.1 Kodak and Fox each acknowledges that the other possesses and will continue to possess information that has been created, discovered or developed by it and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns. Each Party will use the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties the proprietary information of the other. Neither Party will make any use of the proprietary information of the other except as contemplated or required by the terms of this Agreement or the Stockholders' Agreement. Notwithstanding the foregoing, this Article will not apply to any information which a Party can demonstrate was, at the time of disclosure to it, in the public domain through no fault of such Party; was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or was independently developed by the receiving Party.

7.0  Termination

     7.1 This is a master agreement and shall be construed as a separate and independent agreement for each and every service provided under this Agreement. Any termination of this Agreement with respect to any service shall not terminate this Agreement with respect to any other service then being provided under this Agreement.

     7.2  Any one or more of the Support and Administrative
Services may be terminated upon mutual agreement of Kodak and Fox.

     7.3 Following any termination of this Agreement pursuant to Section 7.2, Kodak will cooperate in good faith with Fox to transfer and/or retain all records and take all other actions necessary to provide Fox with sufficient information in the form requested by Fox to make alternative service arrangements substantially consistent with those contemplated by this Agreement; provided that any reasonable out-of-pocket expense incurred by Kodak in connection with the Support and Administrative Services shall be promptly billed by Kodak to Fox and reimbursed by Fox to Kodak.

8.0  Precedence and Updating of Agreement

     8.1 To the extent that Articles 1-18 of this Agreement are in conflict with the Appendix, this Agreement will take precedence.

     8.2 Notwithstanding the due diligence exercised by the Parties in preparing this Agreement and the Appendices, the complexity of the transactions related to this Agreement may result in omissions from or inaccuracies in Appendices. Each Party will promptly notify the other if it becomes aware of items that were inadvertently omitted, or additional information which, if known at the time the Appendix was originally prepared, would have caused the Parties to have prepared the Appendix in a different manner. The Parties will cooperate in good faith promptly to update the Appendix as necessary and appropriate to reflect any additional items or information which is discovered after the execution of this Agreement.

9.0  Relationship of Parties

     9.1 The Parties are independent contractors under this Agreement. Except as expressly set forth herein, neither Party has the authority to, and each Party shall not, directly or indirectly, contract any obligations of any kind in the name of or chargeable against the other Party without such Party's express written consent.

10.0  Assignment and Delegation

     10.1 Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.

11.0  Indemnification

     11.1 Except for Kodak's gross negligence, willful misconduct, or violation of law, rule or regulation, Fox hereby agrees to indemnify, defend and hold Kodak harmless from and against any and all losses, damages, suits, claims, demands, actions, fees and expenses (including reasonable attorneys fees in any investigation, defense or action to enforce this Agreement) (collectively, "Losses") that arise out of third party claims against Kodak which are directly attributable to the services performed by Kodak under this Agreement;
provided, however, Kodak's liability hereunder shall be limited to actual damages and shall not include consequential or special damages.

     11.2   Kodak hereby agrees to indemnify, defend and hold
Fox harmless from and against any and all Losses that arise out of Kodak's gross negligence, willful misconduct, or violation of law, rule or regulation.

12.0  Notices

     12.1 All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and
(i) if served by personal delivery upon the Party for whom it is intended, on the day so delivered, (ii) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing, (iii) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier, or (iv) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the succeeding business day, to the attention of the person at the address set forth below, or such other address or person as may be designated in writing hereafter, in the same manner, by such
Party:

     To Kodak: Eastman Kodak Company
               343 State Street
               Rochester, New York 14650
               Facsimile:___________________________
               Attention:___________________________

     To Fox:   Fox Photo, Inc.
               1706 Washington Avenue
               St. Louis, MO 63101
               Facsimile:___________________________
               Attention:___________________________

13.0  Entire Agreement

     13.1 This Agreement, including the Appendices, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

14.0  Parties in Interest

     14.1 Subject to Article 10.0 hereof, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person not a Party or a party to the Stockholders' Agreement any rights or remedies under or by reason of this Agreement.

15.0  Governing Law

     15.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

16.0  Headings

     16.1 The heading references herein and the Schedule of Appendices are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

17.0  Severability

     17.1 The provisions of this Agreement shall be deemed severable and the validity or enforceability of any provision shall not affect the validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and
(b) the remainder of this Agreement and the application of such provision to the other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.0  Amendment; Waiver

     18.1 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Kodak and Fox, or in the case of a waiver, by the Party against whom the waiver is to be effective, in each case, with respect to Fox, subject to such approvals as are required under the Stockholders' Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and, unless explicitly limited herein, not exclusive of any rights or remedies provided by law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be exercised and delivered by their duly authorized officers as of the date first above written.

EASTMAN KODAK COMPANY              FOX PHOTO, INC.


By:_____________________           By:_____________________
Title:                             Title:

                            Appendix to Kodak Services Agreement


                       Appendix


1.  Income Taxes
       Preparation of federal and state income taxes and tax provisions
       $9,000 per month


2.  Independent Accounting Audits
       Estimated Cost = $7,000 per month
       (Actual cost to be billed and paid directly by Fox)


3.  Kodak Internal Audits
       Process audits for compliance to policies and procedures.
       $7,000 per month


4.  Environmental Audits
       Audits to check environmental and health and safety conditions and compliance.
       $5,000 per month

                                                     EXHIBIT G












             ____________________________________

                    STOCKHOLDERS' AGREEMENT

                             AMONG

                     EASTMAN KODAK COMPANY

                              AND

                           CPI CORP.

                             AND

                CONSUMER PROGRAMS HOLDING, INC.

                              AND

                        FOX PHOTO, INC.

                      _____________, 1996

             _____________________________________

                       TABLE OF CONTENTS


Section                                                    Page

1.   Definitions . . . . . . . . . . . . . . . . . . . . . .  1

2.   Representations and Warranties. . . . . . . . . . . . .  5

     2.1  Representation and Warranties of Kodak . . . . . .  5
     2.2  Representations and Warranties of CPI. . . . . . .  6

3.   Restrictions on Transfer of Securities. . . . . . . . .  7

4.   Board . . . . . . . . . . . . . . . . . . . . . . . . .  7

     4.1  Number; Nominations. . . . . . . . . . . . . . . .  7
     4.2  Voting for Directors . . . . . . . . . . . . . . .  8
     4.3  Removal of Directors . . . . . . . . . . . . . . .  8
     4.4  Vacancies. . . . . . . . . . . . . . . . . . . . .  8
     4.5  Action . . . . . . . . . . . . . . . . . . . . . .  8
     4.6  Written Consent. . . . . . . . . . . . . . . . . .  8
     4.7  Meetings . . . . . . . . . . . . . . . . . . . . .  8
     4.8  Committees . . . . . . . . . . . . . . . . . . . .  9
     4.9  Authority. . . . . . . . . . . . . . . . . . . . .  9
     4.10 Chairman . . . . . . . . . . . . . . . . . . . . . 10
     4.11 Fees and Expenses. . . . . . . . . . . . . . . . . 10

5.   Stockholder Representatives and Special Stockholder Voting
      Requirements . . . . . . . . . . . . . . . . . . . . . 11

     5.1  Stockholder Representatives. . . . . . . . . . . . 11
     5.2  Special Stockholder Voting Requirements. . . . . . 11
     5.3  Written Consent. . . . . . . . . . . . . . . . . . 13

6.   Officers. . . . . . . . . . . . . . . . . . . . . . . . 13

7.   Financing of the Company and Financial Matters. . . . . 13

     7.1  Additional Funds . . . . . . . . . . . . . . . . . 13
     7.2  Access . . . . . . . . . . . . . . . . . . . . . . 14
     7.3  Fiscal Year. . . . . . . . . . . . . . . . . . . . 14
     7.4  Auditor. . . . . . . . . . . . . . . . . . . . . . 14
     7.5  Business Plans . . . . . . . . . . . . . . . . . . 14
     7.6  Financial Statements . . . . . . . . . . . . . . . 15

8.   Put Rights. . . . . . . . . . . . . . . . . . . . . . . 16

     8.1  Put Notice . . . . . . . . . . . . . . . . . . . . 16
     8.2  Payment Options. . . . . . . . . . . . . . . . . . 17
     8.3  Closing. . . . . . . . . . . . . . . . . . . . . . 17
     8.4 Other Deliveries at Closing and Further Assurances 17 (Page numbers conform to paper copy)

9.   Call Rights . . . . . . . . . . . . . . . . . . . . . . 17

     9.1  Call Notice. . . . . . . . . . . . . . . . . . . . 17
     9.2  Closing. . . . . . . . . . . . . . . . . . . . . . 18
     9.3  Other Deliveries at Closing and Further Assurances 18

10.  Fair Market Value . . . . . . . . . . . . . . . . . . . 19

11.  Share Certificates. . . . . . . . . . . . . . . . . . . 19

     11.1 Restrictive Endorsement. . . . . . . . . . . . . . 19
     11.2 Replacement Certificates . . . . . . . . . . . . . 19

12.  Competing Interests . . . . . . . . . . . . . . . . . . 20

     12.1 Generally. . . . . . . . . . . . . . . . . . . . . 20
     12.2 Specific Opportunities . . . . . . . . . . . . . . 20

13.  Nonsolicitation of Employees. . . . . . . . . . . . . . 21

14.  Termination . . . . . . . . . . . . . . . . . . . . . . 21

15.  Indemnification . . . . . . . . . . . . . . . . . . . . 21

16.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . 22

     16.1 Entire Agreement; Amendments . . . . . . . . . . . 22
     16.2 Headings and References. . . . . . . . . . . . . . 22
     16.3 Severability . . . . . . . . . . . . . . . . . . . 22
     16.4 Notices. . . . . . . . . . . . . . . . . . . . . . 22
     16.5 Waiver; Consents . . . . . . . . . . . . . . . . . 23
     16.6 Assignment . . . . . . . . . . . . . . . . . . . . 23
     16.7 Governing Law; Jurisdiction. . . . . . . . . . . . 24
     16.8 Parties in Interest. . . . . . . . . . . . . . . . 24
     16.9 Counterparts . . . . . . . . . . . . . . . . . . . 24
     16.10 Specific Performance. . . . . . . . . . . . . . . 24


Schedules

Schedule 4.7   Meetings of the Board
Schedule 5.1   Initial Stockholder Representatives
Schedule 5.2   Permitted Stockholder Transactions
Schedule 6     Officers
Schedule 10    Valuation Procedure and Methodology

Exhibits

Exhibit A By-laws
Exhibit B Certificate of Incorporation
Exhibit C Promissory Note
(Page numbers conform to paper copy)

                    STOCKHOLDERS' AGREEMENT

     THIS STOCKHOLDERS' AGREEMENT, dated as of __________, 1996, by and among Eastman Kodak Company ("Kodak"), a New Jersey corporation, and CPI Inc. ("CParent"), a Delaware corporation, and Consumer Programs Holding, Inc. ("Holding"), a Delaware corporation, (CParent and Holding are sometimes collectively herein referred to as "CPI"), and Fox Photo, Inc. (the "Company"), a Delaware corporation.

                     W I T N E S S E T H:

     WHEREAS, Kodak, CParent, Holding and the Company are parties to a Subscription Agreement, dated as of August __, 1996 (the
"Subscription Agreement"); and

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Kodak, CParent, Holding and the Company have consummated the transactions contemplated by the Subscription
Agreement (the "Closing");

     WHEREAS, as a result of the Closing, the Company is authorized to issue an aggregate of 2,041 shares of Common Stock
(the "Shares"), all of which are currently issued and outstanding;

     WHEREAS, as a result of the foregoing transactions, Kodak is the record and beneficial owner of 1,041 Shares (constituting 51% of the issued and outstanding Shares) (the "Kodak Shares") and Holding is the record and beneficial owner of 1,000 Shares (constituting 49% of the issued and outstanding Shares) (the "Holding Shares"), in each case free and clear of all options, liens, encumbrances or charges of any kind, except this Agreement; and

     WHEREAS, CParent owns all of the issued and outstanding shares of Holding Common Stock.

     NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto agree as follows:

          1. Definitions. As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

          "Act" means the Securities Act of 1933, as amended.

          "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other

Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

          "Audited Financial Statements" shall have the meaning set forth in Section 7.6(a).

          "Banker" shall have the meaning set forth in Section
10.1.

          "Bankruptcy Event" means an event in which: (a) CParent or Holding admits that it generally cannot pay its debts as they become due; (b) CParent or Holding pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors; or (c) any Person pursuant to or within the meaning of any Bankruptcy Law
(i) commences a case or proceeding against CParent or Holding which is not dismissed within 180 days of such commencement, or
(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law (A) for relief against CParent or Holding in an involuntary case or proceeding, (B) appointing a Custodian of CParent or Holding for all or substantially all of its property, or (C) ordering the liquidation of CParent or Holding, and the order or decree remains unstayed and in effect for 90 days (the term "Bankruptcy Law" for purposes of this definition means Title 11 U.S. Code or similar non-U.S. national, provincial or local law for the relief of debtors and the term "Custodian" means any receiver, trustee, liquidator or similar official under any Bankruptcy Law).

          "Board" means the Board of Directors of the Company.

          "Business" means the business of the Company and its subsidiaries as contemplated in the Business Plan, consisting of
(a) retail photofinishing and related photoprocessing, photoimaging and image transmission operations; (b) retail sales of photographic and photoimaging products and services related to amateur photography; (c) development of systems, software and techniques to expand consumer participation in the photofinishing process; and (d) sales of photographic and photoimaging products by professional portrait studios and other services related to professional photography to the extent conducted by the Company and its subsidiaries on the date hereof.

          "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized to close.

          "Business Plan" means each three year operating plan for the Company and its subsidiaries adopted by the Board from time to time as described in Section 7.5 including pro forma financial statements and funding requirements for the period covered by such plan and a detailed operating budget for the first year under each such plan updated on a quarterly basis as provided in Section 7.5.

          "By-laws" means the Company's Amended and Restated By-laws attached hereto as Exhibit A.

          "Call" shall have the meaning set forth in Section 9.1.

          "Call Notice" shall have the meaning set forth in
Section 9.1.

          "Call Shares" shall have the meaning set forth in
Section 9.1.

          "Cause" means Cause as defined in the Employment
Agreement between the Company and the president of the Company or with respect to periods from and after January 1, 1999, the failure of the Company to meet in any material respect the financial or strategic goals set forth in any Business Plan.

          "Certificate of Incorporation" means the Company's
Amended and Restated Certificate of Incorporation attached hereto as Exhibit B.

          "Change of Control" means (a) the failure of CParent to own, directly or indirectly, all of the issued and outstanding shares of capital stock of Holding; or (b) the consummation of
(i) any consolidation or merger of CParent with any Person (other than a merger or consolidation in which at least a majority of the voting capital stock of CParent, or the surviving or resulting entity, if other than CParent (determined on a fully diluted basis), outstanding immediately after the effective date of such merger or consolidation is owned of record or beneficially by Persons who owned voting capital stock of CParent immediately prior to such merger or consolidation and in substantially the same proportions in which such stock was held immediately prior to such merger or consolidation), provided that the consolidation or merger is not with an entity which was a wholly-owned subsidiary of CParent immediately before the consolidation or merger; or (ii) any sale, lease, exchange or other Transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of CParent; or (c) the approval of any plan or proposal for the liquidation or dissolution of CParent; or (d) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, becoming the beneficial owner of 30% or more of CParent's then outstanding common stock (determined on a fully diluted basis), provided that such person is not a wholly-owned subsidiary of CParent immediately before it becomes such 30% beneficial owner; or (e) individuals who constitute CParent's board of directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by CParent's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by the specific vote or by approval of the proxy statement of CParent in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as if such person were a member of the Incumbent Board.

          "Collateral Documents" means the CPI Corp. Supply Agreement, dated August 7, 1996, between Kodak and CParent and the Fox Supply Agreement, dated August 7, 1996, between Kodak and the Company; and the Consulting Agreement, the Services Agreement-Kodak, the Services Agreement-Programs, the CPI Trademark License Agreement, the Kodak Trademark License Agreement, the Kodak Patent License Agreement, and the CPI Software License Agreement, each of which are exhibits to the Subscription Agreement.

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "CPI Directors" shall have the meaning set forth in
Section 4.1.

          "Excess Cash Flow" means the amount by which the cash and marketable securities of the Company reflected on the most recent balance sheet exceeds the amount determined as follows:
(a) forecasted cash generated (used) by operations for the succeeding twelve months as shown on the Business Plan minus (b) forecasted capital expenditures for the succeeding twelve months as shown on the Business Plan minus (c) $4,000,000.

          "Fair Market Value" means the fair market value of the Company as described in Section 10.

          "GAAP" means generally accepted U.S. accounting principles, as in effect from time to time.

          "Holding Common Stock" means the common stock, no par value, of Holding.

          "Initial Business Plan" means the Business Plan, dated
August __, 1996, for the period from the Closing through December
31, 1999.

          "Kodak Directors" shall have the meaning set forth in
Section 4.1.

          "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof or any other entity.

          "Programs" means Consumer Programs Incorporated.

          "Promissory Note" shall have the meaning set forth in
Section 8.2.

          "Put" shall have the meaning set forth in Section 8.1.

          "Put Shares" shall have the meaning set forth in
Section 8.1.

          "Put Notice" shall have the meaning set forth in
Section 8.1.

          "Securities" means and includes (a) all Shares owned, of record or beneficially, by any Stockholder, (b) all Shares hereafter acquired, directly or indirectly, by any Stockholder and (c) all other securities of the Company acquired by any Stockholder by way of dividend or upon an increase, reduction, substitution or reclassification of stock of the Company or upon any reorganization of the Company or in any other manner.

          "Securities Acts" means any applicable statute, rule, regulation or administrative or regulatory requirement applicable to the Transfer of securities of the Company, including the Act, and the rules and regulations promulgated thereunder, and all applicable state securities or "blue sky" laws.

          "Stockholder" means Holding or Kodak initially and any other Person to whom Shares are transferred in accordance with, and who becomes a party to, this Agreement, all of whom collectively are referred to as the "Stockholders".

          "Stockholder Representatives" shall have the meaning set forth in Section 5.1.

          "Transfer" means any sale, assignment, transfer, pledge, hypothecation, mortgage, charge, lien, encumbrance, gift, bequest, transmission or other disposition.

          2.   Representations and Warranties.

          2.1 Representation and Warranties of Kodak. Kodak represents and warrants to the Company and to CPI as follows:

          (a) Kodak is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all corporate power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement in accordance with its terms;

          (b) this Agreement constitutes the valid and legally binding obligation of Kodak, enforceable against Kodak in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies;

          (c) the execution, delivery and performance of this Agreement by Kodak has been duly authorized by all necessary corporate action and does not and will not (i) violate or result in a breach of or constitute a default under any of the organizational or constituent documents of Kodak, or any contract, agreement, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which Kodak is a party or by which it or any of its assets are bound or affected or (ii) require any permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity, except for those which have already been obtained; and

          (d) Kodak owns the Kodak Shares, beneficially and of record, free and clear of all liens and encumbrances.

          2.2 Representations and Warranties of CPI. CParent and Holding, jointly and severally, represent and warrant to the Company and to Kodak as follows:

          (a) each of CParent and Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement in accordance with its terms;

          (b) this Agreement constitutes the valid and legally binding obligation of CPI, enforceable against CPI in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies;

          (c) the execution, delivery and performance of this Agreement by CParent and Holding has been duly authorized by all necessary corporate action and does not and will not (i) violate or result in a breach of or constitute a default under any of the organizational or constituent documents of either of them, or any contract, agreement, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which either of them is a party or by which either of them or any of their respective assets are bound or affected or (ii) require any permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity, except for those which have already been obtained;

          (d) Holding owns the Holding Shares, beneficially and of record, free and clear of all liens and encumbrances; and


          (e) Holding's total authorized capital stock consists of 1,000 shares of Holding Common Stock of which 100 shares are currently outstanding and validly issued and all of which are owned beneficially and of record by CParent, free and clear of all liens and encumbrances. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or similar rights relating to the Holding Common Stock. There are no other classes or series of capital stock or other equity interests of Holding authorized, issued or outstanding. All of the issued and outstanding shares of Holding Common Stock are validly issued, fully paid and non-assessable.

          3. Restrictions on Transfer of Securities. Neither Holding nor Kodak shall Transfer any Securities other than (a) by Holding to CParent or to a wholly owned direct or indirect subsidiary of such Stockholder or CParent, as the case may be, so long as such subsidiary remains a wholly owned subsidiary of such Stockholder or CParent, as the case may be, and provided that (i) it agrees to be bound by all of the provisions in this Agreement to the same extent that the transferor is bound by executing and delivering to the other Stockholder a counterpart hereto (but such Transfer to a subsidiary shall not relieve the Stockholder so transferring from responsibility for the performance by such subsidiary of its obligations hereunder), (ii) if such transferee subsidiary ceases to be a wholly owned subsidiary of such Stockholder or CParent as the case may be, or enters into liquidation, whether compulsorily or voluntarily, it shall prior to doing so retransfer such Securities to such Stockholder, and
(iii) such transferee shall designate its transferor as its proxy and agent so that Holding and Kodak shall retain the right to vote all Securities and receive all notices given to Stockholders under this Agreement; or (b) pursuant to the Put or the Call.

          4. Board. In addition to the provisions of the Certificate of Incorporation and the By-laws, the following provisions shall apply with respect to the Board:

          4.1 Number; Nominations. The Board shall consist of seven (7) individuals. Kodak shall nominate four (4) persons to serve as members of the Board (the "Kodak Directors") and Holding shall nominate three (3) persons to serve as members of the Board (the "CPI Directors").

          4.2 Voting for Directors. At each meeting of the Stockholders for the election of directors, each Stockholder shall vote all Securities held by such Stockholder for the election of the seven (7) persons nominated pursuant to Section 4.1.

          4.3 Removal of Directors. A Kodak Director may only be removed by a vote of at least three (3) of the Kodak Directors and a CPI Director may only be removed by a vote of at least two
(2) of the CPI Directors. If at any time any Stockholder proposes to remove any director who was nominated by such Stockholder as provided in Section 4.1, each Stockholder shall vote all of the Securities owned by such Stockholder for such removal if removal has been approved by the Stockholder who would be entitled to fill a vacancy pursuant to Section 4.4.

          4.4 Vacancies. If a vacancy in the Board is caused by death, resignation, removal or any other reason, the Stockholder who had nominated such removed director shall be entitled to nominate a candidate to fill such vacancy and each Stockholder shall vote all of the Securities owned by such Stockholder for the nominee selected by Holding or Kodak, as the case may be, so that the number of CPI Directors and Kodak Directors shall be as provided in Section 4.1.

          4.5 Action. A quorum for the taking of any action by the Board shall require the presence when the action is taken of at least three (3) Kodak Directors and at least one (1) CPI Director; provided, however, if at two (2) successive Board meetings none of the CPI Directors are present for the taking of any action proposed by Kodak, then at the next Board meeting a quorum for the taking of any action by the Board shall require the presence when the action is taken of all four (4) Kodak Directors and the presence of none of the CPI Directors shall be required.

          4.6 Written Consent. Any action by the Board may be taken by written consent without a meeting to the extent permitted by law, the Certificate of Incorporation and the By-laws.

          4.7 Meetings. There will be at least four (4) regularly scheduled meetings of the Board annually, at dates and places to be agreed upon by CPI and Kodak, one of which shall be in conjunction with the annual meeting of the Company. The annual meeting shall be held within 120 days following the end of the Company's fiscal year, or as otherwise agreed by CPI and Kodak. Management of the Company shall submit, no later than ten
(10) Business Days prior to each meeting, a proposed agenda to the Board for such meeting. Any director shall be permitted to add items to the agenda upon notice to the President of the Company and the other directors, provided that such notice is given at least three (3) Business Days prior to the relevant meeting. The first four (4) regularly scheduled meetings of the Board immediately succeeding the date hereof shall be held on the dates and at the times and places set forth on Schedule 4.7.

          4.8 Committees. Each committee of the Board shall consist of either (a) three (3) members, with two (2) designated by Kodak and one (1) designated by Holding or (b) five (5) members, with three (3) designated by Kodak and two (2) designated by Holding. A quorum for the taking of any action by any committee of the Board shall require the presence when the action is taken of at least a majority of Kodak Directors and at least one (1) CPI Director; provided, however, if at two (2) successive committee meetings none of the CPI Directors are present for the taking of any action proposed by Kodak, then at the next committee meeting a quorum for the taking of any action by the committee shall require the presence when the action is taken of all Kodak Directors on such committee and the presence of none of the CPI Directors on such committee shall be required.

          4.9 Authority. The Board shall have such authority as is not reserved to the Stockholders by law or by this Agreement. In addition to any matters required by the Certificate of Incorporation or By-laws or by law, no action may be taken by or on behalf of the Company in connection with any of the following matters without the prior approval of the Board:

          (a) the adoption of, or any material amendment to, a Business Plan;

          (b) the establishment of any Committee of the Board or the delegation of authority to any Person or Persons (including a Committee of the Board) to approve the taking of any action by the Company other than a delegation of authority within the delegated authority of the officer or Committee so delegating such authority and other than matters reserved to the Board under this Section 4.9;

          (c) any purchase or sale of real property by the Company or any of its subsidiaries;

          (d) any lease of real property by the Company or any of its subsidiaries (including, without limitation, any renewal leases) with an annual base rent in excess of $60,000 and a term exceeding three (3) years;

          (e) the hiring and firing of, or entering into and amending of, any employment contract with any officer of the Company set forth on Schedule 6 or their successors or entering into of any collective bargaining agreement;

          (f) the compensation of executive officers of the Company, including benefits under any incentive compensation plan of the Company and any other benefits;

          (g) the adoption of, or amendment, modification or change in, any employee compensation or benefit plan or incentive compensation plan of the Company, or the grant of any rights in or benefits under any such incentive compensation plan of the Company;

          (h) the acquisition by the Company of any securities of, or other ownership interest in, any Person, excluding short-term investments in obligations of the United States of America;

          (i) the commencement (including by filing any counterclaim) or settlement by the Company of any material claim or litigation, regulatory proceeding or other dispute in any jurisdiction;

          (j) the Transfer of any proprietary information or rights, other than nonexclusive licenses of any such rights in the ordinary course of business to end-users without the right to assign, relicense or sublicense;

          (k) the appointment, removal or change of the accountants or any auditors for the Company; and

          (l) the adoption of, or any change in, the policies, procedures and principles of the Company with respect to accounting and taxation matters.

          4.10 Chairman. The Chairman of the Board initially shall be Alyn Essman, who shall be one of the initial CPI Directors, and such Chairman shall serve until the first to occur of (a) the next annual meeting of the Stockholders; (b) his removal as a director as provided in the By-laws or in this Agreement; and (c) his resignation. Thereafter, the Chairman shall be designated by the Board. The Chairman shall have such duties as are specified in the By-laws or specifically delegated to him by resolution of the Board.

          4.11 Fees and Expenses. Directors shall not receive any compensation from the Company for serving as directors. Expenses of directors for attendance at Board meetings or any committees thereof shall be the responsibility of the Stockholder which appointed them.

          5.   Stockholder Representatives and Special
Stockholder Voting Requirements.

          5.1 Stockholder Representatives. Holding and Kodak shall each designate and notify the other in writing of at least one (1), and not more than two (2), representative(s) of such Stockholder ("Stockholder Representative(s)") (either or both of whom may be, but neither of whom need be, a director of the Company nominated by such Stockholder) to represent such Stockholder in connection with the Company, and to whom communications to such Stockholder are to be directed, and who is or are authorized to act for such Stockholder with respect to any matters pursuant to this Agreement (each being authorized to act without the other unless the Stockholder designating such Stockholder Representative specifies by written notice to the other Stockholder that such Stockholder Representatives may only act jointly). Any Stockholder Representative may be changed at any time by the Stockholder who appointed him by written notification to the other Stockholder, but such change shall not affect the effectiveness of any action taken or approval given by such Stockholder Representative prior to receipt by the other Stockholder of such notification of such change. The initial Stockholder Representatives shall be as set forth on
Schedule 5.1.

          5.2 Special Stockholder Voting Requirements. At any time during the term of this Agreement, the approval by the affirmative vote or written consent of Holding and Kodak, acting through their respective Stockholder Representatives, shall be required to authorize any of the following:

          (a) except as provided in Section 7.8, the payment or declaration of any dividend on the Shares or any other equity securities (including options or warrants) of the Company or the redemption, purchase or other acquisition for value (or the payment into or setting aside for a sinking fund for such purpose) of any of the Shares or any other equity securities of the Company, or the application of any of the Company's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Shares or other equity securities of the Company;

          (b) any incurrence or assumption or permitting to exist of or permitting or causing any subsidiary of the Company to incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) in excess of $2,500,000 in the aggregate, other than as contemplated by the Initial Business Plan, or the issuance or redemption of any debt securities or the assumption, guarantee or endorsement of liabilities of any other Person, other than such issuances, redemptions, guarantees or endorsements which individually or in the aggregate are not material;

          (c) permitting or causing the Company, or any subsidiary of the Company, to engage in any line of business outside of the Business;

          (d) any authorization or issuance of any equity securities of the Company, or any of its subsidiaries, including any preferred stock or, options, warrants or other securities convertible into or exchangeable or exercisable for such equity securities;

          (e) any amendment or repeal of any provision of, the addition of any provision to, or the waiver of any provision of the Company's Certificate of Incorporation or By-laws, or causing or permitting any subsidiary of the Company to do the same;

          (f) the entering into of any transaction by the Company or any of its subsidiaries with any Stockholder or Affiliate of any Stockholder, whether pursuant to a written contract or otherwise, other than the transactions provided for under the Collateral Documents or as permitted pursuant to Schedule 5.2 or amending any of the Collateral Documents or causing or permitting any subsidiary of the Company to do any of the foregoing;

          (g) the Transfer of any assets of the Company or of any of its subsidiaries with an aggregate original cost in respect of any one transaction or series of related transactions in excess of $2,500,000 other than as contemplated by the Initial Business Plan;

          (h) the purchase, lease or hire of any asset (including real property) by the Company or any of its subsidiaries with an aggregate cost in respect of any one transaction or series of related transactions in excess of $2,500,000, other than as contemplated by the Initial Business Plan;

          (i) any acquisition of the Company by means of a merger or consolidation of the Company or any of its subsidiaries with or into any other Person or the consolidation or merger of any other Person with or into the Company or any of its subsidiaries (other than a mere reincorporation transaction or a transaction between the Company and any of its subsidiaries which does not materially adversely affect the rights and obligations of the parties hereto);

          (j) (A) the Company or any of its subsidiaries lending money, extending credit or making advances to any Person (other than a wholly owned subsidiary of the Company) in excess of $2,500,000 or not in the ordinary course of business, or (B) the Company or any of its subsidiaries purchasing or acquiring any securities of, or any other interest in, or making any capital contribution to, any other Person (other than a wholly owned subsidiary) in respect of any one transaction or series of related transactions in excess of $2,500,000;

          (k) the removal of the president of the Company other than for Cause;

          (l) the dissolution or the adoption of a plan of liquidation of the Company or any of its subsidiaries having net assets in excess of $2,500,000;

          (m)  any action by the Company or any of its
     subsidiaries, or by CParent, Holding or Kodak with respect to the Company or any of its subsidiaries, to commence any case, proceeding or other action (A) under any Bankruptcy Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a Custodian for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or

          (n) any public offering of securities of the Company or any of its subsidiaries.

          5.3 Written Consent. Any action by the Stockholders may be taken by written consent without a meeting to the extent permitted by law, the Certificate of Incorporation and By-laws; provided, however, that nothing in this Section 5.3 shall authorize the nomination, election or removal of directors other than in accordance with the provisions of Section 4.

          6. Officers. All officers of the Company shall be employees of the Company and shall not be employees of or independent contractors to CParent, Holding, Kodak or any of their respective Affiliates. Immediately following the execution of this Agreement, CPI shall cause the CPI Directors and Kodak shall cause the Kodak Directors to elect the individuals set forth on Schedule 6 to the office set forth opposite their names on such Schedule, commencing on the date hereof and continuing until the first to occur of the next annual meeting of the Stockholders of the Company or their removal, except as otherwise provided in Section 5.2(k), by a majority vote of the Board or their resignation or their ceasing to be employed by the Company for any reason whatsoever.

          7.   Financing of the Company and Financial Matters.

          7.1  Additional Funds.  Neither CParent, Holding nor
Kodak shall be required to provide any equity or debt capital to the Company or any of its subsidiaries.

          7.2 Access. CPI and Kodak and their respective representatives and advisors shall have access to, and the right to review, records of the Company at all times. Such right shall be exercised so as not to unreasonably interfere with the conduct of the Company's business. CPI and Kodak shall have no right of access to, or right to review, the records of the other, except as provided under the Subscription Agreement or the Collateral Documents.

          7.3 Fiscal Year. The fiscal year of the Company shall be the calendar year.

          7.4 Auditor. The accounting firm auditing the Company's financial statements shall be appointed annually by the Board, and shall be the firm which is designated by Kodak.

          7.5  Business Plans.

          (a) Immediately following the execution of this Agreement, CPI shall cause the CPI Directors and Kodak shall cause the Kodak Directors to adopt the Initial Business
     Plan.

          (b) During September 1997 and each September thereafter, management of the Company shall propose a Business Plan to the Board for its consideration and approval. Each proposed Business Plan shall be in the format of the Initial Business Plan and shall include (i) the categories of information reflected therein for the period covered by the Business Plan and (ii) an annual operating plan setting forth a monthly forecast for next calendar year. At least 15 days prior to the commencement of each calendar quarter, the annual operating plan shall be updated to add monthly forecasts for an additional calendar quarter so that the plan covers a rolling 12-month period.

          (c)  When a Business Plan is approved as provided in
     Section 4.9(a), the Company shall thereafter implement such Business Plan in the operation of the Business. The Company shall not operate under any Business Plan not so approved, and if the Business Plan for any period is not approved by the beginning of a fiscal year, or calendar quarter, as the case may be, the Company shall continue to operate under the latest approved Business Plan until a new Business Plan is approved. The Company shall not take any action that conflicts with or departs from the Business Plan then in effect without the prior approval of the Board and, to the extent required by Section 5.2, the Stockholders.

          7.6  Financial Statements.

          (a) Annual Statements. As soon as practicable following the end of each fiscal year (and in any event not later than sixty (60) days after the end of such fiscal year), the Company shall prepare and deliver to each member of the Board and to each Stockholder audited consolidated and consolidating balance sheets of the Company as of the end of such fiscal year and the related audited consolidated and consolidating statements of operations and stockholders' equity for such fiscal year (or similar statements if such statements change as the result of changes in GAAP), together with appropriate notes to such consolidated financial statements, and in each case setting forth in comparative form the corresponding figures for the preceding fiscal year and for the budget for the fiscal year just completed ("collectively, the "Audited Financial Statements"). The Audited Financial Statements shall be accompanied by the report of the Company's accountants to the effect that the Audited Financial Statements (except for the comparison to the budget) have been prepared in conformity with GAAP applied on a basis consistent with prior years (except for the comparison to the budget) have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit of the Audited Financial Statements has been performed in accordance with GAAP. The Company shall conduct its business so that such report of its accountants shall not contain any qualifications as to the scope of the audit or with respect to the Company's compliance with GAAP consistently applied, except for changes in methods of accounting in which such accountants concur.

          (b) Quarterly Statements. As soon as practicable following the end of each fiscal quarter (and in any event not later than three (3) Business Days after the end of such fiscal quarter), the Company shall prepare and deliver to each member of the Board and to each Stockholder consolidated and consolidating balance sheets of the Company as of the end of such fiscal quarter and the related consolidated and consolidating statements of operations, stockholders' equity and cash flows of the Company for such fiscal quarter and for the fiscal year to date in each case setting forth in comparative form the corresponding figures for the preceding fiscal quarter, for the fiscal quarter of the prior fiscal year corresponding to the fiscal quarter just completed and for the budget for such fiscal quarter and for the fiscal year to date. Such consolidated financial statements shall be accompanied by a certificate of the principal accounting or financial officer of the Company to the effect that such consolidated financial statements have been prepared under such officer's supervision and that, although such financial statements do not contain the footnotes and other disclosures required to be presented in interim financial statements by GAAP, such financial statements, in such officer's judgment, fairly present the financial condition and results of operations of the Company as of the date and for the periods indicated, subject to normal recurring year-end audit adjustments.

          (c) Monthly Statements. As soon as practicable following the end of each calendar month (and in any event not later than three (3) Business Days after the end of such month), the Company shall prepare and deliver to each member of the Board consolidated and consolidating balance sheets of the Company as of the end of such month and the related consolidated and consolidating statements of operations, stockholders equity and cash flows of the Company for such month and for the fiscal year to date (or similar statements if such statements change as a result of changes in GAAP) together with a revised estimate of the results of operations for such fiscal year, in each case setting forth in comparative form the corresponding figures for the budget for the fiscal year to date.

          7.7 Other Reports and Inspection. The Company shall furnish promptly to any Stockholder such documents, reports, financial data and information as such Stockholder may reasonably request.

          7.8 Excess Cash Flow. At the first Board meeting after each delivery of Audited Financial Statements to the Board, the Board shall declare and, within five (5) days thereafter, the Company shall pay a dividend on the Shares in an aggregate amount equal to the Excess Cash Flow. Commencing with the first fiscal quarter of 1998, at the first Board meeting following delivery of the quarterly financial statements required by Section 7.6(b) for the first three quarters of each year, the Board shall declare and, within five (5) days thereafter, the Company shall pay a dividend on the Shares in an aggregate amount equal to the Excess Cash Flow.

          8.   Put Rights.

          8.1 Put Notice. CPI may, by notice to Kodak and the Company (a "Put Notice"), irrevocably elect to require Kodak to purchase (a "Put") all (but not less than all) of the Securities owned by Holding, CParent or a wholly owned direct or indirect subsidiary of Holding or CParent (the "Put Shares") at any time from and after January 1, 1999: for the greater of (i) $53,900,000 and (ii) forty nine percent (49%) of (A) the Fair Market Value minus (B) $30,000,000; provided, however, if the Final Equity Valuation determined as provided in Schedule 10 ("Final Equity Valuation") is an amount that is higher than the Fair Market Value proposed by CPI in the Put Notice, the Fair Market Value for purposes of this Section 8.1 shall be the Fair Market Value proposed by CPI in the Put Notice and if the Final Equity Valuation is lower than the Fair Market Value contained in Kodak's Counteroffer (as defined in Schedule 10), the Fair Market Value for purposes of this Section 8.1 shall be the Fair Market Value proposed in Kodak's Counteroffer.

          8.2 Payment Options. Kodak shall have the option to pay that portion, if any, of the purchase price of the Put Shares which exceeds $53,900,000 (the "Excess Amount") either in cash, by delivery of a promissory note to Holding in the original principal amount equal to that portion of the purchase price of the Put Shares which exceeds $53,900,000, or part in cash and the balance by delivery of a promissory note to Holding. The promissory note shall be substantially in the form of Exhibit C (the "Promissory Note").

          8.3 Closing. The closing of any Put transaction shall take place at a place and on a date mutually agreed upon by CPI and Kodak which shall not be later than the latest to occur of
(a) January 1, 1999, (b) sixty (60) days after Kodak has received the Put Notice and (c) fifteen (15) days after CPI and Kodak shall have agreed upon the Fair Market Value or received the Final Equity Valuation, as the case may be. On the closing date, Kodak will pay for the Put Shares by wire transfer to Holding of all cash portions of the purchase price, including any Excess Amount, to the extent Kodak elects, in accordance with
Section 8.2, to pay such Excess Amount in cash, and by delivery of a Promissory Note duly executed by Kodak in the required principal amount to the extent Kodak elects, in accordance with

Section 8.2, not to pay the Excess Amount in cash. Kodak will be entitled to receive representations and warranties from CPI regarding the sale of the Put Shares customary in similar transactions, including but not limited to, a representation that Holding has good and marketable title to the Put Shares, free and clear of all liens, claims and other encumbrances.

          8.4  Other Deliveries at Closing and Further
Assurances. At or prior to the closing of a Put transaction and as a condition to Kodak's obligation to close a Put transaction, CPI shall deliver to Kodak resignations of the CPI Directors, in each case without any claim for damages or compensation with respect to any CPI Director's service or resignation as a director of the Company and CPI shall cause CPI Research and Development, Inc. to deliver to Kodak the source code and system documentation referred to in Section 3.4 of each CPI Software License Agreement in effect at such time. CPI and Kodak shall do all or procure to be done all such acts and things as may be necessary to give full effect to the Transfer of the Put Shares and the registration thereof in the name of Kodak. If, in respect of any sale of the Put Shares, Kodak tenders payment in full for said Put Shares and CPI fails to deliver to Kodak all appropriate forms of Transfer within the time provided for closing, CPI irrevocably appoints Kodak as its attorney with full power to execute, complete and deliver in the name of and on behalf of CPI the Transfer of all of the Put Shares and, upon execution and registration of such Transfer, Kodak shall make payment in full in respect thereof to Holding.

          9.   Call Rights.

          9.1 Call Notice. Kodak may, by notice to CPI and the Company (a "Call Notice"), elect to purchase (a "Call") all (but not less than all) of the Securities owned by Holding, CParent or a wholly owned direct or indirect subsidiary of Holding or CParent (the "Call Shares") (a) at any time after the date hereof and prior to January 1, 1999 upon the occurrence of a Change of Control after the date hereof or if a Change of Control has occurred after the date of the Subscription Agreement and prior to the date hereof or a Bankruptcy Event for $53,900,000, or
(b) at any time from and after January 1, 1999, for the greater of (i) $53,900,000 and (ii) forty nine percent (49%) of (A) the Fair Market Value minus (B) $30,000,000; provided, however, the parties agree that if the Final Equity Valuation determined as provided in Schedule 10 ("Final Equity Valuation") is an amount that is lower than the Fair Market Value proposed by Kodak in the Call Notice, the Fair Market Value for purposes of this
Section 9.1 shall be the Fair Market Value proposed by Kodak in the Call Notice and if the Final Equity Valuation is higher than the Fair Market Value contained in CPI's Counteroffer, the Fair Market Value for purposes of this Section 9.1 shall be the Fair Market Value proposed in CPI's Counteroffer.

          9.2 Closing. The closing of any Call transaction shall take place at a place and on a date mutually agreed upon by CPI and Kodak which shall not be later than fifteen (15) days after CPI and Kodak have agreed upon the Fair Market Value or received the Final Equity Valuation, as the case may be; provided, however, in the event of a Call Notice pursuant to
Section 9.1(b), the Closing shall be no earlier than January 1, 1999. On the closing date, Kodak will pay for the Call Shares by wire transfer of the purchase price to Holding. Kodak will be entitled to receive representations and warranties from CPI regarding the sale of the Call Shares customary in similar transactions, including but not limited to a representation that Holding has good and marketable title to the Call Shares to be transferred, free and clear of all liens, claims and other encumbrances.

          9.3  Other Deliveries at Closing and Further
Assurances. At or prior to the closing of a Call transaction and as a condition to Kodak's obligation to close a Call transaction, CPI shall deliver to Kodak resignations of the CPI Directors, in each case without any claim for damages or compensation with respect to any CPI Director's service or resignation as a director of the Company and CPI shall cause CPI Research and Development, Inc. to deliver to Kodak the source code and system documentation referred to in Section 3.4 of each CPI Software License Agreement in effect at such time. CPI and Kodak shall do all or procure to be done all such acts and things as may be necessary to give full effect to the Transfer of the Call Shares and the registration thereof in the name of Kodak. If, in respect of any sale of the Call Shares, Kodak tenders payment in full for said Call Shares and CPI shall have failed to deliver to Kodak all appropriate forms of Transfer within the time provided for closing, CPI hereby irrevocably appoints Kodak as its attorney with full power to execute, complete and deliver in the name of and on behalf of CPI the Transfer of all of the Call Shares and, upon execution and registration of such Transfer, Kodak shall make payment in full in respect thereof to CPI.

          10.  Fair Market Value.

          The Fair Market Value shall be determined as of the date of the Put Notice or Call Notice, as the case may be, by the procedure and methodology set forth on Schedule 10.

          11.  Share Certificates.
          11.1 Restrictive Endorsement. Each certificate representing Securities shall be stamped with legends in substantially the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT, DATED AS OF ____________, 1996, COPIES OF WHICH ARE AVAILABLE AT THE OFFICE OF THE COMPANY AND MAY BE INSPECTED BY ANY PROSPECTIVE TRANSFEREE OF THE SHARES REPRESENTED HEREBY ON REQUEST. SUCH STOCKHOLDERS' AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION, MORTGAGE, CHARGE, LIEN, ENCUMBRANCE, GIFT, BEQUEST, TRANSMISSION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE."

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

     Each Stockholder will deliver all certificates for Securities owned by it to the Company for the purpose of affixing such legend thereto.

          11.2 Replacement Certificates. Upon presentation of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities and indemnity agreement reasonably satisfactory to the Company, and upon reimbursement to the Company of all its reasonable expenses incident thereto, and upon surrender of such certificate or instrument, if mutilated, to the Company, each Stockholder agrees to use his or its best efforts to cause the Company to deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

          12.  Competing Interests.

          12.1 Generally. The Company, CPI and Kodak acknowledge that each of CPI and Kodak has or may develop interests or businesses which may compete, directly or indirectly, with the Business as now conducted or which in the future may be conducted by the Company and that each member of the Board will likely be an employee of CParent or one of its Affiliates or Kodak or one of its Affiliates with duties and obligations to his employer. Accordingly, except as expressly provided in any of the

Subscription Agreement, this Agreement, the Collateral Documents or any other written agreement between or among CParent, Holding, Kodak, their Affiliates and the Company:

          (a) none of CPI, Kodak or their respective designated members of the Board shall be obligated to reveal to the other or the Company any confidential, proprietary or other business information belonging or relating to the business, finances or prospects of the Stockholder and its Affiliates (other than the Company) or, except as expressly provided in Section 12.2, to offer any business opportunity to the Company;

          (b) none of CPI, Kodak or their respective designated members of the Board shall be obligated to take, except as expressly provided in Section 12.2, or approve any action which prefers the interest of the Company over that of the Stockholder or its Affiliates (other than the Company) or to act other than in the best interests of the Stockholder and its Affiliates (other than the Company); and

          (c) each of CPI, Kodak and the Company waives any claim or cause of action against each other and each member of the Board that may arise in respect of a breach of duty to the Company by such Person as a result of a conflict of interest between the Company and the Stockholder or its Affiliates.

          12.2 Specific Opportunities. If (a) any CPI Director or CPI Stockholder Representative becomes aware of any bona fide opportunity presented to CParent, Holding or any of their Affiliates or (b) any Kodak Director, any Kodak Stockholder Representative, the Vice President, Corporate Business Development of Kodak or the President, Consumer Imaging of Kodak becomes aware of any bona fide opportunity presented to Kodak, for the acquisition of control and a controlling interest (by purchase of more than fifty percent (50%) of the voting capital stock or other voting equity interest, asset purchase, merger, consolidation, exchange or otherwise) of any business located in the United States engaged primarily in retail photofinishing operations (but not including operations primarily engaged in professional portraiture operations) which are not operated as a department of or within a larger retail operation, e.g., a mass merchant, drug store, department store, appliance store, supermarket or other multiple category retailer (an "Opportunity"), CPI or Kodak, as the case may be, shall provide notice of the Opportunity (the "Notice") to the Stockholder Representative(s) as soon as practicable after the CPI Director or CPI Stockholder Representative or the Kodak Director, Kodak Stockholder Representative, Vice President, Corporate Business Development of Kodak, or President, Consumer Imaging of Kodak as the case may be, becomes aware of the Opportunity, subject to any restrictions imposed on CParent, Holding, Kodak or any of their respective Affiliates to maintain confidential information regarding the Opportunity. If the Opportunity has been disclosed subject to a confidentiality agreement, the Stockholder receiving the Opportunity shall use its good faith reasonable efforts to secure the right to disclose the Opportunity to the Company and the other Stockholder. If the Stockholder Representative(s) for the Stockholder who did not receive the Opportunity (the "Non-Presenting Stockholder") believes the Opportunity is one which the Company should pursue, within five
(5) days after he receives the Notice, he shall call a Board meeting to consider the Opportunity, which shall be held within ten
(10) days after the date he receives the Notice. If the Non-Presenting Stockholder does not call a Board meeting within such time, or if, within thirty (30) days after presentation of the Opportunity to the Board, the Board determines in good faith not to pursue the Opportunity for any reason whatsoever, or if the Board authorizes pursuit of the Opportunity within such time period and at any time thereafter determines in good faith to terminate such authorization, the other Stockholder or any of its Affiliates shall be entitled to pursue the Opportunity on any terms and conditions and without any time limitations, even if such terms and conditions are different from those, if any, presented in the Notice.

          13. Nonsolicitation of Employees. So long as either CParent, Holding or a wholly owned direct or indirect subsidiary of Holding or CParent on the one hand and Kodak or a wholly owned direct or indirect subsidiary of Kodak on the other hand are Stockholders, neither CParent, Holding nor Kodak shall, without the Company's prior written consent, directly or indirectly, solicit, induce, recruit or encourage any employee or officer of the Company or its subsidiaries to leave his employment.

          14. Termination. This Agreement automatically shall terminate upon the closing of a Put transaction pursuant to Section
8.3 or Call transaction pursuant to Section 9.2.

          15. Indemnification. Each of CPI and Kodak shall indemnify and hold harmless the other and their respective employees, Affiliates (other than the Company) and agents from and against any and all damages, losses, costs and expenses (including reasonable attorneys' and other professional fees and expenses incurred in connection with third party claims or enforcing this Agreement) which any of them may incur by reason of the failure of CParent or Holding on the one hand and Kodak on the other hand to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by CParent or Holding on the one hand and Kodak on the other hand in this Agreement. NEITHER ANY PARTY TO THIS AGREEMENT NOR THEIR AFFILIATES SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY A PARTY OR ITS AFFILIATES WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT.

          16.  Miscellaneous.

          16.1 Entire Agreement; Amendments. This Agreement and the Subscription Agreement and the exhibits and schedules hereto and thereto constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understanding and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by CPI, Kodak and the Company. In the event of any inconsistency between the provisions of this Agreement and the terms of any Business Plan, the provisions of this Agreement, as amended from time to time, shall govern.

          16.2 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section, Schedule or Exhibit, unless it clearly refers to another instrument, means the specified Article, Section, Schedule or Exhibit of this Agreement.

          16.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

          16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telecopier):

     If to Kodak, to its Stockholder Representative(s) at the address or telecopier specified in Schedule 5.1;

     With a copy to:

          General Counsel
          Eastman Kodak Company
          343 State Street
          Rochester, New York  14650-0208
          Telecopier:  (716) 724-9448
     and to

          Deborah McLean Quinn, Esq.
          Nixon, Hargrave, Devans & Doyle llp
          Clinton Square                    courier:
          P.O. Box 1053                     1300 Clinton Square
          Rochester, New York 14603         Rochester, NY 14604
          Telecopier:  (716) 263-1600

     If to CParent or Holding, to CPI's Stockholder
Representative(s) at the address or telecopier specified in
Schedule 5.1;

     With a copy to:

          William F. Wynne, Jr., Esq.
          White & Case
          1155 Avenue of the Americas
          New York, New York  10036-2787
          Telecopier: (212) 354-8113

     If to the Company:

          Fox Photo, Inc.
          1706 Washington Avenue
          St. Louis, Missouri 63103
          Attn: President
          Telecopier: (314) 231-6546

or to such other person, address or telecopy number as any of the parties may designate for that purpose by notice to the other parties.

          16.5 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

          16.6 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

          16.7 Governing Law; Jurisdiction.

          16.7.1 This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws, except to the extent the Delaware General Corporation Law applies to the Company and CPI as corporations formed under the laws of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the U.S. District Court for the Southern District of New York in connection with any action or proceeding arising out of or related to this Agreement, unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such federal courts.

               16.7.3  Each party hereby irrevocably and
     unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any federal court sitting in the Southern District of New York,
     (b) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding any such court and (c) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

               16.7.4 Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 16.4. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.

          16.8 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated by this Agreement, except as expressly provided in Sections 12.1 and 15.

          16.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same
Agreement.

          16.10 Specific Performance. Due to the fact that the Securities cannot be readily purchased or sold in the open market, and that legal remedies may be inadequate to enforce this Agreement, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent mandatory injunction, or any appropriate decree of specific performance, without any bond or security being required and without being required to show any actual damage or that monetary damages would not provide an adequate remedy.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                                   CPI Corp.



                                   By: ___________________________
                                   Name:
                                   Title:


                                   Consumer Programs Holding, Inc.



                                   By: ___________________________
                                   Name:
                                   Title:




                                   Eastman Kodak Company



                                   By: ____________________________
                                   Name:
                                   Title:


                                   Fox Photo, Inc.



                                   By: ____________________________
                                   Name:
                                   Title:

                          Schedule 4.7 to Stockholders' Agreement

                      MEETINGS OF THE BOARD


To be completed prior to Closing

                          Schedule 5.1 to Stockholders' Agreement

                   STOCKHOLDER REPRESENTATIVES

To be completed prior to Closing

                          Schedule 5.2 to Stockholders' Agreement

               PERMITTED STOCKHOLDER TRANSACTIONS


1. Nonexclusive licenses to use and sublicense intellectual property rights with respect to technology developed by the Company on terms and conditions that are substantially equivalent to those which could be achieved in an arms' length transaction with an unrelated third party and no less favorable than those offered to any such party.

2. Transactions which do not involve payments by the Company or to the Company which individually or in the aggregate exceed
     $100,000 during any calendar year, all of which shall be reported to the Board on an annual basis.

3.   Kodak PhotoFile License Agreement from Kodak to Programs.

                            Schedule 6 to Stockholders' Agreement

                            OFFICERS


To be completed prior to Closing

                           Schedule 10 to Stockholders' Agreement

FAIR MARKET VALUE - Procedures and Methodology


     All references to sections are to Sections of the Stockholders' Agreement and all capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Stockholders' Agreement.

     1. Any Put Notice shall be accompanied by Holding's proposal as to Fair Market Value and an offer to sell the Put Shares at a specified price for either cash or a combination of cash and Promissory Note, as determined by Kodak in accordance with Section 8.2, at closing as provided in Section 8.3.

     2. Any Call Notice shall be accompanied by Kodak's proposal as to Fair Market Value and an offer to purchase the Call Shares for cash at closing as provided in Section 9.2.

     3. Within 30 days after any Put Notice or Call Notice is given, the recipient shall give a notice either (a) accepting the offer, which shall constitute an agreement as to the Fair Market Value, in which case the parties shall proceed to closing as provided in Section 8.3 or 9.2, as applicable, or (b) presenting a counteroffer ("Counteroffer").

     4. Within 10 days after the giving of a Counteroffer, the party initiating the Put or Call ("Initiating Party") shall either
(a) accept the Counteroffer, (b) reach agreement as to Fair Market Value with the other party, or (c) request in writing, with a copy to the other party, that the Company engage an independent third party appraiser ("Appraiser")(an "Appraisal Notice"), selected as provided below, to determine the "Final Equity Valuation" (as such term is defined below). The Final Equity Valuation shall be the final and binding basis on which the Fair Market Value is determined. In the case of agreement as to Fair Market Value under subparagraph (a) or (b), the parties shall proceed to closing as provided in Section 8.3 or 9.2, as applicable.

     5. The Appraiser shall be selected from among Morgan Stanley, Goldman Sachs and Dillon Reed according to the following procedures: (a) the Initiating Party shall, with the giving of the Appraisal Notice, notify the Company and the other party of the firm it does not wish to have the Company retain, (b) within three days after receipt of such Notice the other party shall choose among the remaining two firms and notify the Company and the other party of its choice, and (c) within three days of the notice of selection, the Company shall engage the Appraiser to prepare a determination of the Company's Final Equity Valuation in accordance with this Schedule 10.

     6. The Company shall enter into an agreement on commercially reasonable terms with the Appraiser which shall include an agreement by the Appraiser to maintain the confidentiality of the Company's proprietary and confidential information and thereafter shall provide the Appraiser with full access to the Company's management, books and records as may be reasonably requested by Appraiser. The Appraiser shall be obligated to provide a Final Equity Valuation based on the methodology prescribed below within 60 days after entering into the Agreement with the Company.

     7.   For purposes of determining the Company's Final Equity
Valuation, the Appraiser shall utilize the following Valuation
Methodology:

     (a) Enterprise valuation to be based on: analysis of comparable companies, analysis of comparable acquisitions, leveraged acquisition analysis, and discounted cash flow based on a ten-year time horizon, a terminal value based on customary methods (e.g., Perpetuity Growth Model) and discount rate based on customary methodology (e.g., CAPM).

     (b) Future valuation to be based on historical performance with reference to the Business Plan and a reasonable extrapolation out ten years, with initial value not considered in determining future valuation and an assumption of a 100% stock (not asset) acquisition. Projections shall be determined in the sole discretion of the Appraiser after consultation with the parties.

     (c)  The Company shall be assessed as a stand alone entity:
(i) any below market terms for goods or services provided by either party shall be restated to "at market" terms (including, without limitation, royalties for intellectual property) with the assumption that goods and services provided by either party to the Company pursuant to agreements entered into in connection with the Subscription Agreement (including the Supply Agreement between the Company and Kodak) are not deemed "below market" and that only goods or services which are subject to arms-length benchmarks to determine "market value" shall be restated, and (ii) a reasonable and customary (based on comparable precedent transactions) control premium for the range of prospective acquirors may be considered, but the full integration or defensive synergies (e.g., maintaining supply arrangements, incremental revenues, etc.) of Kodak which could be achieved as a result of the Put or Call transaction shall not be included in the valuation.

     (d) The enterprise valuation shall be reduced by the "Net Debt" of the Company to arrive at the Final Equity Valuation. "Net Debt" means (i) all third party debt or debt to either of the parties or their affiliates, including working capital facilitates or other short term debt in excess of net working capital (current assets less current liabilities, not including cash or short term debt), less all cash in excess of $500,000 (any amount less than $500,000 is deemed a shortfall) and (ii) any contingent liabilities and unfunded obligations (none of which the Company believes exist on the Closing Date).

     (e) If the Final Equity Valuation determined by the Appraiser is a range rather than a single number, the mid-point of the range shall be the Final Equity Valuation for purposes of calculating the Fair Market Value.

                         Exhibit A to Stockholders' Agreement

                     AMENDED AND RESTATED
                            BY-LAWS
                              OF
                        FOX PHOTO, INC.

                           ARTICLE I
                         SHAREHOLDERS

          Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and the transaction of other business as may come before the meeting shall be held each year on such day and at such hour in the month of March, as shall be fixed by the Board of Directors.

          Section 2. Special Meetings. A special meeting of the stockholders may be called at any time by any stockholder or by the Board of Directors or President and shall be held on such day and at such hour as is fixed in the call of the meeting.

          Section 3.  Place of Meetings.  Meetings of
stockholders shall be held at the principal office of the Corporation or at such other place, within or without the State of Delaware, as may be fixed by the Board of Directors.

          Section 4.  Notice of Meetings.  Whenever
stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called and shall indicate who called the meeting. A copy of the notice of any meeting shall be given, personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at the meeting. Any meeting may be held without notice if all stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing by all such stockholders either before or after the meeting.

          Section 5. Quorum. At each meeting of stockholders, the holders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business, provided, however, at any time during the effectiveness of the Stockholders' Agreement ("Stockholders' Agreement") among Eastman Kodak Company ("Kodak"), CPI Corp.("CPI"), Consumer Programs Holding, Inc. ("Holding") and the Corporation, dated the Closing Date (as such term is defined in the Subscription Agreement among the same parties, dated August __, 1996) when a special meeting is held at which action specified in Section 5.2 of the Stockholders' Agreement will be considered, quorum shall mean 2/3 of the shares entitled to vote thereat.

          Section 6. Voting. At each meeting of stockholders, every stockholder of record shall be entitled to cast one vote for every share of stock standing in her or his name on the books of the Corporation on the record date. All matters shall be determined by a majority of the votes cast, except as otherwise provided by law, these By-Laws or the Certificate of Incorporation, provided, however, at any time during the effectiveness of the Stockholders' Agreement when an action specified in Section 5.2 thereof will be considered, such matter shall be decided by the vote of all of the shares entitled to vote thereat.

          Section 7. Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and except as otherwise provided by the By-laws or the Certificate of Incorporation; provided, however, at any time during the effectiveness of the Stockholders' Agreement when an action specified in Section 5.2 thereof is being acted upon the consent shall be signed by the holders of outstanding stock holding all of the shares entitled to vote thereat and provided further, however, that nothing in this Section 7 shall authorize the nomination, election or removal of directors other than in accordance with the provisions of Section 4 of the Stockholders' Agreement. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          Section 8. Organization of Meetings. Meetings of the stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in the Secretary's absence, an Assistant Secretary, if present, shall act as Secretary of the meeting.

          Section 9.  Certain Approvals.  At any time during
the effectiveness of the Stockholders' Agreement, the approval of the matters set forth in Section 5.2 thereof shall be subject to the approval requirements set forth in such
Section 5.2.

                          ARTICLE II
                      BOARD OF DIRECTORS


          Section 1. General Power. The property, business and affairs of the Corporation shall be managed under the direction of its Board of Directors; provided, that at all times during the effectiveness of the Stockholders' Agreement, the authority of the Board of Directors shall be subject to
Section 4.9 and 5.2 of the Stockholders' Agreement.

          Section 2. Number. The Board of Directors shall consist of one or more members, the exact number to be fixed from time to time by the Board of Directors, provided, however, that at all times during the effectiveness of the Stockholders' Agreement the full Board of Directors shall consist of seven persons.

          Section 3.  Election and Term of Directors.
Directors shall be elected at the annual meeting of stockholders and shall hold office until the next annual meeting and until their respective successors have been elected and qualified. At all times during the effectiveness of the Stockholders' Agreement, Kodak shall nominate four persons to serve as members of the Board and Holding shall nominate three persons to serve as members of the Board. The Board of Directors may elect a Chairman from among its number.

          Section 4. Chairman of the Board. The Chairman of the Board of Directors, if one is to be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman shall have and perform such other duties as from time to time may be assigned to the Chairman by the Board of Directors.

          Section 5. Regular Meetings. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purposes of organization, the election of officers, and the transaction of other business. Other regular meetings of the Board shall be held at such places, dates, and hours as may be fixed from time to time by the Board of Directors. Notice of regular meetings need not be given. At all times during the effectiveness of the Stockholders' Agreement, (a) there will be at least four regularly scheduled meetings of the Board annually, at dates and places to be agreed upon by CPI and Kodak, one of which shall be in conjunction with the annual meeting of the Company, (b) the annual meeting shall be held within 120 days following the end of the Company's fiscal year, or as otherwise agreed by CPI and Kodak, and (c) management of the Corporation shall submit, no later than ten Business Days prior to each meeting, a proposed agenda to the Board for such meeting. Any director shall be permitted to add items to the agenda upon notice to the President of the Corporation and the other directors, provided that such notice is given at least three Business Days prior to the relevant meeting.

          Section 6. Special Meetings. A special meeting of the Board of Directors may be called by the President or by any two directors, and shall be held at such time and place as are fixed in the call of the meeting. Notice of each special meeting shall be mailed to each director, addressed to the address last given by each director to the Secretary or, if none has been given, at the director's residence or usual place of business, at least three days before the day on which the meeting is to be held, or shall be sent to the director by telegraph, cable, wireless, or similar means so addressed or shall be delivered personally or by telephone, at least twenty-four (24) hours before the time the meeting is to be held. Each notice shall state the time and place of the meeting but need not state the purposes thereof. Notices of any such meeting need not be given to any director if waived by him in writing or by telegraph, cable, wireless, or other form of recorded communication or if otherwise waived as provided by law.

          Section 7. Quorum and Manner of Acting. At each meeting of the Board of Directors the presence of a majority of the total Board of Directors shall be required to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at the time of the vote, if a quorum is present at the time, shall be the act of the Board, provided, however, that at all times during the effectiveness of the Stockholders' Agreement, a quorum for the transaction of business shall require the presence of at least 3 directors nominated to the Board by Kodak and at least one director nominated by Holding, except as otherwise provided in Section
4.5 of the Stockholders' Agreement. Members of the Board of Directors or any committee designated by the Board may participate in meetings by means of conference telephone or similar communications equipment.

          Section 8. Written Consent. Any action required or permitted to be taken by the Board of Directors or any committee of the Board may be taken without a meeting if all members of the Board or committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board.

          Section 9. Executive and Other Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an Executive Committee and one or more other committees, each consisting of three or more directors of the Corporation and each having such power and authority as the Board of Directors may by resolution provide (except as limited by the laws of the State of Delaware) provided, however, at any time during the effectiveness of the Stockholders' Agreement, each committee shall consist of either three members, two of which are directors nominated by Kodak and one of which is a director nominated by Holding, or five members, three of which are directors nominated by Kodak and two of which is a director nominated by Holding, except as otherwise provided in Section
4.8 of the Stockholders' Agreement. The Board of Directors may authorize any such committee to exercise all or some of the powers and authority of the Board of Directors in the management of the property, business and affairs of the Corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to:

          (a)  Amending the Certificate of Incorporation,

          (b)  Adopting an agreement of merger or
               consolidation,

          (c) Recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets,

          (d) Recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution,

          (e)  Amending the By-laws of the Corporation,

          (f)  Declaring dividends, or

          (g)  Authorizing the issuance of stock.

Subject to any requirements of law, each committee shall take action in accordance with such rules as are provided by resolution of the Board of Directors or as the committee members shall unanimously agree upon, provided, however, the quorum and other provisions of the Stockholders' Agreement shall govern at all times during the effectiveness of the Stockholders Agreement.

          Section 10. Removal. Any director may be removed, at any time, with or without cause, by the affirmative vote of the holders of record of a majority of outstanding shares of stock entitled to vote at a meeting of stockholders, and any vacancy in the Board of Directors caused by any such removal may be filled by the stockholders at said meeting in which the vacancy is created or, if not so filled, by the Board of Directors, provided, however, that at all times during the effectiveness of the Stockholders' Agreement, any action to remove a director shall be governed by Section 4.3 of the Stockholders' Agreement.

          Section 11. Vacancies. Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation or otherwise, other than removal of a director with or without cause by a vote of the stockholders, it shall be filled by a majority of the remaining directors, though less than a quorum (except as otherwise provided by law), or by the stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified; provided, however, that at all times during the effectiveness of the Stockholders' Agreement, any action to fill a vacancy in the Board of Directors shall be governed by
Section 4.4 thereof.


                          ARTICLE III
                           OFFICERS

          Section 1. Officers Enumerated. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, and a Treasurer, and such other officers as the Board of Directors may in its discretion elect. Any two or more offices may be held by the same person.

          Section 2.  Election, Removal and Term of Office.
All officers shall be elected by the Board of Directors at its first meeting held after the annual meeting of stockholders. Unless elected for a lesser term, each officer shall hold office until the first meeting of the Board of Directors held after the next annual meeting of the stockholders and until his successor has been elected and qualified. Any officer may be removed, at any time, with or without cause, by action of the Board of Directors or by the affirmative vote of the holders of record of a majority of outstanding stock entitled to vote at a meeting of stockholders, and any vacancy so created shall be filled by action of the Board of Directors or by the stockholders at said meeting in which the vacancy is created, provided, however, that at all times during the effectiveness of the Stockholders' Agreement, any action to remove the President of the Corporation without "Cause" (as defined therein) shall be governed by Section 5.2 of the Stockholders' Agreement.

          Section 3. The President. The President may be the chief executive officer of the Corporation and shall have general supervision of the property, business and affairs of the Corporation, subject only to the supervision of the Board of Directors. He shall, in the absence of the Chairman of the Board of Directors preside at all meetings of stockholders and of the Board of Directors. In the absence or disability of any other officer of the Corporation, he may perform the duties of that officer. He shall perform other such duties as the Board of Directors may prescribe.

          Section 4.  The Vice Presidents.  Each Vice
President, if any, shall, in the absence or incapacity of the President and in order of seniority as fixed by the Board, possess the powers and perform the duties of the President, and each shall possess such other powers and perform such other duties as the Board of Directors may prescribe.

          Section 5. The Secretary. The Secretary shall issue notice of all meetings of stockholders and of the directors whenever notice is required. He shall keep the minutes of all meetings of stockholders and of the Board of Directors in a book to be kept for that purpose. He shall sign such instruments as require his signature and shall possess such other powers and perform such other duties as usually pertain to his office or as the Board of Directors may prescribe.

          Section 6. The Treasurer. The Treasurer shall have the care and custody of all the moneys and securities of the Corporation. He shall keep or cause to be kept complete and accurate books of account of all moneys received and paid on account of the Corporation. He shall sign such instruments as require his signature and shall possess such other powers and perform such other duties as usually pertain to his office or as the Board of Directors may prescribe.

          Section 7. Assistant Officers. If the Board of Directors shall elect any Assistant Vice President, Assistant Secretary, or Assistant Treasurer, such assistant office shall assist the officer to whom he is assistant, shall possess that officer's powers and perform that officer's duties in his absence or incapacity, and shall possess such other powers and perform such other duties as the Board of Directors may prescribe.

                          ARTICLE IV
                            GENERAL

          Section 1. Seal. The seal of the Corporation shall be in the form of a circle and shall bear the name of the Corporation, the year of incorporation and any other matters deemed appropriate by the Board of Directors.

          Section 2.  Indemnification.

          (a)(1) To the full extent authorized or permitted by law, the Corporation shall indemnify any person ("Indemnified Person") made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise, other than an action by or in the right of the Corporation, by reason of the fact that he, his testator or intestate ("Responsible Person"), (A) is or was a director, officer, employee or agent of the Corporation, or (B) is serving or served, in any capacity, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise, against all judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened, pending or completed action or proceeding, and any appeal therein, provided only that such Indemnified Person shall have acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

          (2) To the full extent authorized or permitted by law, the Corporation shall indemnify any person ("Indemnified Person") made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise, by or in the right of the Corporation, by reason of the fact that he, his testator or intestate ("Responsible Person"), (A) is or was a director, officer, employee or agent of the Corporation, or (B) is serving or served, in any capacity, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise, against all amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened, pending or completed action or proceeding, and any appeal therein, provided only that such Indemnified Person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

          (b)  All expenses reasonably incurred by an
Indemnified Person in connection with a threatened, pending or completed action or proceeding with respect to which such person is or may be entitled to indemnification under this Section shall be advanced or promptly reimbursed by the Corporation to him in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled. Such person shall, however, cooperate in good faith with any request by the Corporation that common counsel be used by parties to such action or proceeding who are similarly situated unless it would be inappropriate to do so because of actual or potential conflicts between the interests of such parties.

          (c)(1) Not later than thirty (30) days following final disposition of an action or proceeding with respect to which the Corporation has received written request by an Indemnified Person for indemnification pursuant to this Section, if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Responsible Person met the standard of conduct set forth in
Section 1 of this Section, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

          (2) Such standard shall be found to have been met unless (A) a judgment or other final adjudication adverse to the Indemnified person establishes that (i) acts of the Responsible Person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the Responsible Person personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (B) if the action or proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnified Person and would have established (i) or (ii) above.

          (3) If indemnification is denied, in whole or part, because of such a finding by the Board in the absence of a judgment or other final adjudication, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action by the Board shall in no way affect the right of the Indemnified Person to make application therefor in any court having jurisdiction thereof, and in such action or proceeding the issue shall be whether the Responsible Person met the standard of conduct set forth in Section 2(a), or whether the expenses were reasonable, as the case may be;

not whether the finding of the Board with respect thereto was correct; and the determination of such issue shall not be affected by the Board's finding. If the judgment or other final adjudication in such action or proceeding establishes that the Responsible Person met the standard of conduct set forth in Section 2(a), or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met if it has not done so, and shall grant such indemnification, and shall also grant to the Indemnified Person indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.

          (4) A finding by the Board that the standard of conduct set forth in Section 2(a) has been met shall mean a finding (A) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or, (B) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (C) by the stockholders.

          (d) This Section shall be deemed to constitute a contract between the Corporation and each person who serves as a Responsible Person at any time while this Section is in effect. No repeal or amendment of this Section, insofar as it reduces the extent of the indemnification of any person who could be a Responsible person, shall without his written consent be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (1) the date of such repeal or amendment if on that date he is not serving in any capacity for which he could be a Responsible Person, or (2) the later of the thirtieth (30th) day following delivery to him of such notice or the end of the term (for whatever reason) he is serving as director, officer, employee or agent of the Corporation or, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise on the date of such repeal or amendment, with respect to being a Responsible Person in that capacity. This Section shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation's assets.

          (e) The Corporation may, but need not, maintain insurance insuring the Corporation or Responsible Persons for liabilities against which they are entitled to indemnification under this Section or insuring Responsible Persons for liabilities against which they are not entitled to indemnification under this Section.

          (f) The indemnification provided by this Section shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Section. The Corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Section to the full extent permitted by law.

          Section 3.  Fiscal Year.  The fiscal year of the
Corporation shall end at the close of business on December 31 of each calendar year.


                           ARTICLE V
                          AMENDMENTS


          Section 1. By-Law Amendments. The By-laws of the Corporation may be made, altered, or repealed by vote of the stockholders at any annual meeting or at any special meeting called for the purpose or, except as otherwise provided in these By-laws or by law, by vote of a majority of the authorized number of directors at any regular or special meeting, provided, however, at any time during the effectiveness of the Stockholders' Agreement, the amendment of these By-laws shall be subject to Section 5.2 of the Stockholders' Agreement.

                         Exhibit B to Stockholders' Agreement

                     AMENDED AND RESTATED
                CERTIFICATE OF INCORPORATION
                              OF
                        FOX PHOTO, INC.

          FOX PHOTO, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), was incorporated under the name "D.Q. Holding, Inc." Its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 20, 1984.
          This Amended and Restated Certificate of
Incorporation was duly adopted by action of the Board of Directors and the sole shareholder of the Corporation.
          FIRST:  The name of the Corporation is Fox Photo,
Inc.
          SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.
          THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Thousand Forty-One (2,041), which shares shall be of one class, shall be designated Common Stock and shall have a par value of $.01 per share.
          FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:
          1. The election of the directors of the Corporation need not be by written ballot unless the By-laws so require; and
          2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation unless the By-laws otherwise require.
          SIXTH: No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in his capacity as a director, provided that liability shall not be eliminated or limited (1) for a breach of the director's duty of loyalty to the Corporation or its stockholders, or (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or (3) for any transaction from which the director derived an improper personal benefit, or (4) for acts in violation of Section 174 of the General Corporation Law. Any repeal or amendment of this Article, insofar as it would in any way enlarge the liability of any director of the Corporation, shall be ineffective with respect to any acts or omissions occurring prior to the date of such repeal or amendment.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on __________, 1996.


                                   ___________________________
                                                  , President
Attest:
_____________________
         , Secretary

                         Exhibit C to Stockholders' Agreement

                        PROMISSORY NOTE


$ ___________.00                           _________, 199____

      FOR VALUE RECEIVED, Eastman Kodak Company ("Kodak"), a New Jersey corporation, with its principal office at 343 State Street, Rochester, New York 14650, hereby promises to pay to Consumer Programs Holding, Inc. ("Holding"), a Delaware corporation, with its principal office at 1706 Washington Avenue, St. Louis, Missouri 63103, the principal sum of [the Excess Amount] _____________ Dollars ($_________.00) in lawful money of the United States in three equal installments of principal payable on the first, second and third anniversaries of the date of this Note in immediately available funds, together with interest on any unpaid principal from the date hereof at the rate of % per annum [fixed rate equal to 30-yr US Treasury Bond yield at most recent auction prior to the Put Notice date plus 200 basis points]. (Capitalized terms used herein shall have the meaning ascribed thereto under the Stockholders' Agreement (the "Stockholders' Agreement") among CPI Corp., Holding and Fox Photo, Inc.).

           Events of Default.

(a) The following events shall constitute events of default under this Note:

           (i) Kodak fails to make any payment of principal when due or interest within fifteen days of the date when due;

           (ii) Kodak makes an assignment for the benefit of creditors, commences (as the debtor) any case in bankruptcy under Title 1 1 of the United States Code ("Bankruptcy"), commences (as the debtor) any proceeding under any other insolvency or receivership law or files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage.of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against Kodak in any proceeding under any such law or any corporate action is taken for the purpose of effecting any of the foregoing;

           (iii) A case in Bankruptcy or any proceeding under any insolvency or receivership law is commenced against Kodak (as the debtor in such case or proceeding) and a court having jurisdiction in the premises enters an order for relief against such debtor in such case or proceeding, or such case or proceeding is consented to by Kodak or remains undismissed for 90 days, or Kodak consents to or admits the material allegations against it in any case or proceeding; or

           (iv) A trustee, receiver, agent or custodian
(however named) is appointed or authorized to take charge of substantially all of the property of Kodak for the purpose of enforcing a lien against such property for the benefit of creditors.

           (b) Upon the occurrence of any event of default specified in subsection (i) above, all amounts owing hereunder shall at Holding's option become due and payable without notice, presentation or demand of any kind, all of which are hereby waived. Upon the occurrence of any of the events of default specified in subsections (ii), (iii) or (iv) above, all amounts owing hereunder shall immediately and without further action by Holding become due and payable without notice, presentation or demand of any kind, all of which are hereby waived.

           (c) No failure or delay on the part of Holding in the exercise of any power or right in this Note and no course of dealing between Kodak and Holding shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect Holding's rights with respect to any and all other rights and powers.

           (d) The rights, powers and remedies expressly provided in this Note are cumulative and not exclusive of any rights, powers or remedies which Holdings may otherwise have. No notice to or demand on Kodak in any circumstance shall entitle Kodak to a notice or demand in similar or other circumstances or constitute a waiver of Holdings rights in any circumstances without notice or demand.

           Miscellaneous.

          (a) This Note may be prepaid, in whole or in part, at any time without penalty. Each prepayment of principal shall be accompanied by accrued and unpaid interest to the date of prepayment on the principal amount of this Note being prepaid.

          (b) Kodak waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

          (c) The provisions of this Note shall inure to the benefit of and extend to Holding or any holder hereof or any assigns of Holding and be binding upon any successors of Kodak.

          (d) Any notice given pursuant to this Note shall be in writing and shall be deemed to have been given when delivered by hand or deposited for certified mail delivery in the United States mail with postage prepaid or recognized overnight delivery service and addressed to the party for whom it is intended at the address for such party set forth above or at such other address as to which the parties may from time to time notify each other in like mariner.

          (e) This Note shall be governed by and construed under the laws of the State of New York, without reference to and regardless of the application of any of its principles of conflicts of laws.

          (f) In the event this Note is placed in the hands of an attorney for the collection hereof as a result of an event of default hereunder, Kodak agrees to pay all reasonable costs of collection, including reasonable attorneys' fees.

          (g) Neither this Note nor any terms hereof may be changed or waived unless such change or waiver is in a writing signed by Kodak and Holdings.



          IN WITNESS WHEREOF, Kodak has caused this Note to be issued as of the date first above written.


                                    EASTMAN KODAK COMPANY


                                    By: ______________________
                                    Name: ____________________
                                    Title: ___________________

                                                   EXHIBIT H

               KODAK TRADEMARK LICENSE AGREEMENT


     Agreement dated _____________, 1996 by and between Eastman
Kodak Company of 343 State Street, Rochester, New York, 14650
("Kodak") and Fox Photo, Inc. of 1706 Washington Avenue, St.
Louis, Missouri 63103 ("Licensee").

     This Agreement provides the terms by which Kodak grants Licensee, a 51 per cent-owned subsidiary of Kodak, in consideration of a royalty-free license to use certain intellectual property (including certain trademarks and service marks) granted to Licensee by Licensee's minority stockholder and other good and valuable consideration, the receipt of which is hereby acknowledged, the rights to use certain Kodak trademarks and trade dress in connection with certain photographic retail operations.

     1. LICENSE. Kodak grants Licensee on the terms and conditions of this Agreement a royalty-free, nonexclusive, nontransferable license to use in the United States (including the District of Columbia) the trademarks, service marks, trade names or trade dress listed on Exhibit A hereto (hereinafter "licensed Kodak trademarks") during the term of this Agreement on such photographic retail operations as may be specified in writing by Kodak from time to time. Such retail services offered by Licensee and using any of the licensed Kodak trademarks are hereinafter called "Services".

     Licensee agrees to use the licensed Kodak trademarks only in connection with the Services and not in any other manner. Licensee shall use the licensed Kodak trademarks precisely as approved by Kodak and shall observe all directions given by Kodak as to the colors, nature and size of the representations of the licensed Kodak trademarks and the manner and disposition thereof. Licensee shall not register the licensed Kodak trademarks or any designation similar thereto as a trademark or service mark.

     2. INFORMATION AND SPECIFICATIONS. Kodak will from time to time provide to Licensee information and specifications that Kodak in its sole discretion deems necessary to offer Services according to quality control standards established by Kodak.

     3. OBSERVANCE OF KODAK'S REQUIREMENTS. Licensee will not combine Services with any other service, product, package design, name, symbol or trademark without the prior written approval of Kodak, provided however, that, with the prior written approval of Kodak, Licensee may combine Services with any marks to which Licensee acquired rights under a Trademark License Agreement, of even date hereto, with CPI Research and Development Inc. and Consumer Programs Incorporated. Licensee agrees to submit to Kodak for its approval prior to use proofs and samples of all new signage, packaging materials, promotional materials and advertising prepared by or for Licensee for Services.

     4. QUALITY CONTROL. Licensee will carry out all quality control tests designated by Kodak to determine that the Services offered by Licensee conform to the quality control specifications supplied by Kodak under paragraph 2. Licensee will keep full and complete testing records open to inspection by Kodak. Licensee will permit authorized representatives of Kodak to inspect relevant operations and make any tests deemed necessary by Kodak to ensure that the quality standards established by Kodak are being maintained.

     5. NON-CONFORMING SERVICES. Licensee agrees that Services not meeting the quality standards of Kodak will not be labeled with or used or offered under any trademark or trade dress of Kodak or any other trade dress, trade name or trademark which is in any way similar to, or may be deemed to be similar to, the trade dress, trade name or trademark of Kodak.

     6. RECORDS. During the term of this Agreement and for at least three years after termination Licensee will (a) keep full and accurate records, including samples of all advertising and promotional materials, covering its operations under this Agreement and (b) allow Kodak on reasonable notice to examine Licensee's records through an authorized representative. Licensee agrees that Kodak's representative shall be given full access to all records of Licensee for the purpose of verifying the completeness and accuracy of the records of Licensee.

     7. LIMITATIONS. No power to sublicense any rights to others or to allow companies affiliated with or doing business with Licensee to use the licensed Kodak trademarks is granted. Except as authorized in writing by Kodak, Licensee agrees not to use or permit use on product or services other than Services any other trade dress or trademarks which are likely to be confusingly similar to Kodak's trade dress or trademarks. Licensee will promptly notify Kodak of any conflicting use of or acts of infringement concerning Services or the licensed Kodak trademarks and will cooperate as Kodak may deem advisable in such legal proceedings and other actions which Kodak, in its sole discretion and at its cost and expense, deems appropriate to protect the rights of Kodak. No legal action may be commenced by or in the name of Licensee relating to any unauthorized use of the licensed Kodak trademarks. No license or right under any other trademark, including the licensed Kodak trademarks, apart from use on Services is granted by this Agreement. Licensee will comply with Kodak's requirements for proper use of the licensed Kodak trademarks as will be provided by Kodak to Licensee from time to time.

     8. OWNERSHIP OF TRADEMARKS. Licensee acknowledges Kodak's ownership of the licensed Kodak trademarks. Licensee will (a) execute any other written documents required by Kodak to confirm ownership by Kodak or the grant of this license to or registered user status of Licensee and (b) assign at Kodak's request such rights to Kodak or Kodak's designee at no cost to Kodak along with any associated goodwill if Licensee acquires by operation of law or otherwise any rights in any such trademarks.

     9. CLAIMS; RESPONSIBILITY. Licensee agrees not to make any claims for or about Services that have not been approved by Kodak. Kodak assumes no liability to Licensee or to third parties with respect to the performance of any Services. Licensee agrees to be fully responsible and hold Kodak and its subsidiary companies harmless from all actions or lawsuits (whether or not groundless) which may arise out of use or offering of Services.

     10. DESIGNATION. Kodak may designate any one or more of its subsidiary companies to act in its stead under all or any part of this Agreement.

     11. TERM AND TERMINATION. This Agreement is effective as of the date of signing by both parties. Unless sooner terminated pursuant to its provisions, this Agreement shall expire three (3) years after the effective date of this Agreement. This Agreement is renewable upon the mutual agreement of the parties.

     Kodak may terminate this Agreement (a) immediately upon notice to Licensee in the event that Kodak no longer holds at least 51% of the equity ownership of Licensee or (b) upon at least thirty (30) days written notice to Licensee in the event of a material breach of this Agreement by Licensee that is not cured during such notice period.

     Upon expiration or termination, all rights granted to Licensee by this Agreement will cease. All artwork, plates and other manufacturing aids used by Licensee which include the licensed Kodak trademarks are to become Kodak's property upon expiration or termination of the Agreement and are to be disposed of by Licensee according to instructions from Kodak.

     The obligations of Licensee under paragraphs 6, 8, 9, 11 and
12 shall survive expiration or termination of this Agreement and Licensee shall not be relieved of any continuing obligations thereunder.

     12. MISCELLANEOUS. This Agreement will be governed by and construed according to the substantive law of the State of New York. The federal and state courts within the State of New York shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each party hereto expressly consents to the personal jurisdiction of the federal and state courts within the State of New York, and to service of process being effected upon it by registered or certified mail sent to it at the Address for Notice.

     Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in or under the licensed Kodak trademarks or any other trademark, copyright, design, trade dress or patent right beyond the limited nonexclusive trademark license expressly granted.

     The parties intend by this Agreement to enter into a trademark license agreement only and this Agreement shall not in any way be deemed of itself to establish or affect any other relation between the parties whether by way of agency, partnership, joint venture or otherwise. Licensee agrees that it does not have the authority under this Agreement and will not directly or indirectly contract any obligations of any kind in the name of or chargeable against Kodak or its subsidiary companies (other than Licensee) or its or their employees.

     This Agreement supersedes all prior agreements or understandings between the parties in connection with the Services covered by this Agreement.

     This Agreement may be amended in writing signed by both parties.

     Neither party shall assign, transfer or otherwise pass the benefit of this Agreement in whole or in part to any third party without the prior consent in writing of the other party to this Agreement.

     All notices and other communications required or permitted under this Agreement must be in writing. They may be delivered personally or sent by telex, commercial courier, postage prepaid mail or facsimile, at the option of the sending party. All communications must be sent to, and shall be effective on the date of delivery at, the receiving party's Address for Notice. The initial Address for Notice set forth below and any subsequent Address for Notice may be changed by a communication as provided herein.

Address for Notice to Kodak:

Eastman Kodak Company
Attention: __________________________________
343 State Street
Rochester, New York 14650-____

Fax:  (716) ___-____     Tel:  (716) ___-____


Copy to:

Director, Trademark, Advertising and Copyright Legal Staff
Eastman Kodak Company
343 State Street
Rochester, New York 14650-0205

Fax:  (716) 724-9657


Address for Notice to Licensee:

Fox Photo, Inc.
Attention: _________________________________
1706 Washington Avenue
St. Louis, Missouri 63103

Fax:                     Tel:



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly appointed representatives.


Eastman Kodak Company                   Fox Photo, Inc.


By: ____________________             By: _____________________

Name:                                   Name:

Title:                                  Title:

                    Exhibit A to Kodak Trademark License Agreement



                    LICENSED KODAK TRADEMARKS



                   [To be specified by Kodak]

                                                      EXHIBIT I

               TRADEMARK LICENSE AGREEMENT

     Agreement dated _____________, 1996 by and among CPI
Research and Development Inc., a Delaware corporation ("R&D"), and Consumer Programs Incorporated, a Missouri corporation
("Programs"), both of 1706 Washington Avenue, St. Louis, MO 63103
(together, "Licensors") and Fox Photo, Inc., a Delaware
corporation, of 1706 Washington Avenue, St. Louis, MO  63103
("Licensee").

     This Agreement provides the terms by which Licensors grant to Licensee, a 49 per cent-owned affiliate of the parent of Licensors, in consideration of a royalty-free license to use certain intellectual property (including certain trademarks and service marks) granted to Licensee by Licensee's majority stockholder and other good and valuable consideration, the receipt of which is hereby acknowledged, the rights to use certain trademarks and trade dress in connection with certain photographic retail operations.

     1. LICENSE. Each of the Licensors hereby grants to Licensee on the terms and conditions of this Agreement a royalty-free, nonexclusive, nontransferable license to use in the United States (including the District of Columbia) the respective trademarks and service marks owned by said Licensor that are listed on Exhibit A hereto, as same may be amended pursuant to the terms of this Agreement (such marks, the "Marks"), during the term of this Agreement in connection with such photographic retail operations as may be agreed by the parties in writing from time to time. Such retail products and services offered by Licensee and using any of the Marks are hereinafter called, respectively, "Products" and "Services".

     Licensee agrees to use the Marks only in connection with the Products and Services. Licensee shall use each Mark precisely as approved by its Licensor and shall observe all directions given by such Licensor as to the colors, nature and size of the representations of the Marks and the manner and disposition thereof. Licensee shall not register the Marks or any designation similar thereto as a trademark or service mark.

     2. INFORMATION AND SPECIFICATIONS. Each Licensor will from time to time provide to Licensee information and specifications that such Licensor in its sole discretion deems necessary to offer Products and Services according to quality control standards established by it.

     3. OBSERVANCE OF LICENSORS' REQUIREMENTS. Except for combinations presently in use by Licensee, Licensee will not combine Products and Services with any other service, product, package design, name, symbol or trademark without the prior written approval of the applicable Licensor, provided, however, that Licensee may combine Products and Services with any marks under which Licensee acquired rights under an agreement, of even date hereto, with Eastman Kodak Company. Licensee agrees to submit to the applicable Licensor for its approval prior to use proofs and samples of all new signage, packaging materials, promotional materials and advertising prepared by or for Licensee for Products and Services, and the applicable Licensor shall respond with ten (10) days.

     4. QUALITY CONTROL. Licensee will carry out all quality control tests designated by Licensors to determine that the Products and Services offered by Licensee conform to the quality control specifications supplied by Licensors under paragraph 2. Licensee will keep full and complete testing records open to inspection by Licensors. Licensee will permit authorized representatives of Licensors to inspect relevant operations and make any tests deemed necessary by Licensors to ensure that its quality standards are being maintained.

     5. NON-CONFORMING SERVICES. Licensee agrees that Products and Services not meeting the quality standards of Licensors will not be labeled with or used or offered under any of the Marks or any other trade dress, trade name or trademark which is in any way similar to, or may be deemed to be similar to, the trade dress, trade name or trademark of Licensors.

     6. RECORDS. During the term of this Agreement and for at least three years after termination Licensee will (a) keep full and accurate records, including samples of all advertising and promotional materials, covering its operations under this Agreement and (b) allow Licensors on reasonable notice to examine Licensee's records through an authorized representative.
Licensee agrees that Licensors' representatives shall be given full access to all records of Licensee for the purpose of verifying the completeness and accuracy of the records of Licensee.

     7. LIMITATIONS. No power to sublicense any rights to others or to allow companies affiliated with or doing business with Licensee to use the Marks is granted. Except as authorized in writing by the applicable Licensor, Licensee agrees not to use or permit use on products or services other than Products and Services any other trade dress or trademarks which are likely to be confusingly similar to such Licensor's trade dress or trademarks. Licensee will promptly notify the applicable Licensor of any conflicting use of or acts of infringement concerning Products or Services or the Marks and will cooperate as said Licensor may deem advisable in such legal proceedings and other actions which said Licensor, in its sole discretion and at its cost and expense, deems appropriate to protect its rights.
No legal action may be commenced by or in the name of Licensee relating to any unauthorized use of the Marks. No license or right under any other trademark, including the Marks, apart from use on Products and Services is granted by this Agreement. Licensee will comply with Licensors' requirements for proper use of the Marks which shall be provided by Licensors to Licensee from time to time.

     8. OWNERSHIP OF TRADEMARKS. Licensee acknowledges Licensors' ownership of the Marks. Licensee will (a) execute any other written documents required by Licensors to confirm ownership by Licensors or the grant of this license to or registered user status of Licensee and (b) assign at Licensors' request such rights to Licensors or Licensors' designee at no cost to Licensors along with any associated goodwill if Licensee acquires by operation of law or otherwise any rights in any such trademarks.

     9. CLAIMS; RESPONSIBILITY. Licensee agrees not to make any claims for or about Products or Services that have not been approved by Licensors. Licensors assumes no liability to Licensee or to third parties with respect to the performance of any Services. Licensee agrees to be fully responsible and hold Licensors and its subsidiary companies harmless from all actions or lawsuits (whether or not groundless) which may arise out of use or offering of Products or Services.

     10. DESIGNATION. Licensors may designate any one or more of its present or future subsidiary companies to act in its stead under all or any part of this Agreement.

     11. TERM AND TERMINATION. This Agreement is effective as of the date of signing by both parties. Unless sooner terminated pursuant to its provisions, this Agreement shall expire three (3) years after the effective date of this Agreement. This Agreement is renewable upon the mutual agreement of the parties.

     Licensors may terminate this Agreement (a) with respect to Marks licensed by Programs, on six (6) months' written notice in the event that CPI Corp., a Delaware corporation, or any direct or indirect subsidiary thereof, no longer holds at least twenty-five percent (25%) of the equity ownership of Licensee, or
(b) on at least thirty (30) days' written notice to Licensee in the event of a material breach of this Agreement by Licensee that is not cured during said notice period.

     Upon expiration or termination, all rights granted to Licensee by this Agreement will cease. All artwork, plates and other manufacturing aids containing any of the Marks used by

Licensee especially for Products or Services are to become the property of the applicable Licensor upon expiration or termination of the Agreement and are to be disposed of by Licensee according to instructions from said Licensor.

     The obligations of Licensee under paragraphs 6, 8, 9, 11 and
12 shall survive expiration or termination of this Agreement and Licensee shall not be relieved of any continuing obligations thereunder.

     12. MISCELLANEOUS. This Agreement will be governed by and construed according to the substantive law of the State of Missouri. The federal and state courts within the State of Missouri shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each party hereto expressly consents to the personal jurisdiction of the federal and state courts within the State of Missouri, and to service of process being effected upon it by registered or certified mail sent to it at the Address for Notice.

     Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in or under the Marks or any other trademark, copyright, design, trade dress or patent right beyond the limited nonexclusive trademark license expressly granted.

     The parties intend by this Agreement to enter into a trademark license agreement only and this Agreement shall not in any way be deemed of itself to establish or affect any other relation between the parties whether by way of agency, partnership, joint venture or otherwise. Licensee agrees that it does not have the authority under this Agreement and will not directly or indirectly contract any obligations of any kind in the name of or chargeable against Licensors or their affiliated companies (other than Licensee) or its or their employees.

     This Agreement supersedes all prior agreements or understandings between the parties in connection with the Products and Services covered by this Agreement.

     This Agreement may be amended in writing signed by all parties.

     No party shall assign, transfer or otherwise pass the benefit of this Agreement in whole or in part to any third party without the prior consent in writing of the other parties to this Agreement.

     All notices and other communications required or permitted under this Agreement must be in writing. They may be delivered personally or sent by telex, commercial courier, postage prepaid mail or facsimile, at the option of the sending party. All communications must be sent to, and shall be effective on the date of delivery at, the receiving party's Address for Notice. The initial Address for Notice set forth below and any subsequent Address for Notice may be changed by a communication as provided herein.

Address for Notice to CPI Research and Development, Inc.:

CPI Research and Development, Inc.
Attention: ____________________
1706 Washington Avenue
St. Louis, MO 63103

Fax: __________________________  Tel: __________________________

Copy to:

_________________________
_________________________
_________________________
_________________________


Address for Notice to Consumer Programs, Incorporated

Consumer Programs, Incorporated
Attention: ____________________
1706 Washington Avenue
St. Louis, MO 63103

Fax: __________________________  Tel: __________________________

Copy to:

_________________________
_________________________
_________________________
_________________________

Address for Notice to Licensee:

Fox Photo, Inc.
Attention: ____________________
1706 Washington Avenue
St. Louis, MO 63103

Fax: __________________________  Tel: __________________________

Copy to:

_________________________
_________________________
_________________________
_________________________





     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly appointed representatives.



CPI RESEARCH AND DEVELOPMENT, INC.

By:    __________________________________
Name:  __________________________________
Title: __________________________________
Date:  __________________________________


CONSUMER PROGRAMS INCORPORATED

By:    __________________________________
Name:  __________________________________
Title: __________________________________
Date:  __________________________________


FOX PHOTO, INC.

By:    __________________________________
Name:  __________________________________
Title: __________________________________
Date:  __________________________________

                 Exhibit A to Trademark License Agreement

                                   Photofinishing-Related Marks

            TITLE                                 OWNER                      REG. NO.
CPI COLOR PRINT FILM (R)                                                    1,927,198
CPI COLOR PRINT FILM (TM)           Consumer Programs Incorporated
    and Design
CPI PHOTO (SM)                      Consumer Programs Incorporated
CPI PHOTO (SM)                      Consumer Programs Incorporated
CPI PHOTO EXPRESS (SM)              Consumer Programs Incorporated
CPI PHOTO FINISH (R)                Consumer Programs Incorporated          1,790,734
CPI PHOTO FINISH and Design         Consumer Programs Incorporated          1,333,667
CPI PHOTO PREVIEW SYSTEM            CPI Research and Development, Inc.
PHOTO ATM (SM)                      CPI Research and Development, Inc.
SMARTCOLOR (SM/TM)                  CPI Research and Development, Inc.
SMARTCOLOR (SM)                     CPI Research and Development, Inc.
SMARTCOLOR (SM) (stylized)          CPI Research and Development, Inc.
SMARTCOLOR DIGITAL SYSTEM (SM)      CPI Research and Development, Inc.
SMARTCOLOR DIGITAL SYSTEM (SM)      CPI Research and Development, Inc.
     and Design
SMARTCOLOR SYSTEM (SM)              CPI Research and Development, Inc.
SMARTPAK (TM)                       CPI Research and Development, Inc.


TM = Trademark
SM = Service Mark
R =  Registered


               Exhibit A to Trademark License Agreement

                     Photofinishing-Related Marks (continued)

            TITLE                 APP. SER. NO.           GOODS/SERVICES
CPI COLOR PRINT FILM (R)          74/502,551      Unexposed Photographic Film
CPI COLOR PRINT FILM (TM)         74/502,552      Unexposed Photographic Film
    and Design
CPI PHOTO (SM)                    74/660,816      Photographic Film Development Services
CPI PHOTO (SM)                    75/038,502      Digital Imaging Services in IC 40;
                                                  Providing Information Relating to the
                                                  Field of Photography by Electronic
                                                  Means Including an Internet-based
                                                  World-wide Web Site, and Providing
                                                  Access Through an Internet-based
                                                  World-wide Web Site to an Interactive
                                                  Computer Database in the Field of
                                                  Photography in IC 42
CPI PHOTO EXPRESS (SM)            74/726,850      Photographic Fim Developing,
                                                  Processing, and Photofinishing
                                                  Services in IC 40; Retail Store
                                                  Services for Photographic Film
                                                  Developing, Processing, and
                                                  Photofinishing Services in IC 42
CPI PHOTO FINISH (R)              74/317,529      Photographic Film Development Services
CPI PHOTO FINISH and Design          430,671      Photographic Film Development Services
CPI PHOTO PREVIEW SYSTEM          75/077,340      Electronic Photographic Development
                                                  Finishing, Processing and Imaging
                                                  Services

TM = Trademark
SM = Service Mark
R =  Registered

                Exhibit A to Trademark License Agreement

                     Photofinishing-Related Marks (continued)

            TITLE                 APP. SER. NO.           GOODS/SERVICES
PHOTO ATM (SM)                    74/633,105      Photographic Film Development Services
SMARTCOLOR (SM/TM)                74/660,785      Unexposed Photographic Film in IC 1;
                                                  Photographic Film Development Services
                                                  in IC 40
SMARTCOLOR (SM)                   75/005,614      Photographic and Imaging Development,
                                                  Finishing, and Processing Services in IC
                                                  40; Retail Store Services for
                                                  Photographic and Imaging Development,
                                                  Finishing, and Processing Services in IC
                                                  42
SMARTCOLOR (SM) (stylized)        74/675,173      Unexposed Photographic Film in IC 1;
                                                  Photographic Film Development Services
                                                  in IC 40
SMARTCOLOR DIGITAL SYSTEM (SM)    74/660,587      Photographic Film Development Services
SMARTCOLOR DIGITAL SYSTEM (SM)    74/675,174      Photographic Film Development Services
    and Design
SMARTCOLOR SYSTEM (SM)            74/615,852      Photographic Film Development Services
SMARTPAK (TM)                     74/676,008      Unexposed Photographic Film



TM = Trademark
SM = Service Mark
R =  Registered

               Exhibit A to Trademark License Agreement

                     Photofinishing-Related Marks (continued)
            TITLE                       CLASS (ES)               STATUS
CPI COLOR PRINT FILM (R)              Int'l Class 1      Registered
CPI COLOR PRINT FILM (TM)             Int'l Class 1      Published in Official
    and Design                                           Gazette 3/5/96 at TM 89
CPI PHOTO (SM)                        Int'l Class 40     Response to Office Action No.1
                                                         Filed 12/95
CPI PHOTO (SM)                        Int'l Classes
                                      40 & 42
CPI PHOTO EXPRESS (SM)                Int'l Classes      Response to OA No. 2 Due
                                      40 & 42            8/29/96
CPI PHOTO FINISH (R)                  Int'l Class 40     Registered
CPI PHOTO FINISH and Design           Int'l Class 40     Sections 8 & 15 Acknowledged
                                                         & Accepted
CPI PHOTO PREVIEW SYSTEM              Int'l Class 40     Filing Receipt Received from
                                                         PTO
PHOTO ATM (SM)                        Int'l Class 40     Statement of Use Filed 5/24/96
SMARTCOLOR (SM/TM)                    Int'l Classes      Filing Receipt for Trademark
                                      1 & 40             Application Received from PTO;
                                                         Published in Official Gazette
                                                         12/12/95
SMARTCOLOR (SM)                       Int'l Classes      Filing Receipt Received from
                                      40 & 42            PTO
SMARTCOLOR (SM) (stylized)            Int'l Classes      Response to Office Action No.2
                                      1 & 40             Due 8/26/96

TM = Trademark
SM = Service Mark
R =  Registered

                    Exhibit A to Trademark License Agreement

                     Photofinishing-Related Marks (continued)
            TITLE                       CLASS (ES)               STATUS
SMARTCOLOR DIGITAL SYSTEM (SM)        Int'l Class 40     Response to Office Action No.1
                                                         Filed 4/19/96
SMARTCOLOR DIGITAL SYSTEM (SM)        Int'l Class 40     Response to Office Action N0.1
   and Design                                            Filed 5/7/96
SMARTCOLOR SYSTEM (SM)                Int'l Class 40     Response to Office Actoin No.2
                                                         Due 7/24/96
SMARTPAK (TM)                         Int'l Class 1      Published in Official Gazette
                                                         12/12/95


TM = Trademark
SM = Service Mark
R =  Registered

                                                      EXHIBIT J

                   PATENT LICENSE AGREEMENT

     This Agreement made effective as of the ___ day of ________, 1996 by and between:

EASTMAN KODAK COMPANY, a New Jersey corporation, having its principal place of business at 343 State Street, Rochester, New
York  14650 (hereinafter KODAK); and

PROEX PHOTO SYSTEMS, INC., a Missouri corporation with its principal place of business at 7101 Ohms Lane, Edina, Minnesota
55439 (hereinafter LICENSEE).

WITNESSETH THAT:

          WHEREAS, KODAK owns U.S. Patents No. 4,805,037; No.
5,006,871; and No. 5,008,697 and all patents corresponding thereto relating to video proofing systems; and

          WHEREAS, KODAK granted, under a Patent License
Agreement dated 10 June 1993, certain contingent rights to LICENSEE to manufacture and use video proofing systems under said patents; and

          WHEREAS, KODAK now indirectly holds a 51% equity interest in LICENSEE and desires to grant to LICENSEE the license set forth herein;

          NOW, THEREFORE, KODAK and LICENSEE agree as follows:

ARTICLE I - DEFINITIONS

          A. "Licensed Patents" shall mean the United States patents and all corresponding patents and patent applications in other countries, all of which are listed in the Schedule attached hereto.

          B. "Licensed System" shall mean a system for video proofing in which a scene is simultaneously recorded by a portrait camera as a latent image on photographic film and by an electronic video camera as a video rendition whereby the video rendition may be displayed and evaluated prior to photographically processing and printing the film to produce a positive image, and which is covered by one or more Licensed Patents.

          C. "Affiliate" means any company, partnership, joint venture, or other entity which directly or indirectly controls, is controlled by or is under common control with a party hereto.

Control shall mean the possession of fifty percent (50%) or more of the voting stock or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE II - LICENSE GRANT

          A. For valuable consideration, the sufficiency and delivery of which is hereby acknowledged, KODAK grants to LICENSEE and its Affiliates a royalty-free, fully-paid nonexclusive license under the Licensed Patents to make and to have made Licensed Systems and to use, but not to sell, Licensed
Systems so made.

          B. The license granted herein shall become effective upon the effective date of this Agreement.
          C. Unless this license is terminated under the provisions of Article III hereof, the license granted hereunder shall be for the full term of each Licensed Patent.



ARTICLE III - TERMINATION

          A. If LICENSEE shall fail or refuse to comply with any of its obligations hereunder, KODAK may give LICENSEE written notice of such failure or refusal, and if, within sixty (60) days after such notice, LICENSEE fails to remedy such failure or refusal, then in addition to its other legal remedies, KODAK shall have the right to terminate this Agreement and the license granted herein, effective upon written notice to that effect. Failure by KODAK to give any such notice or to invoke the termination provision of this Paragraph shall not condone or excuse any such failure or refusal by LICENSEE.

          B. LICENSEE shall have the right to terminate forthwith the license granted hereunder, as to any or all Licensed Patents, upon written notice to KODAK. Termination under this Paragraph shall not prejudice any rights of KODAK relating to any Licensed Patent(s) thus removed.

          C. Unless sooner terminated, the license granted hereunder with respect to each Licensed Patent shall continue in force until expiration of such Licensed Patent. This Agreement shall terminate as of the expiration date of the last Licensed Patent to expire.

ARTICLE IV - MISCELLANEOUS

          A. Except as otherwise expressly provided herein, nothing contained in this Agreement shall:

     (1) Grant any license or sublicensing right or confer any right, by implication, estoppel or otherwise, such as under any patent application or patent;

     (2) Impose any obligation to furnish any technical information or to file or prosecute any patent application, or maintain any patent in force;

     (3) Impose any obligation or confer any right to enforce any patent; or

     (4) Constitute any representation, warranty, assurance, guarantee or inducement whatsoever by KODAK.

          B. Neither this Agreement nor any license granted herein shall be assignable or otherwise transferable by LICENSEE or its Affiliates without written authorization of KODAK.

          C. This Agreement, which shall be governed by the laws of New York State, constitutes the entire Agreement between the parties with respect to the subject matter hereof. Any modification of this Agreement shall be set forth in writing and duly executed by both parties.


          IN WITNESS WHEREOF, the parties have caused their respective corporate names to be affixed hereto and this instrument to be signed by their duly authorized officers, all as of the day and year first above written.

                              EASTMAN KODAK COMPANY


                              By _______________________


                              Title:____________________


                              PROEX PHOTO SYSTEMS, INC..


                              By: _______________________


                              Title: ____________________

                             Schedule to Patent License Agreement

                    LICENSED PATENTS


1.   U.S. Patent 4,805,037 entitled IMAGE RECORDING SYSTEM
     Issued February 14, 1989
     Corresponding foreign applications:
          EP 88-909150.0 dated October 5,1988
          Japan 88/0508516 dated October 5, 1988
          PCT/US88/03392 dated October 5, 1988


2.   U.S. Patent 5,006,871 entitled IMAGE RECORDING SYSTEM AND
     METHOD
     Issued April 9, 1991
     Inventor:  Stephen A. Noble
     No corresponding foreign applications or patents


3.   U.S. Patent 5,008,697 entitled IMAGE RECORDING SYSTEM AND
     METHOD
     Issued April 16, 1991
     Inventor:  Stephen A. Noble
     No corresponding foreign applications or patents

                                                   EXHIBIT K

                SOFTWARE LICENSE AGREEMENT

     This Software License Agreement ("Agreement") is entered into this ____ day of ______, 1996 ("Effective Date"), by and between CPI Research and Development, Inc. a Delaware corporation with its principal place of business at 1706 Washington Avenue, St. Louis, MO 63103 ("Licensor"), and Fox Photo, Inc., a Delaware corporation, with its principal place of business at 1706 Washington Avenue, St. Louis, MO 63103 ("Licensee").

          WHEREAS, Licensor owns and has developed certain computer programs, documentation, training materials and associated technological know-how as further defined below;

          WHEREAS, Licensee is a 49%-owned affiliate of the parent of Licensor; and

          WHEREAS, Licensor wishes to grant to Licensee, and Licensee wishes to receive, a royalty-free license to use the Software, as hereinafter defined, in the Business (as that term is defined in the Subscription Agreement, dated August _, 1996, among Eastman Kodak Company, CPI Corp., Consumer Programs Holding, Inc., and Fox Photo, Inc. (the "Subscription Agreement"));

          NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:


ARTICLE 1.     SOFTWARE

     As used herein, the "Software" shall mean the computer software described in Exhibit A attached hereto and made a part of this Agreement, as said exhibit may be modified from time to time in accordance with this Agreement.

ARTICLE 2 LICENSE OF SOFTWARE

     2.1 Grant of License. Licensor hereby grants to Licensee on the terms and conditions of this Agreement a royalty-free, nonexclusive, nontransferable license to use the Software during the term of this Agreement in connection with the operation of the Business. Licensee shall not apply for any domestic or foreign copyright, patent or other form of proprietary right to the Software.

     2.2  Grant of Right to Sublicense.

                (i) Licensor hereby grants to Licensee a nonexclusive, nontransferable right to grant sublicenses in the Software to third parties at Licensee's discretion.

               (ii) For each such sublicense, Licensee shall pay a royalty to Licensor in the amount of the greater of (x) __% of the license fee charged by Licensee for the sublicenses for the same Software, or (y) if Licensor is then engaged in granting sublicenses for the same Software, ___% of the then current license fee charged by Licensor for sublicenses that it grants for that Software.

              (iii) Each such sublicense must be embodied in a written agreement that contains terms and conditions no less restrictive on the sublicensee than are applicable to Licensee's use of the Software under this Agreement; no such sublicensee shall have the right to grant any sublicenses.

               (iv) Under the provisions of Exhibit C, attached hereto and made a part of this Agreement, Licensee may deliver to sublicensees without payment of any additional royalty to Licensor, any Support Service that Licensor provides to Licensee, as defined in Exhibit C.


ARTICLE 3.LICENSOR'S OBLIGATIONS

     3.1 Licensor will cause to be delivered to Licensee on a date or dates mutually agreed upon, but not later than five (5) days after the Effective Date, the executable machine code, any necessary object code libraries and user documentation for the Software.

     3.2 For so long as Licensor and/or its Affiliates own shares in Licensee, Licensor will provide to Licensee, software maintenance and support for the features and functions of the Software in accordance with the terms of Exhibit C.

     3.3 At such time as Licensor and its Affiliates no longer own stock in Licensee, Licensor shall deliver to Licensee a copy of the then existing source code and system documentation for the Software, and hereby grants to Licensee a license to use and modify said source code, and to use said modified source code, pursuant to Article 2 herein. Ownership of such modifications shall reside in Licensee, subject to Licensor's ownership of the underlying Software.

     3.4 At such time as Licensor and its Affiliates no longer own stock in Licensee, Licensee shall pay a royalty of ________________ for exercise of rights granted pursuant to
Article 2 and Section 3.3 herein.


ARTICLE 4.LICENSEE'S OBLIGATIONS

     4.1 Licensee shall be responsible for setting up and maintaining each Business site for the installation and operation of the Software and the utilization of the Software at its own expense in accordance with the telecommunications, interface, and environmental specifications provided by Licensor.

     4.2 Licensee shall be responsible for setting up and maintaining at its own expense all local and wide area networks, telecommunications circuits and electricity necessary to house and operate the Software.

     4.3 Licensee shall be solely responsible for obtaining at its own expense any necessary permits or permissions from governmental authorities, its landlord or others for preparing the site, installing cables or taking other actions required for the installation and operation of the Software.


     4.4 Licensor will have the right upon reasonable notice to audit periodically Licensee's usage of the Software and its compliance with the license restrictions in this Agreement and Licensee's records concerning such use of the Software. Such audit shall be at Licensor's expense.


ARTICLE 5      SOFTWARE LICENSE AND USE RESTRICTIONS

     5.1 Except as provided in Section 2.2 herein, the licenses herein granted are limited to Licensee's use of object code for the Software, solely for Licensee's internal purposes in connection with the Business. Licensee shall notify Licensor more than ninety (90) days prior to any intended use outside the United States, including without limitation the intended countries in which the Software will be used, so that the parties may ensure that they are in compliance with United States export laws and other applicable law.

     5.2 Title to the Software and all copies thereof shall at all times remain in Licensor and all rights not explicitly granted to Licensee shall be retained by Licensor.

     5.3 Licensor shall own all updates, enhancements and new versions of the Software and all copies thereof, except that title to Modifications (as defined in Exhibit C attached hereto and made a part of hereof) shall be determined in accordance with Exhibit C.

     5.4 Licensee recognizes and acknowledges that the Software embodies trade secrets and confidential information of Licensor. Except as otherwise provided herein, Licensor and reserves all trade secret and other proprietary rights in the Software.

     5.5 Licensee's use of the Software shall be subject to the following restrictions:

              (i) Licensee may install the object code for the Software only at the Business sites.

             (ii) Licensee may make a reasonable number of copies of the Software provided to Licensee solely for backup or archival purposes, to be kept on Licensee's premises or at a remote storage facility, or as required to use the Software in accordance with this license. Licensee shall not otherwise make or permit others to make any copies of the Software.

            (iii) Except as provided in Section 2.2 herein, Licensee shall not assign, transfer or sublicense its license to the Software, except to its Affiliates, as defined in the Subscription Agreement, without the prior written consent of Licensor.

             (iv) Licensee shall not decompile, disassemble or reverse engineer the Software.

              (v)   Licensee shall not adapt or modify the
Software in any manner without express written permission of Licensor.


             (vi) Licensee shall not remove or destroy any copyright, trademark or other proprietary marks, notices or legends contained in or on the Software and agrees to include such proprietary markings, notices or legends on all copies or partial copies of the Software permitted to be made under this Agreement.


ARTICLE 6 LIMITED WARRANTIES AND INDEMNITIES

     6.1   Licensee represents, warrants and covenants:

          (i) that it has the right, power and authority to enter into this Agreement.

          (ii) that it will not permit the Software or cause the Software to be utilized other than in the Business, except as permitted pursuant to Section 2.2 herein.

     6.2    Licensor represents, warrants and covenants:

          (i) that it has the right, power and authority to enter into this Agreement and to grant the licenses contained in this Agreement, and that such grants do not conflict with any licenses or rights previously granted to Licensor or to any third party by Licensor.

          (ii) that Licensees's use of the Software will not infringe any U.S. patent or copyright, or misappropriate any trade secret.

          (iii) that, for a period of ninety (90) days after the Effective Date, when executed on the Hardware and Software Configuration described in Exhibit B attached hereto and made a part of this Agreement, the Software will perform substantially in accordance with the user documentation; provided, however, that Licensor does not warrant that use and operation of the Software will be uninterrupted or error-free, or that the functions contained in the Software shall meet Licensee's requirements. Licensee's sole and exclusive remedy for breach of this Section shall be for Licensor to correct any errors or nonconformities upon notice from Licensee.

     6.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE, LICENSOR MAKES NO WARRANTIES, EXPRESS, OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING OUT OF TRADE USAGE OR PRACTICE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

     6.4 (a) This Agreement is for the benefit of Licensee and its Affiliates and Licensor and its Affiliates only.

          (b) Licensee will indemnify Licensor and hold Licensor harmless from and against any third party claim arising from Licensee's use of the Software, except to the extent said claim results from Licensor's breach of its warranty set forth in
Section 6.2 herein. Licensor will indemnify Licensee and hold Licensee harmless from and against any breach of Licensor's representations, warranties and covenants set forth in Section
6.2 herein.

          (c) For each such indemnity, the indemnitor shall defend, indemnify and hold harmless the indemnified party, and its Affiliates, agents, employees, successors and permitted assigns, from and against all liabilities, suits, claims, losses, damages and expenses, including costs and reasonable attorney's fees, relating to or arising from the specified type of claim. This obligation shall be inapplicable if the indemnitor is not notified promptly of the legal proceeding or charge and is prejudiced by the delay in notice. In any claim or action within the scope of this Section, the indemnitor shall have the right to control the defense, retain counsel of its choice that is reasonably acceptable to it, and settle at its expense the claim or action. The indemnitee shall cooperate to the extent necessary in the defense and shall have the rights to retain separate counsel at its expense and to participate in the defense.

          (d) In the event that either party receives notice alleging that Licensee's use of the Software constitutes infringement of a copyright or U.S. patent, or misappropriation of a trade secret, Licensor at its option and expense shall (i) modify the Software so as to make it non-infringing or non-misappropriating without losing functionality or capability;
(ii) purchase for Licensee a right to use the Software; or (iii) purchase for Licensee the right to use other software of equivalent functionality and capability. In the event that none of these options is possible, Licensor shall promptly so notify Licensee, at which time Licensee, at its option and its sole risk with regard to any damages resulting from continued infringement, shall either (x) terminate this Agreement, or (y) assume the risk of continuing infringement.

ARTICLE 7    DISCLAIMERS AND LIMITATIONS OF LIABILITY

     7.1 Neither Licensor nor its Affiliates, or employees, shall be liable, even if negligent, to Licensee or any other person for any incompleteness, inaccuracy, unavailability, error or untimeliness in the Software or results obtained by using the Software, except as expressly provided in this Agreement.

     7.2 The parties acknowledge that the terms in this Agreement including the limitations on liability reflect an agreed upon allocation of risk between the parties as authorized by the Uniform Commercial Code and applicable law.

     7.3 LICENSOR SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING OUT OF LICENSEE'S USE OF THE INFORMATION PRODUCED BY THE SOFTWARE NOR FOR ANY INTERRUPTION, DELAY OR DISCONTINUATION OF USE OF THE SOFTWARE DUE TO ANY CAUSE WHATSOEVER, UNLESS IN EACH CASE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LICENSOR.

     7.4 IN NO EVENT SHALL LICENSOR OR ITS LICENSORS BE LIABLE UNDER ANY THEORY OF LIABILITY FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF BUSINESS PROFITS, AND LOSS OF BUSINESS INFORMATION, ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     7.5    LICENSOR'S LIABILITY FOR ANY AND ALL DAMAGES, WHETHER
DIRECT OR OF ANY OTHER KIND, INCLUDING ANY LIABILITY UNDER
SECTION 6.2 HEREOF, SHALL BE LIMITED TO THE CAP AND BY THE
THRESHOLD SET FORTH IN SECTION 9.7 OF THE SUBSCRIPTION AGREEMENT.


ARTICLE 8    CONFIDENTIALITY

     8.1 Neither Licensor nor Licensee shall use any material or information relating to the other party's or a third party's research, development, trade secrets and business operations and affairs that has or will come into its possession in negotiating or performing this Agreement, including, but not limited to, the Software and the terms of this Agreement, for any purpose other than for the performance of this Agreement, nor shall a party disclose such information to any person other than (i) its employee who needs to know such to perform this Agreement and has agreed to use it only for such performance and not to disclose it except to (x) another employee of the party with a similar need or (y) a third party who needs to know it to perform necessary work for a party and who has executed a suitable confidentiality agreement, and (ii) a third party who needs to know it to perform work for a party and who has executed suitable confidentiality agreement. This obligation shall not apply to material or information that (i) is or becomes publicly known through no fault of the disclosing party; (ii) is developed prior to disclosure independently by the disclosing party; (iii) is known by the disclosing party prior to its being furnished pursuant to this Agreement if the disclosing party does not have a prior duty to maintain its confidentiality; (iv) is obtained by the disclosing party from a third party who did not owe the other party a duty to preserve its confidentiality; or (v) is required to be disclosed by a court or other governmental authority provided that prompt notice shall first be given to the other party.

     8.2 Each party shall notify and inform employees having access to the other party's confidential or proprietary information of limitations, duties and obligations concerning confidentiality.

     8.3 Licensee shall adopt and enforce, with respect to persons entering its place of business, reasonable rules to prevent copies of the Software or copies of any portion of the Software from being taken improperly from such place of business, and Licensee shall ensure that any subcontractor of Licensee with access to Licensor's confidential or proprietary information agrees to be bound by the terms of this Article.

     8.4 The parties acknowledge that either party's breach of this Article would cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party shall have the right to equitable and injunctive relief to prevent any unauthorized use, copying or disclosure, and to such damages as are occasioned by such unauthorized use, copying or disclosure.

ARTICLE 9    TERM AND TERMINATION

     9.1 This Agreement shall be in force perpetually unless terminated as set forth herein

     9.2 Licensor may terminate this Agreement on ten (10) days' notice if Licensee knowingly uses, or knowingly permits any other person to use, the Software for any illegal purpose, and such person is as a result convicted of a crime.

     9.3 This Agreement may be terminated by either party if the other party commits a material breach of any provision, covenant or obligation and does not cure such breach within thirty (30) days of actual receipt of written notice thereof from the non-breaching party; provided, however, that this Agreement may not be terminated if the nature of the breach is such that it is curable but cannot reasonably be cured within such thirty (30) day period so long as the offending party, within the thirty (30) day period, commences action to cure said breach, and thereafter diligently pursues said cure.

     9.4 Upon termination for any reason, Licensee shall (i) immediately cease use of the Software and return to Licensor or destroy, at Licensee's option, all copies of the Software, any other confidential or proprietary information of Licensor in its possession at the time of termination and any documents derived from the foregoing, and (ii) deliver to Licensor a written statement certifying that Licensee has complied fully with the requirements of this Section 9.4.


ARTICLE 10    MISCELLANEOUS TERMS

     10.1 Assignability. Neither party shall assign this Agreement, except to its Affiliates, without the prior written consent of the other party.

     10.2 Governing Law. This Agreement shall be deemed to have been executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of New York. The parties hereby consent to the exclusive jurisdiction and venue of the U.S. District Court for the Southern District of New York for the purpose of any action or proceeding brought by either of them on or in connection with this Agreement or any alleged breach thereof, and in such action or proceeding hereby waive any objection they may have based on lack of personal jurisdiction, improper venue, or inconvenient forum.

     10.3 Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that in the event that any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purposes of that provision to the greatest extent possible under applicable law.

     10.4 Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

     10.5 Modification of Agreement. This Agreement may be modified or amended only by written agreement of the parties.

     10.6 Notices. If either party is required or permitted to send any notice to the other party, that notice shall be in writing and (i) hand delivered; (ii) transmitted by telex, legible telecopy or cable, with a copy sent concurrently by certified mail, postage prepaid, return receipt requested; or
(iii) delivered by prepaid overnight courier to the following address or such other addresses as the party subsequently may provide in a notice in accordance with this Section:

     If to Licensor:     ______________
                         ______________
                         ______________

     Attention:          ______________

     Telephone:          ______________
     Fax:                ______________

     With a Copy
     To:                 ______________
                         ______________
                         ______________

     Telephone:          ______________
     Fax:                ______________


     If to Licensee:     ______________
                         ______________
                         ______________

     Attention:          ______________

     Telephone:          ______________
     Fax:                ______________

     With a Copy
     To:                 ______________
                         ______________
                         ______________

     Telephone:          ______________
     Fax:                ______________


     10.7 Nonwaiver. The failure of either party to assert a right or employ a remedy shall not constitute a waiver of that right or remedy or any other right or remedy which that party may otherwise have at law or equity. No right or remedy shall be deemed waived unless expressly waived in writing.

     10.8 Relationship of the Parties. Nothing in this Agreement shall be construed as creating or altering any existing partnership, joint venture, fiduciary or agency relationship between the parties, or as authorizing either party to act as agent for the other.

     10.9 Force Majeure. Neither party shall be liable to the other party for delay in performing any of its obligations under this Agreement due to causes beyond its reasonable control, including, but not limited to, acts of God, fires, strikes not involving its employees, accidents, wars both declared and undeclared, embargoes, legal restrictions, riots, insurrections and actions of utility companies; provided, however, that the party shall give notice to the other party of any actual or anticipated delay, take diligent steps to minimize the delay and overcome its effects, and promptly resume performance when the cause of the delay is removed.

     10.10 Remedies Cumulative. Except as specifically provided in this Agreement, the rights and remedies provided in this Agreement and all other rights and remedies available to either party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy.

     10.11 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, permitted assigns and legal representatives.

     10.12 Survivability. The Sections or Articles of this Agreement captioned "Limited Warranties and Indemnities," "Disclaimers and Limitations of Liability," "Confidentiality," "Term and Termination" and "Miscellaneous Terms," shall remain in effect after the termination of this Agreement and all licenses granted hereunder, provided that indemnities shall survive only with respect to causes of action accruing prior to termination of the licenses granted hereunder.

     10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be original but all of which together shall constitute a single instrument.

     10.14 Entire Agreement. This Agreement together with its Exhibits constitutes the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all prior Agreements between the parties concerning the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.


CPI RESEARCH AND DEVELOPMENT INC.                FOX PHOTO, INC



By:  _______________________  By:  ______________________
Name:_______________________  Name:     ______________________
Title:_______________________ Title:______________________
Date:_______________________  Date:     ______________________

                          Exhibit A to Software License Agreement


                       The Software

     "Software" shall mean the following software as it may exist at any time during which this Agreement or the licenses granted hereunder is in effect.

                          Exhibit B to Software License Agreement


            Hardware and Software Configuration

     [This configuration will be set forth individually in each Agreement at the time that it is executed.]

                          Exhibit C to Software License Agreement


               SOFTWARE MAINTENANCE AGREEMENT

     1. Services to be Provided. Licensor does not represent that the Software is free from errors or defects. During the term of the Agreement, Licensor will use reasonable efforts to provide Error Correction, Updates, and Hotline Service, as those terms are defined below in this Exhibit (collectively, the "Support Service"), and Licensor shall make or cause to be made such modifications to the Software other than Error Correction and Updates as may reasonably be requested by Licensee ("Modifications").

     2.  Support Service to be Provided.

     (a) Error Correction. Licensor shall attempt to correct documented errors in the Software reported to it that cause the Software not to perform substantially in accordance with user documentation, if the manifestations of such errors can be repeated by Licensor. If a reported error causes the Software to be inoperable or if Licensee's notice to Licensor states that such error is substantial and material with respect to Licensee's use of the Software, Licensor shall, as expeditiously as possible, use its best efforts to correct such error, or to provide a software patch or bypass around such error. However, under no circumstances does Licensor warrant or represent that all errors can or will be corrected.

     (b) Updates. Licensor shall provide to Licensee updates, enhancements, modifications and improvements made by Licensor for its own use. However, Licensor shall not be obligated to make any updates, enhancements, modifications or improvements for its own use.

     (c) Hotline Service. Licensor shall provide to Licensee remote access to Licensor personnel to assist Licensee in answering routine questions with respect to use of the Software.
Licensee's access to Licensor personnel for this purpose shall include telephone access and facsimile access.

     (d) Exclusions. Licensor shall have no responsibility to correct (i) deficiencies resulting from changes to or modifications of the Software made without Licensor' consent by any person other than Licensor, (ii) failure of the Software to function, properly or at all, in connection with any hardware or system software configuration other than that shown on Exhibit B to the Software License Agreement to which this is an Exhibit; or
(iii) failure of the Software to function, properly or at all, with any other software.

     (e) Licensee Assistance. Licensor's obligations under this Software Maintenance Agreement shall be abrogated to the extent Licensee does not give Licensor (i) reasonable access to Licensee's equipment, the Software, other pertinent software, and all relevant documentation, records, data and information, and
(ii) such reasonable assistance as Licensor may request, including but not limited to sample output and other diagnostic information.

     (f) Media. Any modified program code provided under this Software Maintenance Agreement shall be provided to Licensee in machine-readable form on media specified by Licensor. Licensee shall pay the cost of any such media (including shipping charges) provided by Licensor, in addition to any other fees required to be paid under this Software Maintenance Agreement.

     3.  Maintenance Fees.

     (a) Fees for Support Service shall be payable by Licensee to Licensor in accordance with rates and fees recited in the Services Agreement between CPI and Fox (which shall continue to have effect for purposes of this provision even if said agreement terminates prior to termination of this Agreement).

     (b)  The fee for each Modification shall be on terms
(including without limitation price, timing, ownership and identification of deliverables) to be negotiated by the parties after the request for said Modification has been made.

                                                       EXHIBIT L

                       PROMISSORY NOTE

$4,000,000.00                                   _________, 1996

          FOR VALUE RECEIVED, Fox Photo, Inc. ("Fox"), a Delaware corporation, with its principal office at 1706 Washington Avenue, St. Louis, Missouri 63103, hereby promises to pay to Consumer Programs Incorporated ("Programs"), a Missouri corporation, with its principal office at 1706 Washington Avenue, St. Louis, Missouri 63010, the principal sum of Four Million Dollars ($4,000,000.00) in lawful money of the United States and in immediately available funds, together with interest thereon at the rate of seven percent (7%) per annum, on the first anniversary of the date of this Note (the "Maturity Date").

          Events of Default.

          (a) The following events shall constitute events of default under this Note:

               (i) Fox fails to make any payment of principal when due or fails to make any payment of interest within fifteen days of the Maturity Date;

               (ii) Fox makes an assignment for the benefit of creditors, commences (as the debtor) any case in bankruptcy under Title 11 of the United States Code ("Bankruptcy"), commences (as the debtor) any proceeding under any other insolvency or receivership law or files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against Fox in any proceeding under any such law or any corporate action is taken for the purpose of effecting any of the foregoing;

               (iii) A case in Bankruptcy or any proceeding under any insolvency or receivership law is commenced against Fox (as the debtor in such case or proceeding) and a court having jurisdiction in the premises enters an order for relief against such debtor in such case or proceeding, or such case or proceeding is consented to by Fox or remains undismissed for 90 days, or Fox consents to or admits the material allegations against it in any case or proceeding; or

               (iv) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of Fox for the purpose of enforcing a lien against such property for the benefit of creditors.

          (b) Upon the occurrence of any event of default specified in subsection (i) above, all amounts owing hereunder shall at Program's option become due and payable without notice, presentation or demand of any kind, all of which are hereby waived. Upon the occurrence of any of the events of default specified in subsections (ii), (iii) or (iv) above, all amounts owing hereunder shall immediately and without further action by Programs become due and payable without notice, presentation or demand of any kind, all of which are hereby waived.

          (c) No failure or delay on the part of Programs in the exercise of any power or right in this Note and no course of dealing between Fox and Programs shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect Programs' rights with respect to any and all other rights and powers.

          (d) The rights, powers and remedies expressly provided in this Note are cumulative and not exclusive of any rights, powers or remedies which Programs may otherwise have. No notice to or demand on Fox in any circumstance shall entitle Fox to a notice or demand in similar or other circumstances or constitute a waiver of Programs' rights in any circumstances without notice or demand.

          Miscellaneous.

          (a) This Note may be prepaid, in whole or in part, at any time without penalty. Each prepayment of principal shall be accompanied by accrued and unpaid interest to the date of prepayment on the principal amount of this Note being prepaid.

          (b) Fox waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

          (c) The provisions of this Note shall inure to the benefit of and extend to Programs or any holder hereof or any assigns of Programs and be binding upon any successors of Fox.

          (d) Any notice given pursuant to this Note shall be in writing and shall be deemed to have been given when delivered by hand or deposited for certified mail delivery in the United States mail with postage prepaid or recognized overnight delivery service and addressed to the party for whom it is intended at the address for such party set forth above or at such other address as to which the parties may from time to time notify each other in like manner.

          (e) This Note shall be governed by and construed under the laws of the State of New York, without reference to and regardless of the application of any of its principles of conflicts of laws.

          (f) In the event this Note is placed in the hands of an attorney for the collection hereof as a result of an event of default hereunder, Fox agrees to pay all reasonable costs of collection, including reasonable attorneys' fees.

          (g) Neither this Note nor any terms hereof may be changed or waived unless such change or waiver is in a writing signed by Fox and Programs.


          IN WITNESS WHEREOF, Fox has caused this Note to be issued as of the date first above written.

                                   FOX PHOTO, INC.


                                   By:    _____________________
                                   Name:  _____________________
                                   Title: _____________________

                                                    EXHIBIT M

          Form of Opinion of General Counsel to CPI

                                   Closing Date

Eastman Kodak Company
343 State Street
Rochester, New York  14650

Ladies and Gentlemen:

          I am General Counsel to CPI Corp. ("CParent"), and in such capacity I have acted as counsel to certain subsidiaries and certain affiliates of CParent listed on Annex I hereto (the "Subsidiaries") in connection with the Subscription Agreement (the "Subscription Agreement") dated August 8, 1996 among CParent, Holding, Fox and Eastman Kodak Company ("Kodak"), and the Stockholders' Agreement (the "Stockholders' Agreement"), dated today, among CParent, Holding, Fox and Kodak. I have also acted as counsel to CParent, Fox and Consumer Programs Incorporated ("Programs") in connection with certain "Collateral Documents" (as such term is defined in the Subscription Agreement) to which any of them is a party. This opinion is the opinion required by Section 7.1.16 of the Subscription Agreement. Capitalized terms used in this opinion and not otherwise defined shall have the meaning ascribed thereto in the Subscription Agreement.

           [Customary introductory language][Customary qualifying language providing no less coverage than the opinion in Exhibit N]

[Opinions]

          1. Fox and each of the Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing can be cured without material expense and will not result in a Material Adverse Effect on Fox and the Subsidiaries taken as a whole.

          2. The Services Agreement - Programs, the Services Agreement-Kodak, the CPI Trademark License Agreement, the Employment Agreement and the Consulting Agreement are valid and binding obligations each of Holding, Fox and Programs who is a party thereto, enforceable against each of them in accordance with their terms.

          3. The execution, delivery and performance of the Subscription Agreement and the Stockholders' Agreement by CParent, Holding and Fox, the execution, delivery and performance by CParent, Holding, Fox and Programs of the Collateral Documents to which each such entity is a party, and the consummation of the transactions contemplated thereby, do not constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease, or mortgage of which I have knowledge to which CParent, Holding, Fox, Programs, Properties or the Subsidiaries is a party or by which CParent, Holding, Fox or the Subsidiaries or any of their assets is bound, or violate any provision of any order of any court of which I have knowledge, any law, rule, regulation, permit, or license to which CParent, Holding, Fox or the Subsidiaries is subject, except for (i) requirements for consents of Persons specified in Schedule 3.4 to the Subscription Agreement and
(ii) breaches, defaults or accelerations of agreements, contracts, indentures, leases or mortgages which, individually or in the aggregate, would not have a Material Adverse Effect on the Business.

          4. No permit, consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other Person on the part of any of CParent, Holding, Fox or any of the Subsidiaries is required in connection with the execution or delivery by CParent, Holding and Fox of the Subscription Agreement or the Stockholders' Agreement or the Collateral Documents to which CParent or Fox is a party or the consummation of the transactions contemplated thereby other than those that have previously been obtained and those specified in Schedule 3.4 to the Subscription Agreement and other than such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of CParent, Holding and Fox to consummate the transactions contemplated by the Subscription Agreement or have a Material Adverse Effect on the Business as it will be conducted immediately following the Closing Date.

          5. At the Closing, the Purchased Stock will be free and clear of all liens and encumbrances and will not be subject to any restrictions on transfer except as set forth in the Stockholders' Agreement and as may be imposed under applicable federal and state securities laws.

          6. To my knowledge, there are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or similar rights relating to the Common Stock.

There are no other classes or series of capital stock or other equity interest of Fox authorized or, to my knowledge, issued or outstanding.

          7. Except as set forth in Schedule 3.15 of the Disclosure Letter to the Subscription Agreement, there are no actions, suits, proceedings, orders, grievance procedures, investigations or claims pending by or against or, to my knowledge, threatened against Fox or the Subsidiaries or the Business, or affecting any of their or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality where the amount claimed or in dispute is greater than $5,000 individually or $50,000 in the aggregate; and none of Fox, the Subsidiaries nor the Business are subject to, or in default of, any outstanding order, writ, injunction, judgment or decree of any court or governmental or regulatory authority of which I am aware and no proceeding is pending or, to my knowledge, threatened against CParent, Holding, Fox, Programs or Properties, or any of the Subsidiaries before any court or governmental agency which seeks to restrain or prohibit the execution or delivery by CParent, Holding or Fox or any Subsidiary or to obtain damages or other relief in connection with the Subscription Agreement, the Stockholders' Agreement or the Collateral Documents to which CParent, Holding or Fox is a party or the consummation of the transactions contemplated thereby, and no investigation that might result in any such suit, action or proceeding is, to my knowledge, pending or threatened.

[Customary qualifying language providing no less coverage than the opinion in Exhibit N]

                         Very truly yours,

   Form of Opinion of Counsel to CPI, Fox and Subsidiaries

                                   Closing Date

Eastman Kodak Company
343 State Street
Rochester, New York  14650

Ladies and Gentlemen:

          [Customary introductory language]

          1.   Each of CParent, Holding and Fox is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

          2. The Subsidiaries have been duly organized and are validly existing and in good standing in the jurisdiction
of their organization.   Each of the Subsidiaries has all
requisite corporate or partnership, as the case may be, power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

          3. The Board of Directors of CParent, Holding and Fox have each duly authorized the execution and delivery of the Subscription Agreement, the Stockholders' Agreement, and each of the Collateral Documents to which such corporation is a party, and the performance of the transactions contemplated thereby. No approval of the stockholders of CParent or Holding is required with respect to the consummation of the transactions contemplated by such agreements, either singly or in light of other transactions undertaken or contemplated by
CParent or Holding.     The Subscription Agreement (except for
Section 5.12(c) thereof, with respect to which no opinion is expressed), the Stockholders' Agreement (except for Section 12 thereof with respect to which no opinion is expressed) , and each of the following documents to which such corporation is a party are valid and binding obligations of CParent, Holding, Programs and Fox, enforceable against each of them in accordance with their terms: the CPI Corp. Supply Agreement, the Fox Supply Agreement (except for the second sentence of Section 3 thereof, with respect to which no opinion is expressed) and the Working Capital Note.

          4. The execution, delivery and performance of the Subscription Agreement and the Stockholders' Agreement by CParent, Holding and Fox, the execution, delivery and performance by CParent and Fox of the Collateral Documents to which CParent or Fox is a party, and the consummation of the transactions contemplated hereby and thereby, do not contravene any provision of the Certificate of Incorporation or By-laws of CParent, Holding or Fox.

          5. The Purchased Stock is duly authorized and, when paid for as provided in the Subscription Agreement, will be
duly and validly issued, fully paid and nonassessable.   The
offer and sales of the Purchased Stock is exempt from the registration requirements of the Securities Act of 1933, as amended.

          6. Fox's total authorized capital stock consists of 2,041 shares of Common Stock. To our knowledge, immediately prior to the Closing Date, 1,000 shares of the Common Stock were outstanding and validly issued, all of which are owned by Holding, free and clear of all liens and encumbrances. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

          7. The prepayment of the Dividend Note was duly authorized by Fox and the additional capital contribution to Fox of the Dividend Note by Holding to the extent that the principal and accrued and unpaid interest thereon exceed the Consideration was duly authorized by Holding.




Customary qualifying language providing no less coverage than the opinion in Exhibit N.]


                         Very truly yours,

                                                EXHIBIT N

      Form of Opinion of Inside General Counsel to Kodak

                                   Closing Date

CPI Corp.
1706 Washington Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

          As the General Counsel of Eastman Kodak Company ("Kodak"), a New Jersey corporation, I am familiar with the actions taken by Kodak in connection with the Subscription Agreement (the "Subscription Agreement") dated August 8, 1996 among CPI Corp. ("CParent"), Consumer Programs Holding, Inc. ("Holding"), Fox Photo, Inc. ("Fox") and Kodak and the Stockholders' Agreement (the "Stockholders' Agreement"), dated today, among CParent, Holding, Fox and Kodak and certain other "Collateral Documents" (as such term is defined in the Subscription Agreement) to which Kodak is a party. This opinion is the opinion required by Section 7.2.9 of the Subscription Agreement. Capitalized terms used in this opinion and not otherwise defined shall have the meaning ascribed thereto in the Subscription Agreement.

          In connection with this opinion, I have examined the Subscription Agreement and the Stockholders' Agreement, each of the other Collateral Documents to which Kodak is a party, the Restated Certificate of Incorporation and By-Laws of Kodak, and the minutes of certain meetings of the Board of Directors of Kodak or committees thereof. I have also made such examinations of certificates of public officials and such other documents, instruments and agreements as I have deemed necessary in order to express the opinions set forth herein.

          Based upon the foregoing and subject to the limitations and qualifications set forth below, I am of the opinion that:

          1. Kodak is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own or operate the properties and assets now owned and operated by it and to enter into the Subscription Agreement, the Stockholders' Agreement and the other Collateral Documents to which it is a party and to perform its obligations thereunder.

          2. The Board of Directors of Kodak has duly authorized the execution and delivery of the Subscription

Agreement and the Stockholders' Agreement, and the performance
of the transactions contemplated thereby.   No approval of the
stockholders of Kodak is required with respect to the consummation of the transactions contemplated by the Subscription Agreement. The Subscription Agreement, the Stockholders' Agreement, the CPI Corp. Supply Agreement, the Fox Supply Agreement and each of the other Collateral Documents to which Kodak is a party are valid and binding obligations of Kodak, enforceable against Kodak in accordance with their terms.

          3. The execution, delivery and performance of the Subscription Agreement and the Stockholders' Agreement, the CPI Corp. Supply Agreement, the Fox Supply Agreement and the Collateral Documents to which Kodak is a party, and the consummation of the transactions contemplated thereby, do not contravene any provision of the Restated Certificate of Incorporation or By-Laws of Kodak; or constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease, or mortgage to which Kodak is a party or by which Kodak or its assets is bound, or violate any provision of law, rule, regulation, order, permit, or license to which Kodak is subject, where any such breaches, defaults or accelerations or violations would have a Material Adverse Effect on Kodak.

          4. No permit, consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other Person on the part of Kodak is required in connection with the execution or delivery by Kodak of the Subscription Agreement or the Stockholders' Agreement or the consummation of the transactions contemplated thereby other than those which have previously been obtained and the filing and consent under the HSR Act described in
Section 6.1 of the Subscription Agreement and other than such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of Kodak to consummate the transactions contemplated thereby or have a Material Adverse Effect on the Business.

          5. No proceeding is pending or, to my knowledge, threatened against Kodak before any court or governmental agency which seeks to restrain or prohibit the execution or delivery by Kodak of the Subscription Agreement, the Stockholders' Agreement, the CPI Corp. Supply Agreement, the Fox Supply Agreement or the Collateral Documents to which Kodak is a party or the consummation of the transactions contemplated thereby, and no investigation that might result in any such suit, action or proceeding is, to my knowledge, pending or threatened.

          The opinions set forth herein are subject to the following limitations and qualifications:

          (i) The enforceability of any obligation of Kodak may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, marshalling or other laws affecting the enforcement of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights) and the application of equitable principles, including but not limited to, specific performance and injunctive relief (regardless of whether any of the foregoing remedies are sought to be enforced in a proceeding in equity or at law). With respect to the opinion in the third sentence of paragraph 2 of this letter, I express no opinion as to the CPI Software Agreement, Section 5.12(c) of the Subscription Agreement, Section 12.1 of the Stockholders' Agreement, and the second sentence of Section 3 of the Fox Supply Agreement

          (ii) I express no opinion as to the effect of other agreements or understandings among the parties, written or oral, or any usage of trade or course of prior dealing among the parties or whether, in either case, any of the foregoing would define, supplement or qualify any of the terms of the Collateral Agreements to which Kodak is a party.

          (iii) I have assumed the genuineness of all signatures by parties other than Kodak, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all such latter documents.

          (iv) I have assumed the due execution and delivery of the Subscription Agreement and the Stockholders' Agreement by CParent, Holding and Fox and of the Collateral Documents to which each is a party by CParent, Holding and Fox and that such documents are binding and enforceable obligations of CParent, Holding and Fox respectively.

          (v) I have relied (to the extent I have no actual knowledge to the contrary), without investigation, as to matters of fact upon certificates furnished by governmental officials.

          (vi) I am qualified to practice law in the State of New York and have not made a special examination of any law other than laws of the State of New York, the Business Corporation Act of the State of New Jersey and the federal law of the United States. Accordingly, in connection with rendering this opinion, I express no opinion as to the laws of any state, or as to any matters subject to such laws, other than the laws of the State of New York and the New Jersey Business Corporation Act and the federal law of the United States.

          This opinion letter is rendered solely to you and is solely for your benefit in connection with the transactions covered hereby. This opinion letter may not be distributed to or relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation, other than your legal counsel, for any purpose, without my express prior written consent.


                         Very truly yours,